Exhibit 10.4

Deal Published CUSIP Number: 64788XAA9

Revolver Published CUSIP Number: 64788XAB7

Term Loan Published CUSIP NUMBER: 64788XAC5

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of October 6, 2016

by and among

PARKWAY OPERATING PARTNERSHIP LP,

as Borrower,

PARKWAY, INC.,

as Parent,

THE FINANCIAL INSTITUTIONS PARTY HERETO

AND THEIR ASSIGNEES UNDER SECTION 13.5.,

as Lenders,

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A., CITIZENS BANK, NATIONAL ASSOCIATION. and

KEYBANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers

and

WELLS FARGO SECURITIES, LLC,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

Joint Bookrunners

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SCHEDULE I	Commitments
SCHEDULE 1.1.	List of Loan Parties
SCHEDULE 4.1.	Initial Borrowing Base Properties
SCHEDULE 6.1.	Borrowing Base Property Diligence; Additional Borrowing Base Property
Closing Deliverables
SCHEDULE 7.1.(b)	Ownership Structure
SCHEDULE 7.1.(f)	Properties
SCHEDULE 7.1.(g)	Existing Indebtedness and Existing Liens
SCHEDULE 7.1.(h)	Material Contracts
SCHEDULE 7.1.(i)	Litigation
SCHEDULE 7.1.(k)	Undisclosed Material Liabilities
SCHEDULE 7.1.(r)	Affiliate Transactions
SCHEDULE 7.1.(bb)(vi)	Flood Zone Properties
SCHEDULE 7.1.(bb)(viii)	Tenant Leases
SCHEDULE 7.1.(bb)(x)	Leasing Agreements
SCHEDULE 7.1(.bb)(xi)	Off-Site Parking Agreements
SCHEDULE 7.1.(bb)(xii)	Management Agreements
SCHEDULE 8.16.	Post-Closing Covenants

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Disbursement Instruction Agreement
EXHIBIT C	Form of Guaranty
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	Form of Notice of Revolving Borrowing
EXHIBIT G	[Reserved]
EXHIBIT H	Form of Notice of Term Loan Borrowing
EXHIBIT I	Form of Term Note
EXHIBIT J	Form of Revolving Note
EXHIBIT K	[Reserved]
EXHIBITS L	Forms of U.S. Tax Compliance Certificates
EXHIBIT M	Form of Compliance Certificate
EXHIBIT N	Form of Maximum Loan Availability Certificate
EXHIBIT O	Form of Equity Pledge Agreement
EXHIBIT P	Form of Perfection Certificate

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THIS CREDIT AGREEMENT (this “Agreement” or this “Credit Agreement”) dated as of October 6, 2016 by and among PARKWAY OPERATING PARTNERSHIP LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), PARKWAY, INC., a corporation incorporated under the laws of the State of Maryland (the “Parent”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.5. (the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”), JPMORGAN CHASE BANK, N.A., CITIZENS BANK, NATIONAL ASSOCIATION and KEYBANK NATIONAL ASSOCIATION as Co-Documentation Agents (the “Co-Documentation Agents”).

WHEREAS, the Administrative Agent, the Issuing Banks and the Lenders desire to make available to the Borrower a credit facility in the initial amount of $450,000,000, which will include a $350,000,000 term loan facility and a $100,000,000 revolving credit facility with a $15,000,000 letter of credit subfacility, on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. Definitions

Section 1.1 Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1.(b).

“Adjusted Borrowing Base NOI” means an amount equal to (a) the aggregate NOI from Approved Leases of Borrowing Base Properties for the most recently completed two full fiscal quarters multiplied by 2, minus (b) the Reserves for Replacements for all such Borrowing Base Properties as of the end of such period, minus (c) pre-paid rents and revenues, rents and revenues from leases in default or greater than 90 days past due, leases whereby a tenant is subject to insolvency or bankruptcy proceedings and leases within 6 months of the initial lease maturity or earliest termination date whereby a lease extension notice has not been provided, lease termination fees and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent. To the extent that a Borrowing Base Property (other than the Initial Properties) has not been owned (or otherwise eligible for inclusion as a Borrowing Base Property) for the past full two fiscal quarters, the NOI from that Property will be annualized.

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for such period minus (b) Reserves for Replacements.

“Adjusted Total Asset Value” means Total Asset Value determined exclusive of assets that are owned by (a) Excluded Subsidiaries or (b) Unconsolidated Affiliates.

“Administrative Agent” means Bank of America, N.A. as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.6.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Lender” has the meaning given that term in Section 5.5.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Aggregate Outstanding Balance” means, at any time, the sum of (a) the aggregate Revolving Credit Exposure of all Lenders at such time plus (b) the aggregate outstanding principal amount of all Term Loans at such time.

“Agreement Date” means the date as of which this Agreement is dated.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Loan Party” has the meaning given that term in Section 7.1.(bb)(viii).

“Applicable Margin” means, with respect to a particular Class and Type of Loans, the Applicable Margins applicable from time to time shall be based on the rate per annum set forth in the applicable column below corresponding to the Level in the first column of the table immediately below in which the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. falls:

Level	Leverage Ratio	Applicable Margin for Revolving Loans that are Base Rate Loans	Applicable Margin for Revolving Loans that are LIBOR Loans	Applicable Margin for Term Loans that are Base Rate Loans	Applicable Margin for Term Loans that are LIBOR Loans
1	Less than 0.40 to 1.00	1.60%	2.60%	1.50%	2.50%
2	Greater than or equal to 0.40 to 1.00 but less than 0.50 to 1.00	2.10%	3.10%	2.00%	3.00%
3	Greater than or equal to 0.50 to 1.00	2.60%	3.60%	2.50%	3.50%

Any adjustment to the Applicable Margins shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3., the Applicable Margins shall equal the applicable percentages corresponding to Level 3 until the earlier of (i) the fifth Business Day after the Compliance Certificate required to be delivered pursuant to Section 9.3. is actually received by the Administrative Agent and (ii) the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Applicable Margins for each Class of Loans as set forth above, the Applicable Margins shall be determined based on Level 2. Thereafter such Applicable Margins shall be adjusted from time to time as set forth in this definition.

(a)    The provisions of this definition shall be subject to Section 2.5.(c).

(b)    The level (each, a “Level”) of the Applicable Margin shall be the number set forth in the first column of the table in clause (a) above.

“Appraisal” means, with respect to any Property, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent and the Initial Lenders as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under Applicable Law governing the Administrative Agent and the Lenders, including without limitation, FIRREA, and determining both the “as is” market value of such Property as between a willing buyer and a willing seller and the “stabilized value” of such Property.

“Appraised Value” means, with respect to any Property, the “as is” market value of such Property as reflected in the most recent Appraisal of such Property as the same may have been approved in writing by the Administrative Agent and the Initial Lenders (such approval not to be unreasonably withheld or delayed, which approval shall be based upon their respective internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Administrative Agent and the Initial Lenders, in the exercise of their respective good faith business judgment, in determining the value of similar real estate Properties, which review shall be conducted prior to acceptance of such Appraisal by the Administrative Agent).

“Approved Fund” means any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Approved Lease” means a Tenant Lease affecting any Borrowing Base Property that is (a) approved or deemed approved prior to the Effective Date (provided that, Tenant Leases existing as of the Effective Date shall be deemed to be approved) or otherwise approved in connection with the addition of a new Borrowing Base Property following the Effective Date, or (b) executed following the Effective Date that is approved by the Initial Lenders (such consent not to be unreasonably withheld or delayed) as to: (i) form and content, (ii) creditworthiness of tenant, and (iii) economic terms, which, unless otherwise approved by the Initial Lenders, generally shall not be materially less favorable than pro forma lease terms set forth in the most recent Appraisal approved by the Administrative Agent and the Initial Lenders with respect to such Borrowing Base Property (including, but not limited to, term, net effective rent, expense recovery and tenant improvement/concession package); provided that, any Tenant Lease executed after the Effective Date that is not a Major Tenant Lease, but is issued on the Borrower’s standard form of lease without modification that is adverse to the Lenders in any material respect, shall be deemed to be approved. An Approved Lease shall cease to be an Approved Lease if the requirements applicable thereto pursuant to Section 4.4. or 4.5. shall in any event fail to be satisfied. In the event an Approved Lease ceases to be an Approved Lease, then the Adjusted Borrowing Base NOI will be re-calculated without the income from such lease.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5.), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning given that term in Section 2.3.(b).

“Availability” has the meaning given that term in Section 10.1.(i).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Bank of America” means Bank of America, N.A., and its successors and assigns.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan or Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.5.(c).

“Borrowing Base Property” means an Eligible Property that the Administrative Agent and the Lenders have agreed to include in calculations of the Maximum Loan Availability Criteria pursuant to Section 4.1; provided that, without limiting the inclusion of City West Place Building II as a Borrowing Base Property, City West Place Building I shall not constitute a Borrowing Base Property unless and until such time as such Property shall be an Eligible Property and have an Occupancy Rate of 75% or greater. A Property shall be excluded from determinations of the Maximum Loan Availability Criteria if (a) at any time such Property shall cease to be an Eligible Property or (b) the Administrative Agent shall cease to hold a valid and perfected first priority Lien in such Property.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capitalization Rate” means 8.00%.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks or the Revolving Lenders, as collateral for Letter of Credit Liabilities or obligations of Revolving Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and such applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date of determination; (b) certificates of deposit with maturities of not more than one year from the date of determination issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date of determination; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“City West Place Building I” has the meaning given that term in Schedule 4.1.

“City West Place Building II” has the meaning given that term in Schedule 4.1.

“Class” means (a) when used with respect to a Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment, (b) when used with respect to a Loan, refers to whether such Loan is a Revolving Loan or a Term Loan and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Clinic” has the meaning given that term in the definition of “Transactions”.

“Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document, Specified Derivatives Contract or Specified Cash Management Agreement to which it is a party, and includes, without limitation, all “Property,” “Leases,” “Rents” and “Collateral” under and as defined in any Security Deed, all “Management Agreements” as defined in any Property Management Contract Assignment, and all other property subject to a Lien created by a Security Document.

“Commitment” means a Revolving Commitment or a Term Loan Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Construction-in-Process” means the Total Budgeted Costs of Properties under development, acquired, or to be acquired, pursuant to purchase agreements or being developed by third parties under a loan that the Parent or its Subsidiaries have guaranteed or otherwise have liability. Projects will no longer be considered under development upon the sooner of (a) achievement of 80% occupancy or (b) 12 months after completion (other than tenant improvements on unoccupied space). In addition, upon written notice to the Administrative Agent, the Borrower may elect that a Property that otherwise qualifies as Construction-in-Process shall no longer be considered to be Construction-in-Process.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Cousins Houston” means that portion of the Contributed Entities owned by Clinic prior to the consummation of the Transactions.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, (c) the Continuation of a LIBOR Loan and (d) the issuance of a Letter of Credit or the amendment of a Letter of Credit that extends the maturity, or increases the Stated Amount, of such Letter of Credit.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9.(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including, with respect to a Revolving Lender, in respect of its participation in Letters of Credit) within 2 Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9.(f)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any thereof).

“Designated Jurisdiction” means any country, region or territory to the extent that such country or territory itself is the subject or target of any Sanction.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit B to be executed and delivered by the Borrower pursuant to Section 6.1.(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to a Person for any period and without duplication: (a) net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including without limitation, gains and losses from the sale of operating Properties; and (v) equity in net income (loss) of its Unconsolidated Affiliates; plus (b) such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805. For purposes of this definition, nonrecurring items shall be deemed to include (w) gains and losses on early extinguishment of Indebtedness, (x) non-cash severance and other non-cash restructuring charges, (y) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP and (z) lease termination fees.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Parent’s Affiliates or Subsidiaries, (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or any of its Subsidiaries, or (iii) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

“Eligible Property” means a Property which satisfies all of the following requirements as confirmed by the Administrative Agent and the Initial Lenders: (a) such Property is fully developed primarily as an office Property; (b) such Property is 100% owned in fee simple, or leased under a Ground Lease, by the Borrower or a Guarantor; (c) regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Parent, the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property (and in each case, such right shall not be considered impaired, restricted or otherwise affected by the existence of certain Negative Pledges permitted under Sections 10.2.(b)(i) and (ii)); (d) neither such Property, nor any interest of the Borrower, any Subsidiary or any Unconsolidated Affiliate therein (and if such Property is owned by a Subsidiary or Unconsolidated Affiliate, none of the Borrower’s direct or indirect ownership interests in such Subsidiary or Unconsolidated Affiliate) is subject to (i) any Lien other than Permitted Liens of the types described in clauses (a) through (f) and (h) of the definition of “Permitted Lien” or (ii) any Negative Pledge other than Negative Pledges permitted under Sections 10.2.(b)(i) and (ii); (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; (f) if (i) such Property is leased by the Borrower or a Guarantor pursuant to a Ground Lease, (ii) the lessor’s interest in such Property is subject to a mortgage and (iii) such Ground Lease is subordinate to such mortgage, then the mortgagee shall have executed a customary non-disturbance agreement with respect to the rights of the Borrower or Guarantor under the Ground Lease and (g) such property is located in a state of the United States of America or the District of Columbia; provided, that as of the Effective Date, each Property constituting a Borrowing Base Property (other than City West Place Building II) shall have an Occupancy Rate of 75% or greater.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, transport, treatment, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“Equity Pledge Agreement” means the Equity Pledge Agreement executed and delivered pursuant to Section 6.1. and substantially in the form of Exhibit O (or a joinder thereto).

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Parent, the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means (a) for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBO”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBO, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and (c) if the LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Subsidiary” means any Subsidiary (a) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary (other than Indebtedness hereunder) and (b) that is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6.) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10., amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10.(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Excluded TRS Subsidiary” means any Subsidiary that is a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Internal Revenue Code) that has assets (including any Equity Interests in any direct or indirect Subsidiaries (including any Material Subsidiary) with a Fair Market Value of less than $10,000,000.

“Extended Letter of Credit” has the meaning given that term in Section 2.3.(b).

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain fee letter dated as of April 28, 2016, by and among the Borrower, the Joint Lead Arrangers, Bank of America and Wells Fargo.

“Fees” means the fees and commissions provided for or referred to in Section 3.5. and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.

“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

“Fixed Charges” means, with respect to a Person and for a given period: (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period. The Parent’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included in the calculation of “Fixed Charges”.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, with respect to any Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis, reduced by Preferred Dividends paid during such period, but excluding (i) gains (or losses) from the early extinguishment or restructuring of Indebtedness or the sales of property, (ii) non-recurring impairment charges, (iii) non-cash charges resulting from the redemption of Preferred Equity Interests and (iv) gains and losses resulting from extraordinary or nonrecurring transactions, plus (b) depreciation with respect to such Person’s real property assets and amortization (other than amortization of deferred financing costs), and after adjustments for consolidated affiliates and Unconsolidated Affiliates. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds from Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc. (the “White Paper”), but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date; provided, however, to the extent that the White Paper is inconsistent with the first sentence of this definition, the first sentence of this definition shall control.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease containing terms and conditions (either in the Ground Lease or in a separate agreement executed by the owner of the property subject to the Ground Lease) customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the Effective Date, or in the event that such remaining term is less than 40 years, such ground lease either (i) contains an unconditional end-of-term purchase option in favor of the lessee for consideration that is de minimus or (ii) provides that the lessee’s leasehold interest therein automatically becomes a fee-owned interest at the end of the term; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights. Notwithstanding the foregoing, in the case of a surface parking lot or structure ancillary to a Property subject to a ground lease, the requirements of this definition shall not be required to be satisfied with respect to such surface parking lot or structure if the rights associated therewith are not material to the profitable operation of such Property.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation) and any Specified Cash Management Agreement.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include the Parent, all owners of Borrowing Base Properties and any Subsidiary of the Parent that owns, directly or indirectly, the Equity Interests of any owner of Borrowing Base Properties and any other existing and future Material Subsidiary (other than an Excluded Subsidiary or an Excluded TRS Subsidiary).

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1. or 8.14. and substantially in the form of Exhibit C (or a joinder thereto).

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (including trade debt incurred in the ordinary course of business) and all accrued expenses; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) accounts payable and accruals, the aggregate amount of which is greater than 2.5% of Total Asset Value (calculated without taking into account any accounts payable or accruals) as of any date of determination; (d) Capitalized Lease Obligations of such Person (including obligations with respect to Ground Leases to the extent such obligations are required to be reported as liabilities under GAAP); (e) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (f) all Off-Balance Sheet Obligations of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (i) net obligations under any Derivatives Contract not entered into as a hedge against interest rate risk in respect of existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof at such time (but in no event less than zero); (j) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability); (k) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation and (l) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. Indebtedness of a Person shall include Indebtedness of any other Person to the extent such Indebtedness is recourse to such first Person. All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the calculation of Indebtedness shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Initial Lenders” means each of Bank of America, Wells Fargo and JPMorgan.

“Intellectual Property” has the meaning given that term in Section 7.1.(s).

“Interest Expense” means, with respect to a Person and for any period, without duplication, total interest expense of such Person, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period. The Parent’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included in the calculation of “Interest Expense”.

“Interest Period” means as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or Converted to or Continued as a LIBOR Loan and ending 7 days thereafter (only if such period is available to all Lenders of the Class of the applicable LIBOR Loan) or on the date one, two, three or six months thereafter (in each case, subject to availability), as selected by the Borrower; provided that: (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (iii) no Interest Period shall extend beyond the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in any Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Bank of America, Wells Fargo and JPMorgan, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.3.

“Joint Lead Arrangers” means each of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and JPMorgan, and shall include each Joint Lead Arranger’s successors and permitted assigns.

“JPMorgan” means JPMorgan Chase Bank, N.A., and its successors and assigns.

“L/C Commitment Amount” has the meaning given to that term in Section 2.3.(a).

“L/C Disbursement” has the meaning given to that term in Section 3.9.(b).

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider or Specified Cash Management Bank.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks, the Specified Derivatives Providers, the Specified Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5., any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.3.(a).

“Letter of Credit Collateral Account” means a special deposit account established in the Borrower’s name and with the Borrower’s tax identification number and otherwise acceptable to the Administrative Agent, maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders, and under the sole dominion and control of the Administrative Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Revolving Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.3. in the related Letter of Credit, and the Lender then acting as the Issuing Bank for any Letter of Credit shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in such Letter of Credit after giving effect to the acquisition by the Revolving Lenders (other than the Lender then acting as the Issuing Bank in respect of such Letter of Credit) of their participation interests under such Section. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Level” has the meaning given that term in clause (e) of the definition of the term “Applicable Margin.”

“Leverage Ratio” means the ratio of (i) Total Indebtedness to (ii) Total Asset Value.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means a Revolving Loan or Term Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien.

“Loan” means a Revolving Loan or a Term Loan, as the context may require.

“Loan Document” means this Agreement, the Guaranty, each Note, each Letter of Credit Document, each Security Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter, any Specified Derivatives Contract and any Specified Cash Management Agreement).

“Loan Party” means each of the Parent, the Borrower, each other Person who guarantees all or a portion of the Obligations and/or who pledges any Collateral to secure all or a portion of the Obligations. Schedule 1.1. sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

“Major Tenant Lease” means any Tenant Lease demising 50,000 or more rentable square feet in any Borrowing Base Property.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in the case of each of clauses (a) through (c), on or prior to the Termination Date.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Parent, the Borrower and its Subsidiaries taken as a whole, (b) the ability of (i) the Parent to perform its obligations under any Loan Document to which it is a party, (ii) the Borrower to perform its obligations under any Loan Document to which it is a party or (iii) any other Loan Party to perform its respective obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents, (e) the value of the Collateral taken as a whole, or (f) the ability of the Loan Parties, taken as a whole, to effect timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“Material Contract” means any contract or other arrangement (other than Loan Documents, Specified Derivatives Contracts, Specified Cash Management Agreements or any other agreement relating to Indebtedness), whether written or oral, to which the Parent, the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary of the Parent having assets (including any Equity Interests in any direct or indirect Subsidiaries (including any Material Subsidiary) with a Fair Market Value greater than or equal to $5,000,000.

“Maximum Loan Availability Criteria” means, on the Effective Date and all times thereafter (i) the Aggregate Outstanding Balance shall be less than or equal to 50% of the aggregate as-is Appraised Value of all Borrowing Base Properties and (ii) the Adjusted Borrowing Base NOI shall be in an amount sufficient to produce (x) from the Effective Date to and including October 6, 2017, a Minimum Implied Debt Service Coverage Ratio for the Borrowing Base Properties of not less than 1.85 to 1.00 and (y) thereafter, a Minimum Implied Debt Service Coverage Ratio for the Borrowing Base Properties of not less than 2.00 to 1.00. With respect to a Property owned by a Subsidiary that is not a Wholly Owned Subsidiary, only the Parent’s Ownership Share of the Appraised Value of such Property or NOI of such Property shall be used when determining the Maximum Loan Availability Criteria.

“Maximum Loan Availability Certificate” means a report in substantially the form of Exhibit N, certified by any Responsible Officer of the Borrower, setting forth in the calculations required to establish the Appraised Value for each Borrowing Base Property, the Minimum Implied Debt Service Coverage Ratio for the Borrowing Base Properties and the Maximum Loan Availability Criteria as of a specified date, all in form and detail reasonably satisfactory to the Administrative Agent.

“Merger Agreement” has the meaning given that term in the definition of “Transactions”.

“Merger Agreement Representations” means the representations and warranties made by or on behalf of the Merger Contributors or any of their Subsidiaries or Affiliates or, with respect to the Parent, the Borrower, the Contributed Entities, their respective Subsidiaries or their respective businesses in the Merger Agreement that are material to the interests of the Administrative Agent and the Lenders, but only to the extent that any Merger Contributor or any of their respective Affiliates or Subsidiaries have the right to terminate their obligations under the Merger Agreement or otherwise decline to close the Merger as a result of a breach of any such representations or any such representations not being accurate (in each case, determined without regard to any notice requirement).

“Minimum Implied Debt Service Ratio” means, as of any date of determination, the ratio of (a) the Adjusted Borrowing Base NOI to (b) Total Debt Service as of such date of determination.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Parent, the Borrower or another Subsidiary is the holder and retains the rights of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) cash rents and other revenues received in the ordinary course from such Property (including proceeds from rent loss or business interruption insurance (but not in excess of the actual rent otherwise payable)), minus (b) all cash expenses paid (excluding interest but including an appropriate accrual for property taxes and property insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees), minus (c) the greater of (i) the actual property management fee paid during such period with respect to such Property and (ii) an imputed management fee in an amount equal to 3.0% of the gross revenues for such Property for such period.

“Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment or release with respect to any Loan Document that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.6.(b) and (ii) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning given that term in Section 2.3.(b).

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Note or a Term Note, as the context may require.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9. and appropriately completed and signed by a Responsible Officer of the Borrower, evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10. and appropriately completed and signed by a Responsible Officer of the Borrower, evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Notice of Revolving Borrowing” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1.(b) and appropriately completed and signed by a Responsible Officer of the Borrower, evidencing the Borrower’s request for a borrowing of Revolving Loans.

“Notice of Term Loan Borrowing” means a notice substantially in the form of Exhibit H (or such other form reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.2.(b) and appropriately completed and signed by a Responsible Officer of the Borrower, evidencing the Borrower’s request for a borrowing of Term Loans.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Administrative Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note, and including interest and fees that accrue following the commencement of a proceeding by or against any Loan Party under a Debtor Relief Law. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts or Specified Cash Management Agreements.

“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants that are not Affiliates of the Parent or any Subsidiary and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the net rentable square footage for such Property (in the case of clauses (a) and (b), excluding areas used as management offices, building engineer offices or similar areas used for the administration, management or the physical plant and mechanical facilities of such Property).

“Off-Balance Sheet Obligations” means, with respect to a Person: (a) obligations of such Person in respect of any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person has sold, conveyed or otherwise transferred, or granted a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person; (b) obligations of such Person under a sale and leaseback transaction that does not create a liability on the balance sheet of such Person; (c) obligations of such Person under any so-called “synthetic” lease transaction; (d) obligations of such Person under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person; and (e) in the case of the Parent, liabilities and obligations of the Parent, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the SEC.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or any direct or indirect investor therein) and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent” has the meaning set forth in the introductory paragraph hereof.

“Parkway Houston” means that portion of the Contributed Entities owned by Pharmacy prior to the consummation of the Transactions.

“Participant” has the meaning given that term in Section 13.5.(d).

“Participant Register” has the meaning given that term in Section 13.5.(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws), which, in each case, are not at the time required to be paid or discharged under Section 8.6., (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6.; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders, each Issuing Bank, each Specified Derivatives Provider and each Specified Cash Management Bank; (g) Liens in existence on the Agreement Date and disclosed on Part II of Schedule 7.1.(g) and reasonably acceptable to the Administrative Agent and (h) with respect to any Borrowing Base Property, Liens set forth in the Title Policy obtained by the Administrative Agent in respect of such Borrowing Base Property.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Pharmacy” has the meaning given that term in the definition of “Transactions”.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, (a) in respect of the principal of any Class of Loans, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans for such Class of Loans plus two percent (2.0%), and (b) in respect of any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans that are Revolving Loans plus two percent (2.0%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent, the Borrower or any Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent, the Borrower or a Subsidiary, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Principal Office” means the office of the Administrative Agent located at One Independence Center, 101 N. Tryon St, Mail Code: NC1-001-05-46, Charlotte, NC 28255-0001, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a)(i) the amount of such Lender’s Revolving Commitment plus (ii) the aggregate outstanding principal amount of such Lender’s Term Loans, if any, to (b)(i) the aggregate amount of the Revolving Commitments of all Lenders plus (ii) the aggregate amount of all outstanding Term Loans; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of the unpaid principal amount of all outstanding Revolving Loans, Term Loans and Letter of Credit Liabilities owing to such Lender as of such date to (B) the sum of the aggregate unpaid principal amount of all outstanding Revolving Loans, Term Loans and Letter of Credit Liabilities of all Lenders as of such date. If at the time of determination the Revolving Commitments have terminated and there are no outstanding Loans or Letter of Credit Liabilities, then the Pro Rata Shares of the Lenders shall be determined as of the most recent date on which any Loans and/or Letters of Credit Liabilities were outstanding. For purposes of this definition, a Revolving Lender shall be deemed to hold a Letter of Credit Liability to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Property” means a parcel (or group of related parcels) of real property developed (or to be developed) by the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate.

“Property Management Agreements” means, collectively, all agreements entered into by the Parent, the Borrower or any other Loan Party pursuant to which the Parent, the Borrower or such other Loan Party engages a Person to advise it with respect to the management of a given Property and/or to manage a given Property.

“Property Management Contract Assignment” means an Assignment and Subordination of Management Agreement executed by the Borrower or any other Loan Party in favor of the Administrative Agent for its benefit and the benefit of the Lenders, the Issuing Banks, each Specified Derivatives Provider and each Specified Cash Management Bank substantially in form and substance reasonably satisfactory to the Administrative Agent. Such document may, at the Administrative Agent’s election, constitute a subordination of Property Management Agreement, rather than an assignment thereof.

“Protective Advance” means all sums expended as determined by the Administrative Agent to be necessary or appropriate after the Borrower or any other Loan Party fails to do so when required: (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 13.2.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Rating Agency” means either of S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Indebtedness” means any Indebtedness of a Person that is not Nonrecourse Indebtedness.

“Register” has the meaning given that term in Section 13.5.(c).

“Regulatory Change” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse any Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Rent Roll” has the meaning given that term in Section 7.1.(bb)(viii).

“Required Joinder Date” has the meaning given that term in Section 8.14.(a).

“Requisite Class Lenders” means, with respect to any Class of Lenders as of any date, (a) Lenders of such Class having more than 50% of the aggregate amount of the Commitments of such Class or (b) if the Lenders’ Commitments of such Class have been terminated or reduced to zero, Lenders holding more than 50% of the principal amount of the aggregate outstanding Loans of such Class, and in the case of Revolving Lenders, outstanding Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded, and (ii) at all times when there are two or more Lenders (excluding Defaulting Lenders) of such Class party to this Agreement, the term “Requisite Class Lenders” shall in no event mean less than two Lenders of such Class. For purposes of this definition, a Revolving Lender (other than any Issuing Bank) shall be deemed to hold a Letter of Credit Liability to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Lenders” means, as of any date, (a) Lenders having more than 50% of the aggregate amount of the Commitments and the principal amount of the aggregate outstanding Term Loans or (b) if the Lenders’ Commitments have been terminated or reduced to zero, Lenders holding more than 50% of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when there are two or more Lenders (excluding Defaulting Lenders) party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Revolving Lender (other than any Issuing Bank) shall be deemed to hold a Letter of Credit Liability to the extent such Revolving Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Reserves for Replacements” means, for any period and with respect to any Property, an amount equal to (a) the aggregate square footage of all completed space of such Property times (b) $2.00 times (c) the number of days in such period divided by (d) 365. If the term Reserves for Replacements is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties and the applicable Ownership Shares of all Properties of all Unconsolidated Affiliates.

“Responsible Officer” means with respect to the Borrower, any other Loan Party or any other Subsidiary, the chief executive officer, the chief financial officer, chief accounting officer, president, any executive vice president, vice president of capital markets and the general counsel or chief legal officer of the Parent, the Borrower, such Loan Party or such Subsidiary and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent, the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Parent, the Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent, the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Revolving Commitment” means, as to each Revolving Lender, such Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.1., and to issue (in the case of any Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.3.(i), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Revolving Lender’s “Revolving Commitment” or as set forth in any applicable Assignment and Assumption, as the same may be reduced from time to time pursuant to Section 2.12. or increased or reduced as appropriate to reflect any assignments to or by such Revolving Lender effected in accordance with Section 13.5.

“Revolving Commitment Percentage” means, as to each Revolving Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders hereunder; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Revolving Lender shall be the “Revolving Commitment Percentage” of such Revolving Lender in effect immediately prior to such termination or reduction.

“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities at such time.

“Revolving Credit Termination Date” means October 6, 2019, or such later date to which the Revolving Credit Termination Date may be extended pursuant to Section 2.13.

“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans.

“Revolving Loan” means a loan made by a Revolving Lender to the Borrower pursuant to Section 2.1.(a).

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit J, payable to the order of a Revolving Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.

“Sanction(s)” means any sanction imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property, and in the case of the Parent and any of its Subsidiaries, shall include (without duplication) the Parent’s and its Subsidiaries’ Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates.

“Secured Parties” means, collectively, the Administrative Agent, each Issuing Bank, the Specified Derivatives Providers, the Specified Cash Management Banks, the Lenders and any other Person entitled to indemnification pursuant to Section 13.9.

“Secured Recourse Indebtedness” means, with respect to a Person as of a given date, Secured Indebtedness that is also Recourse Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Security Deed” means a Deed to Secure Debt, Deed of Trust or other Mortgage executed by the Borrower or a Subsidiary of the Borrower in favor of the Administrative Agent for its benefit and the benefit of the Lenders, the Issuing Banks, each Specified Derivatives Provider and each Specified Cash Management Bank in form and substance satisfactory to the Administrative Agent.

“Security Document” means the Guaranty, any Security Deed, any Property Management Contract Assignments, the Equity Pledge Agreement and any other security agreement, pledge agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Administrative Agent’s Liens in any of the Collateral.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Cash Management Agreement” means any Cash Management Agreement that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Cash Management Bank, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Parent, the Borrower, any Subsidiary or any other Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Parent, the Borrower, any Subsidiary or any other Loan Party under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Derivatives Contract.

“Specified Distribution” means a distribution by the Parent of up to $200 million to Pharmacy and Clinic on the Effective Date.

“Specified Representations” means each representation and warranty contained in any of Sections 7.1.(a) (solely with respect to the Loan Parties in their respective jurisdictions of incorporation), 7.1.(c), 7.1.(d) (solely in relation to (i) Applicable Law, (ii) organizational documents of the Loan Parties, and (iii) any contractual debt agreement or instrument of the Parent or any of its Subsidiaries that is individually in excess of $50,000,000), 7.1.(i)(ii), 7.1.(l)(iii), 7.1.(p), 7.1.(q), 7.1.(x), 7.1.(bb)(xiii) (subject to any applicable limitations described in the last paragraph of Section 6.1.) and 7.1.(dd) of this Agreement.

“Spin-Off” means the distribution by Clinic to its stockholders all of the outstanding shares of common stock of the Parent, and the Parent will be the general partner of the Borrower and hold not less than 90% of the equity interests in the Borrower, such that, following such distribution, the Parent is expected to hold indirectly, through the Borrower, all of the Borrowing Base Properties and related businesses.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any documents related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Subordinated Debt” means Indebtedness for money borrowed of the Parent, the Borrower or any of its Subsidiaries that is subordinated in right of payment and otherwise to the Loans, the other Obligations, the Specified Derivatives Contracts and the Specified Cash Management Agreements, if any, in a manner satisfactory to the Administrative Agent in its reasonable discretion.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of 15.0% of total consolidated assets (exclusive of depreciation) at such time of the Parent and its Subsidiaries determined on a consolidated basis.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tangible Net Worth” means, as of a given date, the stockholders’ equity of the Parent and its Subsidiaries determined on a consolidated basis plus accumulated depreciation and amortization, minus (to the extent included when determining stockholders’ equity of the Parent and its Subsidiaries): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant Lease” means any lease entered into by the Parent, the Borrower, any Loan Party or any Subsidiary with respect to any portion of a Borrowing Base Property.

“Term Loan” means a term loan made by a Term Loan Lender to the Borrower pursuant to Section 2.2.(a).

“Term Loan Commitment” means a Term Loan Lender’s obligation to make Term Loans on the Effective Date pursuant to Section 2.2.(a) in an amount up to, but not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan Commitment” or as set forth in any applicable Assignment and Assumption, as the same may be increased or reduced as appropriate to reflect any assignments to or by such Term Loan Lender effected in accordance with Section 13.5.

“Term Loan Lender” means a Lender having a Term Loan Commitment, or if the Term Loan Commitments have terminated, a Lender holding a Term Loan.

“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit I payable to the order of a Term Loan Lender in a principal amount equal to the amount of such Term Loan Lender’s Term Loan at the time of the making or acquisition of such Loan.

“Termination Date” means, (a) with respect to the Revolving Loans and the Revolving Commitments, the Revolving Credit Termination Date and (b) with respect to the Term Loans, October 6, 2019 (or such later date to which the Termination Date under this clause (b) may be extended pursuant to Section 2.13).

“Tie-In Jurisdiction” means a jurisdiction in which a “tie-in” endorsement may be obtained for a Title Policy covering property located in such jurisdiction which endorsement effectively ties coverage to other Title Policies covering properties located in other jurisdictions.

“Titled Agent” has the meaning given that term in Section 12.9.

“Title Insurance Company” means Fidelity National Title Insurance Company, (ii) Chicago Title Insurance Company, (iii) First American Title Insurance Company, (iv) Commonwealth Land Title Insurance Company and/or (v) any other title insurance company or companies approved by the Administrative Agent and the Borrower.

“Title Policy” means with respect to each Borrowing Base Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy) issued by a Title Insurance Company (with such reinsurance as the Administrative Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under Applicable Law) in an amount as the Administrative Agent may reasonably require based upon the fair market value of the applicable Borrowing Base Property (provided the maximum aggregate of all such Title Policies shall not exceed the maximum amount of the Commitment) insuring the priority of the Mortgage thereon and that the Borrower or a Loan Party, as applicable, holds marketable or indefeasible (with respect to Texas) fee simple title to such parcel, subject only to the encumbrances acceptable to Administrative Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Tenant Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Administrative Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement to the extent available in the state in which the Borrowing Base Property is located and (b) such other endorsements and affirmative insurance as the Administrative Agent may reasonably require and is available in the state in which the Borrowing Base Property is located, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Borrowing Base Property in any Tie-In Jurisdiction, (vii) “first loss” and “last dollar” endorsements, and (viii) a utility location endorsement.

“Total Asset Value” means, at a given time, the sum (without duplication) of all of the following of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a consistent basis: (a) cash and Cash Equivalents (other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien or a Negative Pledge or the disposition of which is restricted in any way); plus (b)(i) Net Operating Income for all Properties for the most recently completed two full fiscal quarters multiplied by 2 divided by (ii) the Capitalization Rate; plus (c) the purchase price paid by the Borrower or any Subsidiary (less any amounts paid to the Borrower or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property acquired by the Borrower or such Subsidiary during the four (4) fiscal quarters most recently ended (unless otherwise elected by the Borrower pursuant to notice to the Administrative Agent to be included pursuant to clause (b) above); plus (d) the GAAP book value of all Construction-in-Process; plus (e) the GAAP book value of Unimproved Land. The Parent’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) shall be included in the calculation of Total Asset Value consistent with the above described treatment for assets owned by the Parent or a Subsidiary. For purposes of determining Total Asset Value: (x) Net Operating Income from Construction-in-Process, Properties disposed of by the Borrower or any Subsidiary during the fiscal quarter most recently ended and Properties acquired by the Borrower or any Subsidiary during the fiscal quarter most recently ended shall be excluded from the immediately preceding clause (b); and (y) to the extent the amount of Total Asset Value attributable to Properties leased under Ground Leases would exceed 10% of Total Asset Value, such excess shall be excluded.

“Total Budgeted Cost” means, with respect to any Construction-In-Process, and at any time, the aggregate amount of all soft and hard costs budgeted to be paid, incurred or otherwise expended or accrued by the Parent, the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property that are required to complete the development and construction of such Construction-In-Process, including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements; (e) leasing commissions; (f) infrastructure costs and (g) other hard and soft costs associated with the development or redevelopment of such Property. With respect to any Property to be developed in more than one phase, the Total Budgeted Cost shall exclude budgeted costs (other than costs relating to acquisition of land and related improvements) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract has not been entered into by the Parent, the Borrower, any other Subsidiary or any Unconsolidated Affiliate, as the case may be.

“Total Debt Service” means, as of any date of determination, an amount necessary to fully amortize a loan in a principal amount equal to the Aggregate Outstanding Balance as of such date of determination, assuming a loan constant of 7.00%.

“Transactions” means (i) the merger (the “Merger”) of Parkway Properties, Inc. (“Pharmacy”) and Cousins Properties Incorporated (“Clinic”; and together with Pharmacy, the “Merger Contributors”) (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of April 28, 2016(the “Merger Agreement”) by and among the Merger Contributors, Parkway Properties LP and Clinic Sub Inc., (ii) the direct and indirect contribution by the Merger Contributors to the Borrower, immediately following the Merger and pursuant to certain restructuring transactions as described in the Merger Agreement, (collectively, the “Contribution”), of certain assets existing as of the Effective Date (the “Contributed Assets”) constituting the combined assets of Pharmacy and Clinic, subject to the combined liabilities of Pharmacy and Clinic, related to the ownership of real properties in Houston, Texas (collectively, the “Contributed Entities”), (iii) the Spin-Off and (iv) the Specified Distribution.

“Total Indebtedness” means, as of a given date and without duplication: (a) all Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis and (b) the Parent’s Ownership Share of the Indebtedness of its Unconsolidated Affiliates.

“Type” with respect to any Revolving Loan or Term Loan, refers to whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10.(g)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Parent, (b) the Borrower, (c) any other Loan Party and (d) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 General; References to Eastern Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect from time to time; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 13.6.); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the preceding sentence, the calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.3 Financial Attributes of Non-Wholly Owned Subsidiaries.

When determining the Applicable Margin and compliance by the Borrower or the Parent with any financial covenant contained in any of the Loan Documents (a) only the Ownership Share of the Borrower or the Parent, as applicable, of the financial attributes of a Subsidiary that is not a Wholly Owned Subsidiary shall be included and (b) the Borrower shall be considered a Wholly Owned Subsidiary of the Parent.

ARTICLE II. Credit Facility

Section 2.1 Revolving Loans.

(a)    Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.15., each Revolving Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Borrower during the period from but not including the Effective Date to but excluding the Revolving Credit Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Revolving Commitment. Each borrowing of Revolving Loans that are to be (i) Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof and (ii) LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof. Notwithstanding the immediately preceding sentence but subject to Section 2.15., a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

(b)    Requests for Revolving Loans. Not later than 1:00 p.m. on the borrowing date of Revolving Loans that are to be Base Rate Loans and not later than 12:00 noon at least three (3) Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Revolving Borrowing. Each Notice of Revolving Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Revolving Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Revolving Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)    Funding of Revolving Loans. Promptly after receipt of a Notice of Revolving Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Lender of the proposed borrowing. Each Revolving Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 3:00 p.m. on the date of such proposed

Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall promptly make available to the Borrower in the account specified in the Disbursement Instruction Agreement the proceeds of such amounts received by the Administrative Agent.

(d)    Assumptions Regarding Funding by Revolving Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Revolving Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.

Section 2.2 Term Loans.

(a)    Making of Term Loans. Subject to the terms and conditions hereof, each Term Loan Lender severally and not jointly agrees to make Term Loans in Dollars to the Borrower on the Effective Date, in an aggregate principal amount of up to, but not exceeding, such Lender’s Term Loan Commitment. Upon a Term Loan Lender’s funding of a Term Loan on the Effective Date, such Lender’s Term Loan Commitment shall be permanently reduced to zero. Any Term Loan or portion of a Term Loan made under this subsection and repaid or prepaid may not be reborrowed.

(b)    Requests for Term Loans.

(i)    Not later than 12:00 noon at least one (1) Business Day prior to a borrowing of Term Loans that are to be Base Rate Loans and not later than 12:00 noon at least three (3) Business Days prior to a borrowing of Term Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Term Loan Borrowing. The Notice of Term Loan Borrowing shall specify the aggregate principal amount of the Term Loans to be borrowed, the date such Term Loans are to be borrowed (which must be a Business Day), the Type of the requested Term Loans, and if such Term Loans are to be LIBOR Loans, the initial Interest Period for such Term Loans.

(ii)    The Notice of Term Loan Borrowing shall be irrevocable once given and binding on the Borrower.

(c)    Funding of Term Loans. Promptly after receipt of the Notice of Term Loan Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Term Loan Lender shall deposit an amount equal to the requested Term Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 12:00 noon on the Effective Date. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 3:00 p.m. on the date of the requested borrowing of Term Loans, the proceeds of such amounts received by the Administrative Agent.

(d)    Assumptions Regarding Funding by Term Loan Lenders. With respect to Term Loans to be made on the Effective Date, unless the Administrative Agent shall have been notified by any Term Loan Lender that such Lender will not make available to the Administrative Agent a Term Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Term Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Term Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Term Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Term Loan with interest thereon, for each day from and including the date such Term Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Term Loan, the amount so paid shall constitute such Lender’s Term Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Term Loan to be made by such Lender.

Section 2.3 Letters of Credit.

(a)    Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.15., each Issuing Bank, on behalf of the Revolving Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Credit Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $15,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided that unless the applicable Issuing Bank shall otherwise consent, no Issuing Bank shall be obligated to issue Letters of Credit hereunder having a maximum aggregate Stated Amount at any one time outstanding in excess of the lesser of (i) $5,000,000 and (ii) the Revolving Commitment of such Issuing Bank in its capacity as a Revolving Lender.

(b)    Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is thirty (30) days prior to the Revolving Credit Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year. If the Borrower so requests, an Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the date that is thirty (30) days prior to the Revolving Credit Termination Date; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.3.(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Requisite Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 6.2. is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension. Notwithstanding the foregoing (but subject to the provisions of clauses (A) and (B) of the immediately preceding sentence), a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration date of not more than one year beyond the Revolving Credit Termination Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), so long as the Borrower delivers to the Administrative Agent for its benefit and the benefit of the applicable Issuing Bank and the Revolving Lenders no later than 30 days prior to the Revolving Credit Termination Date, Cash Collateral for such Letter of Credit for deposit into the Letter of Credit Collateral Account in an amount equal to the Stated Amount of such Letter of Credit; provided, that the obligations of the Borrower under this Section in respect of such Extended Letters of Credit shall survive the termination of this Agreement and shall remain in effect until no such Extended Letters of Credit remain outstanding. If the Borrower fails to provide Cash Collateral with respect to any Extended Letter of Credit by the date 30 days prior to the Revolving Credit Termination Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum Stated Amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Revolving Lenders in accordance with the immediately following subsections (i) and (j), with the proceeds being utilized to provide Cash Collateral for such Letter of Credit. The initial Stated Amount of each Letter of Credit shall be at least $25,000 (or such lesser amount as may be acceptable to the Borrower, the applicable Issuing Bank and the Administrative Agent).

(c)    Requests for Issuance of Letters of Credit. The Borrower shall give the applicable Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by each Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2., the applicable Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection. No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the applicable Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)    Reimbursement Obligations. Upon receipt by any Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such demand and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such demand; provided, however, that such Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse such Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by any Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.

(e)    Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the applicable Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse such Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and such Issuing Bank, or if the Borrower fails to reimburse such Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which such Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article VI. would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 1:00 p.m. and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1.(a) shall not apply to any borrowing of Base Rate Loans under this subsection.

(f)    Effect of Letters of Credit on Revolving Commitments. Upon the issuance by any Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)    Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, each Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Banks, the Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of each Issuing Bank’s or the Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the applicable Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse any Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against such Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, such Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.9., but not in limitation of the Borrower’s unconditional obligation to reimburse any Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, such Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Lender arising solely out of the gross negligence, bad faith or willful misconduct of the Administrative Agent, such Issuing Bank or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence, bad faith or willful misconduct of the Administrative Agent, any Issuing Bank or any Lender with respect to any Letter of Credit.

(h)    Amendments, Etc. The issuance by any Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through such Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and the Revolving Lenders, if any, required by Section 13.6. shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5.(c).

(i)    Revolving Lenders’ Participation in Letters of Credit. Immediately upon the issuance by any Issuing Bank of any Letter of Credit, each Revolving Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Revolving Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Lender’s Revolving Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Revolving Lender to the Administrative Agent for the account of any Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of such Issuing Bank, the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to each Issuing Bank pursuant to the second and the last sentences of Section 3.5.(c)).

(j)    Payment Obligation of Revolving Lenders. Each Revolving Lender severally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by such Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d) or otherwise satisfied by the application of any Cash Collateral maintained in the Letter of Credit Collateral Account in accordance with Section 11.6.; provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Revolving Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Revolving Commitment Percentage of such drawing except as otherwise provided in Section 3.9.(d). If the notice referenced in the second sentence of Section 2.3.(e) is received by a Lender not later than 12:00 noon, then such Lender shall make such payment available to the Administrative Agent not later than 3:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 2:00 p.m. on the next succeeding Business Day. Each Revolving Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1.(e) or (f) or (iv) the termination of the Commitments or (v) the delivery of Cash Collateral in respect of any Extended Letter of Credit. Each such payment to the Administrative Agent for the account of any Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)    Information to Revolving Lenders. Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each Revolving Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Revolving Lender from time to time, the applicable Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, no Issuing Bank shall have any duty to notify the Revolving Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Lender from its obligations under the immediately preceding subsection (j).

(l)    Extended Letters of Credit. Each Revolving Lender confirms that its obligations under the immediately preceding subsections (i) and (j) shall be reinstated in full and apply if the delivery of any Cash Collateral in respect of an Extended Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise.

(m)    Obligation to Issue Letters of Credit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if: (a) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; or (b) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(n)    Conflict with Application Documents. In the event of any conflict (including, for clarity, any more burdensome covenant, representation or event of default) between the terms hereof and the terms of any application or agreement for standby letters of credit, or any other form as requested from time to time by an Issuing Bank in connection with the issuance of a Letter of Credit, the terms hereof shall control.

Section 2.4 [Reserved].

Section 2.5 Rates and Payment of Interest on Loans.

(a)    Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan, to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)    in the case of a Revolving Loan, during such periods as such Revolving Loan is (x) a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Revolving Loans that are Base Rate Loans and (y) a LIBOR Loan, at LIBOR for such Revolving Loan for the Interest Period therefor, plus the Applicable Margin for Revolving Loans that are LIBOR Loans; and

(ii)    in the case of a Term Loan, during such periods as such Term Loan is (x) a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Term Loans that are Base Rate Loans and (y) a LIBOR Loan, at LIBOR for such Term Loan for the Interest Period therefor, plus the Applicable Margin for Term Loans that are LIBOR Loans.

Notwithstanding the foregoing, (x) while an Event of Default specified in Section 11.1.(a), Section 11.1.(e) or Section 11.1.(f) exists or (y) upon the vote of the Requisite Lenders in the case of the existence of any other Event of Default, in each case, the Borrower shall pay to the Administrative Agent for the account of each Class of Lenders and the Issuing Banks, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of each Class of Loans made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) with respect to any Base Rate Loan, monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date, (ii) with respect to any LIBOR Loan, on the last day of the Interest Period applicable thereto (and, in the case of any Interest Period of more than 3 months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of 3 months’ duration after the first day of such Interest Period) and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)    Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, any Issuing Bank’s, or any Lender’s other rights under this Agreement.

Section 2.6 Number of Interest Periods.

There may be no more than (a) 6 different Interest Periods for Revolving Loans that are LIBOR Loans outstanding at the same time and (b) 6 different Interest Periods for each Class of Term Loans that are LIBOR Loans outstanding at the same time.

Section 2.7 Repayment of Loans.

The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, a Class of Loans on the Termination Date for such Class of Loans.

Section 2.8 Prepayments.

(a)    Optional. Subject to Section 5.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent (i) with respect to prepayment of any LIBOR Loan, at least three (3) Business Days prior written notice of such prepayment and (ii) with respect to the prepayment of any Base Rate Loan, written notice not later than 10:30 a.m. on the date of such prepayment. Each voluntary prepayment of a Class of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof.

(b)    Mandatory.

(i)    Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Revolving Lenders, the amount of such excess.

(ii)    Maximum Loan Availability Criteria Overadvance. If at any time the Maximum Loan Availability Criteria shall not be satisfied, the Borrower, at its election, shall within three Business Days after the Borrower obtaining knowledge of the occurrence of any such failure (x) repay first, the outstanding principal amount of all Revolving Loans, second, the Term Loans and third, Cash Collateralize any outstanding Letters of Credit in an amount sufficient that after giving effect thereto the Maximum Loan Availability Criteria shall be satisfied or (y) cause all rents and other revenues from the Borrowing Base Properties to be deposited to an account (the “Reserve Account”) controlled by the Administrative Agent (which amounts, in the sole discretion of the Administrative Agent, the Initial Lenders and the Requisite Lenders, may be applied to the Loans and other Obligations due and payable under the Loan Documents); provided, that at any time the Adjusted Borrowing Base NOI shall produce a Minimum Implied Debt Service Ratio of less than or equal to 1.60 to 1.00, the Borrower shall be required to repay the Loans and Cash Collateralize any outstanding Letters of Credit in accordance with the foregoing clause (x) and shall not be permitted to make an election under the foregoing clause (y); provided, further, that after the Borrower has made an election under the foregoing clause (x), at any time Adjusted Borrowing Base NOI produces a Minimum Implied Debt Service Ratio of greater than (i) from the Effective Date to and including October 6, 2017, 1.85 to 1.00 and (ii) thereafter, 2.00 to 1.00, in each case, for two consecutive fiscal quarters, the requirement to cause all rents and other revenues from the Borrowing Base Properties to be deposited to the Reserve Account shall terminate and amounts on deposit in the Reserve Account shall be promptly returned to the Borrower. Amounts on deposit in the Reserve Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Reserve Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Reserve Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Reserve Account. Any sums repaid in connection with the first sentence of this clause (iii) in respect of the Revolving Loans can be reborrowed provided the Maximum Loan Availability Criteria supports such borrowing.

(iii)    Application of Mandatory Prepayments. Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2.; provided, however, that if no Default or Event of Default exists at the time such prepayment is made, and such prepayment would result in the Borrower being required to compensate Revolving Lenders pursuant to Section 5.4, then such prepayment shall be applied first to Base Rate Loans and then to LIBOR Loans and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.

(c)    No Effect on Derivatives Contracts. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.9 Continuation.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 12:00 noon three (3) Business Days prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans, Class and portions of such Loans subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender holding Loans being Continued of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10. or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10 Conversion.

The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans of the same Class into LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess of that amount. Each such Notice of Conversion shall be given not later than 12:00 noon three (3) Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender holding Loans being Converted of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type and Class of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11 Notes.

(a)    Notes. If requested by any Lender, the Loans of a Class made by such Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note or a Term Note, as applicable, payable to the order of such Lender in a principal amount equal to, in the case of a Revolving Lender, the amount of its Revolving Commitment as originally in effect (or otherwise in effect at the time that the Revolving Note is issued), and in the case of a Term Loan Lender, the initial principal amount of its Term Loan Commitment, as applicable, and, in each case, otherwise duly completed.

(b)    Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8., in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8. shall be controlling.

(c)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12 Voluntary Reductions of the Revolving Commitment.

The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities) at any time and from time to time without penalty or premium upon not less than three (3) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative

Agent (“Commitment Reduction Notice”); provided, that such Commitment Reduction Notice may be revoked or modified in connection with a requested termination of the aggregate amount of the Revolving Commitments that is contingent on the consummation of a refinancing or other capital transaction that does not close on the originally anticipated closing date. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction. The Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the account of the Revolving Lenders, including but not limited to any applicable compensation due to each Revolving Lender in accordance with Section 5.4.

Section 2.13 Extension of Termination Date.

The Borrower shall have the right, exercisable one time, to extend the Termination Date with respect to any Class of Loans by one year. The Borrower may exercise such right only by executing and delivering to the Administrative Agent and each Lender at least 60 days but not more than 180 days prior to the current Termination Date for such Class of Loans, a written notice of such extension (an “Extension Notice”). Subject to satisfaction of the following conditions, the Termination Date with respect to such Class of Loans shall be extended for one year effective upon receipt by the Administrative Agent of the Extension Notice and payment of the fee referred to in the following clause (y): (v) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents, (w) the Borrower shall have paid the Fees payable under Section 3.5.(d)., (x) (i) the Borrower shall have delivered duly executed copies of such additional documents (including without limitation, amendments to the Security Documents) as the Administrative Agent may reasonably request and the Borrower shall pay the cost of any mortgages, Title Policy or any endorsement or update thereto, (ii) a new Appraisal of the Borrowing Base Properties shall have been completed (which Appraisal shall be engaged by the Administrative Agent (at the expense of the Borrower) and subject to satisfactory review and approval of the Administrative Agent and the Initial Lenders), (iii) the Borrower shall have paid any and all costs, fees, taxes, assessments or charges required to be paid in connection therewith the deliveries under the foregoing clauses (i) and (ii), and (iv) all insurance coverage updates shall have been delivered to the Administrative Agent or any applicable Lender, including, but not limited to, flood insurance coverage (including contents coverage, as applicable), as the Administrative Agent or any Lender shall require, (y) the Aggregate Outstanding Balance shall be less than or equal to an amount equal to 50% of the aggregate as-is Appraised Value of all Borrowing Base Properties and (z) Adjusted Borrowing Base NOI shall be in an amount sufficient to produce a Minimum Implied Debt Service Ratio of not less than 2.00 to 1.00. At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate in form and substance acceptable to the Administrative Agent from either (i) any two of the following officers of the Parent (A) the chief executive officer, (B) the chief financial officer or (C) the chief accounting officer, or (ii) the vice president of capital markets of the Parent and any one of the following officers of the Parent (A) the chief executive officer, (B) the chief financial officer or (C) the chief accounting officer, certifying the matters referred to in the immediately preceding clauses (v)(A), (v)(B), (y) and (z).

Section 2.14 Expiration Date of Letters of Credit Past Revolving Commitment Termination.

If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Revolving Lenders and the Issuing Banks for deposit into the Letter of Credit Collateral Account, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the aggregate Stated Amount of such Letters of Credit.

Section 2.15 Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Revolving Lender shall be required to make a Revolving Loan, no Issuing Bank shall be required to issue a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.12. shall take effect, if immediately after the making of any such Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments (a) the aggregate principal amount of all outstanding Revolving Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time or (b) Maximum Loan Availability Criteria would not be satisfied at such time.

Section 2.16 [Reserved].

Section 2.17 Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

ARTICLE III. Payments, Fees and Other General Provisions

Section 3.1 Payments.

(a)    Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10.), to the Administrative Agent at the Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of any Issuing Bank under this Agreement shall be paid to such

Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)    Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2 Pro Rata Treatment.

Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1.(a), 2.3.(e) and 2.4.(e) shall be made from the Revolving Lenders, each payment of the fees under Section 3.5.(b), the first sentence of Section 3.5.(c), and Section 3.5.(d) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.12. shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) the making of the Term Loans under Section 2.2.(a) shall be made from the Term Loan Lenders, and each payment of fees under Section 3.5.(d) shall be made for the account of the Term Loan Lenders, pro rata according to the amounts of their respective Term Loan Commitments, (c) each payment or prepayment of principal of a Class of Loans shall be made for the account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them, provided that, subject to Section 3.9., if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; (d) each payment of interest on a Class of Loans shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Class of Loans then due and payable to the respective Class of Lenders; (e) the Conversion and Continuation of Loans of a particular Class and Type (other than Conversions provided for by Sections 5.1. and 5.5.) shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; and (f) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3., shall be in accordance with their respective Revolving Commitment Percentages.

Section 3.3 Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan of a Class made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations or any Specified Cash Management Agreement) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders of the same Class as such Lender in accordance with Section 3.2. or Section 11.5., as applicable, such Lender shall promptly purchase from the other Lenders of such Class participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans of such Class made by the other Lenders of such Class or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders of such Class shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 11.5., as applicable. To such end, all the Lenders of such Class shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender of such Class so purchasing a participation (or direct interest) in the Loans or other Obligations owed to the other Lenders of such Class may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans of such Class in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4 Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5 Fees.

(a)    Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as provided in the Fee Letter or as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

(b)    Facility Fees for Revolving Loans. During the period from the Effective Date to but excluding the Revolving Credit Termination Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders an unused facility fee equal to the sum of the daily amount (the “Unused Amount”) by which the aggregate amount of the Revolving Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities set forth in the table below multiplied by the corresponding per annum rate:

Unused Amount	Unused Fee (percent per annum)
Greater than 50% of the aggregate amount of Revolving Commitments	0.40%
Less than or equal to 50% of the aggregate amount of Revolving Commitments	0.30%

Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Credit Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero.

(c)    Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Loans that are LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to each Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit as set forth in the Fee Letter. The fees provided for in this subsection shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Revolving Credit Termination Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit. The Borrower shall pay directly to each Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by such Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.

(d)    Extension Fee. If the Borrower exercises its right to extend the Termination Date with respect to any Class of Loans in accordance with Section 2.13., the Borrower agrees to pay to the Administrative Agent for the account of each Lender holding such Class of Loans a fee equal to 0.25% of the amount of (x) such Revolving Lender’s Revolving Commitment then outstanding (whether or not utilized) in the case of any such extension of the Revolving Credit Termination Date and (y) such Lender’s Term Loans then outstanding in the case of any such extension of the Termination Date with respect to Term Loans. Such fee shall be due and payable in full on the Termination Date with respect to such applicable Class of Loans (as in effect immediately prior to giving effect to such extension pursuant to Section 2.13.)

(e)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent and the Joint Lead Arrangers as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

All fees payable hereunder shall be paid on the dates due and in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

Section 3.6 Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual number of days elapsed.

Section 3.7 Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.5.(a)(i) through (iii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, prepayment premiums, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8 Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9 Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.6.

(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI. or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3. shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, in the case of a Defaulting Lender that is a Revolving Lender, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) in the case of a Defaulting Lender that is a Revolving Lender, satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) in the case of a Defaulting Lender that is a Revolving Lender, Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans of any Class or amounts owing by such Defaulting Lender under Section 2.3.(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI. were satisfied or waived, such payment shall be applied solely to pay the Loans of such Class of, and L/C Disbursements owed to, all Non-Defaulting Lenders of the applicable Class on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans of such Class and, as applicable, funded and unfunded participations in Letter of Credit Liabilities, are held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)) and all Term Loans are held by the Term Loan Lenders pro rata as if there had been no Defaulting Lenders of such Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)    Certain Fees.

(i)    No Defaulting Lender that is a Revolving Lender shall be entitled to receive any Fee payable under Section 3.5.(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)    Each Defaulting Lender that is a Revolving Lender shall be entitled to receive the fee payable under Section 3.5.(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)    No Defaulting Lender shall be entitled to receive the fee payable under Section 3.5.(d) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).

(iv)    With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clause (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank the amount of any such Fee otherwise payable to such Defaulting Lender to the extent not reallocated to Non-Defaulting Lenders pursuant to the immediately following subsection (d) and allocable to such the Issuing Bank’s Fronting Exposure to such Defaulting Lender and not, in the case of any Issuing Bank, Cash Collateralized in accordance with subsection (e) of this Section 3.9., and (z) not be required to pay the remaining amount of any such Fee.

(d)    Reallocation of Participations to Reduce Fronting Exposure. In the case of a Defaulting Lender that is a Revolving Lender, all or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Article VI. are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender that is a Revolving Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 13.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)    Cash Collateral.

(i)    If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)    At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within 2 Business Days following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

(iii)    The Borrower, and to the extent provided by any Defaulting Lender that is a Revolving Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the applicable Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the obligations of Defaulting Lenders that are Revolving

Lenders on to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the applicable Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of such Issuing Bank with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender that is a Revolving Lender).

(iv)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the obligation of a Defaulting Lender that is a Revolving Lender to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)    Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and such Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)    Defaulting Lender Cure. If the Borrower and the Administrative Agent, and solely in the case of a Defaulting Lender that is a Revolving Lender and the Issuing Banks, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which, in the case of a Defaulting Lender that is a Revolving Lender, may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable, (i) the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)) and (ii) the Term Loans to be held by the Term Loan Lenders pro rata in as if there had been no Defaulting Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)    Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure (after giving effect to any reallocations in accordance with subsection (d) of this Section 3.9., Cash Collateral provided by the Borrower and any Defaulting Lenders at such time) after giving effect thereto.

(h)    Purchase of Defaulting Lender’s Revolving Commitment/Loans. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Revolving Commitment, if any, and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Revolving Commitment, if any, and Loans via an assignment subject to and in accordance with the provisions of Section 13.5.(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.5.(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10 Taxes.

(a)    Certain Terms. For purposes of this Section and the definitions used herein, the term “Lender” includes each Issuing Bank and the term “Applicable Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made in a reasonable basis and in good faith.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.5. relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV. Borrowing Base Properties

Section 4.1 Eligibility of Properties.

(a)    Initial Borrowing Base Properties. The Properties identified on Schedule 4.1. shall, on the Effective Date, be Borrowing Base Properties, and the Appraised Value initially attributable to each such Property shall be as approved by the Lenders and set forth on Schedule 4.1.; provided, however, that without limiting the inclusion of City West Place Building II as a Borrowing Base Property, City West Place Building I shall not be included as a Borrowing Base Property until such time as such Property shall have an Occupancy Rate of 75% or greater and shall otherwise constitute an Eligible Property.

(b)    Additional Borrowing Base Properties. If after the Effective Date the Parent desires that the Lenders include any additional Property in calculations of the Maximum Loan Availability Criteria, the Parent shall so notify the Administrative Agent in writing. No Property will be evaluated by the Lenders unless and until the Parent delivers to the Administrative Agent and the Initial Lenders the following, in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders:

(i)    An executive summary of the Property including, at a minimum, the following information relating to such Property: (A) a description of such Property, such description to include the age, location, site plan, current occupancy rate and physical condition of such Property; (B) the purchase price paid or to be paid for such Property; (C) the current and projected condition of the regional market and specific submarket in which such Property is located; and (D) the current projected capital plans and, if applicable, current renovation plans for such Property;

(ii)    An operating statement for such Property audited or certified by a representative of the Parent as being true and correct in all material respects and prepared in accordance with GAAP for the previous three fiscal years, provided that, with respect to any period such Property was owned by the Parent or a Subsidiary of the Parent for less than three years, such information shall only be required to be delivered to the extent reasonably available to the Parent and such certification may be based upon the best of the Parent’s knowledge and provided further, that if such Property has been operating for less than three years, the Parent shall provide such projections and other information concerning the anticipated operation of such Property as the Administrative Agent or an Initial Lender may reasonably request;

(iii)    A current rent roll for such Property certified by a representative of the Parent as being true and correct in all material respects and evidencing an Occupancy Rate of 75% or greater, and three-year occupancy history of such Property certified by a representative of the Parent to be true and correct, provided that, with respect to any period such Property was owned by the Parent or a Subsidiary of the Parent for less than three years, such information shall only be required to be delivered to the extent reasonably available to the Parent and such certification may be based upon the best of the Parent’s knowledge;

(iv)    A copy of a recent ALTA Owner’s Policy of Title Insurance (“Owner’s Policy”) (or, if the applicable Property is being added as a Borrowing Base Property simultaneously with the acquisition thereof, a commitment for such Owner’s Policy, with the actual Owner’s Policy to be delivered to the Administrative Agent and the Initial Lenders simultaneously with the addition thereof to the Borrowing Base Property) covering such Property showing the identity of the fee titleholder thereto and all matters of record;

(v)    Copies of all documents of record reflected in Schedule A and Schedule B of the Owner’s Policy (or commitment therefor, if the applicable Property is being added as a Borrowing Base Property simultaneously with the acquisition thereof) and a copy of the most recent real estate tax bill and notice of assessment;

(vi)    A current or currently certified survey of such Property certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys;

(vii)    If not adequately covered by the survey certification provided for above, a certificate from a licensed engineer or other professional reasonably satisfactory to the Administrative Agent and the Initial Lenders that such Property is not located in a special flood hazard area as defined by the Federal Emergency Management Agency;

(viii)    A “Phase I” environmental assessment of such Property not more than twelve (12) months old, which report (1) has been prepared by an environmental engineering firm reasonably acceptable to the Administrative Agent and the Initial Lenders and (2) complies with the requirements contained in the Administrative Agent’s and each Initial Lender’s guidelines adopted from time to time by the Administrative Agent and each Initial Lender that are applied in its respective lending practice generally and any other environmental assessments or other reports relating to such Property, including any “Phase II” environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Property;

(ix)    A property condition report for such Property not more than twelve (12) months old and prepared by a firm or firms acceptable to the Administrative Agent and the Initial Lenders;

(x)    Copies of (1) all Property Management Agreements and all Material Contracts relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property, if any, and (2) copies of all Major Tenant Leases with respect to such Property (or, if acceptable to the Administrative Agent and the Initial Lenders, a summary of the terms thereof);

(xi)    A property zoning report indicating that such Property complies in all material respects with applicable zoning and land use laws;

(xii)    UCC, tax, judgment and lien search reports with respect to the Borrower (or Subsidiary if such Property is owned by a Subsidiary) and such Property in all necessary or appropriate jurisdictions indicating that there are no Liens of record on such Property other than Permitted Liens of the types described in clauses (a) through (f) and (h) of the definition of “Permitted Liens”;

(xiii)    Plans and specifications for such Property, provided the same shall only be required to the extent reasonably available to the Borrower;

(xiv)    Final certificates of occupancy and, to the extent reasonably available to the Borrower, any other Governmental Approvals necessary for the operation of such Property or as otherwise requested by the Administrative Agent or any Initial Lender relating to such Property;

(xv)    Copies of all policies of insurance required by Section 8.5.; and

(xvi)    Such other information the Administrative Agent and the Initial Lenders may reasonably request in order to evaluate the Property (including (i) to the extent not otherwise described above, information of a type consistent with the information describe in Part I of Schedule 6.1 with respect to such Property and (ii) any supplements to the Schedules hereto with respect to such Property reasonably acceptable to the Administrative Agent).

Upon its receipt and approval of the foregoing documents and information, unless the Administrative Agent or any Initial Lender reasonably determines that the proposed Property does not satisfy the requirements of an Eligible Property and have an Occupancy Rate of 75% or greater (a “Rejected Property”), the Administrative Agent and the Initial Lenders shall recommend acceptance of such Property as a Borrowing Base Property and the Administrative Agent shall notify the Borrower and each Lender within ten (10) Business Days after receipt and review of all of such documents and information. Within five (5) Business Days of the Administrative Agent’s giving such notice to the Lenders, the Administrative Agent will send the foregoing documents and information to each of the Lenders. In the case of a Rejected Property, the Administrative Agent shall promptly notify the Borrower and the Initial Lenders and the consideration by the Administrative Agent and the Lenders of such Property shall cease.

(c)    Appraisal; Final Approval. Unless commissioned sooner at the request of the Borrower, promptly upon giving notice to the Lenders under the immediately preceding subsection (b) that the Administrative Agent and the Initial Lenders recommend acceptance of such Property as a Borrowing Base Property, the Administrative Agent shall commission, at the Borrower’s expense, an Appraisal of such Property, which appraisal shall be in form and substance reasonably satisfactory to the Administrative Agent and the Initial Lenders. Within ten (10) Business Days of receipt and approval of such Appraisal, the Administrative Agent shall provide such Appraisal to the Borrower and the Lenders for purposes of approving the Appraised Value of such Property in accordance with the requirements of the definition of Appraised Value. Within ten (10) Business Days of the date on which a Lender has received all of the items referred to in this subsection and the immediately preceding subsection (b), such Lender shall notify the Administrative Agent in writing whether or not such Lender accepts such Property as a Borrowing Base Property. If a Lender fails to give such notice within such time period, such Lender shall be deemed to have not approved such Property as a Borrowing Base Property. Such Property shall become a Borrowing Base Property upon written approval of Administrative Agent, the Initial Lenders and the Requisite Lenders and upon execution and delivery to the Administrative Agent of (i) a Maximum Loan Availability Certificate showing the calculation of the Maximum Loan Availability Criteria after inclusion of such Property as a Borrowing Base Property, (ii) if such property is owned by a Subsidiary of the Borrower, all of the items required to be delivered to the Administrative Agent under Section 8.14. if not previously delivered, (iii) the documents and items described on Part II of Schedule 6.1 (to the extent requested by the Administrative Agent) and (iv) such other items or documents as may be appropriate under the circumstances, including updates of the documents described in the immediately preceding subsections (b)(i), (b)(ii), (b)(vi), and (b)(viii), and satisfaction of all other closing requirements reasonably imposed by the Administrative Agent and the Initial Lenders.

Section 4.2 Frequency of Appraisals.

The Appraised Value of a Borrowing Base Property shall be determined or redetermined, as applicable, under each of the following circumstances:

(a)    In connection with the acceptance of a Property as a Borrowing Base Property the Administrative Agent will determine the Appraised Value thereof as provided in Section 4.1.; or

(b)    From time to time upon at least five (5) Business Days written notice to the Borrower and at the Borrower’s expense, the Administrative Agent may (and shall at the direction of the Requisite Lenders) redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent) if necessary in order to comply with FIRREA or other Applicable Law relating to the Administrative Agent or the Lenders; or

(c)    Once during any 12-month period (but not during the six month period prior to the Termination Date unless otherwise required pursuant to Section 2.13.), or more frequently if any Default or Event of Default has occurred and is continuing, upon written notice from the Administrative Agent to the Borrower, all at the Borrower’s expense;

(d)    At any time by the request of the Borrower, at the Borrower’s expense; or

(e)    At any time and from time to time, the Administrative Agent may (and shall at the written direction of the Requisite Lenders) redetermine the Appraised Value of a Borrowing Base Property (based on a new Appraisal obtained by the Administrative Agent), all at the Lenders’ expense.

All Appraisals shall be engaged by the Administrative Agent and subject to the reasonably satisfactory review and approval of the Administrative Agent and the Initial Lenders as provided in the definition of Appraised Value.

Section 4.3 Frequency of Calculations of Maximum Loan Availability Criteria.

Initially, the Maximum Loan Availability Criteria shall be calculated and set forth on, and satisfaction thereof shall be determined pursuant to, the Maximum Loan Availability Certificate delivered under Section 6.1. Thereafter, the Maximum Loan Availability Criteria shall calculated and set forth on, and the satisfaction thereof determined pursuant to, the Maximum Loan Availability Certificate delivered from time to time under Article IX. Any increase in the Appraised Value of a Borrowing Base Property shall become effective as of the next determination of the Maximum Loan Availability Criteria as provided in this Section, provided that prior to such date of determination (a) if such increase is the result of an increase in the Appraised Value of such Borrowing Base Property, the Administrative Agent and the Initial Lenders shall have given their written approval of such increase, (b) the applicable Maximum Loan Availability Certificate substantiates such increase and (c) the Borrower shall have delivered to the Administrative Agent the following: (i) if the Property is not located in a Tie-In Jurisdiction and such increase is the result of an increase in the Appraised Value of such Property, an endorsement to the Title Policy in favor of the Administrative Agent with respect to such Property increasing the coverage amount thereof as related to such Property to not less than 70% of the Appraised Value (based on the “stabilized value” of such Property and excluding the value of personal property) for such Property and (ii) if the Property is located in a Tie-In Jurisdiction, an endorsement to the Title Policy in favor of the Administrative Agent with respect to such Property increasing the coverage amount thereof as related to such Property to not less than the portion of the Maximum Loan Availability Criteria calculations attributable to such Property, as well as endorsements to all other existing Title Policies issued to the Administrative Agent with respect to all other Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the “tie-in” endorsements to an amount equal to satisfy the Maximum Loan Availability Criteria (including the Property which experienced the increase in Appraised Value); provided, however, that in the cases of clauses (i) and (ii), in no event shall the aggregate amount of the Title Policies exceed the aggregate amount of the Commitments and Term Loans.

Section 4.4 Approval of Major Tenant Leases; Non-Disturbance Agreement.

(a)    Major Tenant Lease Modifications. In the case of any Major Tenant Lease that becomes an Approved Lease in accordance with the requirements of the definition thereof, the continuing inclusion of such lease as an Approved Lease shall be subject to the requirement that the Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary of the Parent to, terminate, modify, restate, amend, permit the sublease or assignment requiring landlord’s consent under or release or discharge any tenant or Guarantor from any material obligation under any Major Tenant Lease or enter into any extension, renewal, modification or amendment of a Major Tenant Lease (any of the foregoing, a “Major Tenant Lease Modification”) without the Administrative Agent’s and the Initial Lenders’ prior written approval. Notwithstanding anything to the contrary contained herein, to the extent the Administrative Agent’s and the Initial Lenders’ prior approval is required for any Major Tenant Lease Modification set forth in this Section 4.4., the Administrative Agent and the Initial Lenders shall have ten (10) Business Days from its receipt of a written request, together with a copy of the proposed modification of such Major Tenant Lease and a summary of the material terms relating to such Major Tenant Lease Modification (the “Leasing Request”), in which to approve or disapprove such matter; provided that (i) the Leasing Request is sent to the Administrative Agent and the Initial Lenders in accordance with the requirements of Section 13.1. and (ii) unless otherwise approved by the Administrative Agent and the Initial Lenders (such approval not to be unreasonably withheld), the applicable Tenant Lease shall either conform to the form of lease for the applicable Property previously delivered to the Administrative Agent and the Initial Lenders, or include such revisions thereto as are not adverse to the interests of the Lenders in any material respect. In the event that the Administrative Agent or any Initial Lender fails to grant or withhold its consent to such Major Tenant Lease Modification within the ten (10) Business Day period following receipt of any Leasing Request, then Administrative Agent’s or such Initial Lender’s approval, as applicable, shall be deemed to have been granted.

(b)    Tenant SNDA Requirements. Upon request of the Borrower, (i) with respect to any Major Tenant Leases entered into after the date hereof in accordance with this Agreement, the Administrative Agent agrees to enter into, and (ii) with respect to any other Tenant Lease entered into after the date hereof, the Administrative Agent agrees to review in good faith and in its sole discretion enter into, a commercially reasonable subordination non-disturbance and attornment agreement that may be requested by the tenant thereunder within a reasonable time after request, on the Administrative Agent’s then-current form or another form that may be requested by the applicable tenant and reasonably satisfactory to the Administrative Agent.

Section 4.5 Tenant Leases.

In the case of any Tenant Lease, the inclusion of such lease as an Approved Lease shall be subject to the requirement that the Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary of the Parent to, unless consented to in writing by the Administrative Agent and the Initial Lenders or otherwise permitted under any other provision of the Loan Documents (including, without limitation, Section 10.8.), the Borrower and/or the applicable Loan Party shall not, with respect to such Tenant Lease:

(a)    grant any tenant under any Tenant Lease any option, right of first refusal or other right to purchase all or any portion of such Borrowing Base Property under any circumstances;

(b)    grant any tenant under any Tenant Lease any right to prepay rent more than one month in advance other than to collect rent one month in advance of the time when it becomes due (except security deposits, percentage rent, if any, and other amounts collected and subject to later reconciliation pursuant to the terms of the applicable Tenant Leases, which shall not be deemed rent collected in advance);

(c)    execute any assignment of landlord’s interest in any Tenant Lease; or

(d)    collect rent or other sums due under any Tenant Lease in advance, other than to collect rent one month in advance of the time when it becomes due (except security deposits, percentage rent, if any, and other amounts collected and subject to later reconciliation pursuant to the terms of the applicable Tenant Leases, which shall not be deemed rent collected in advance).

ARTICLE V. Yield Protection, Etc.

Section 5.1 Additional Costs; Capital Adequacy.

(a)    Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay, within ten (10) Business Days after written demand by such Lender, to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)    Additional Costs. In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making, Continuing, Converting to or maintaining of any Loans or its obligation to make any Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)    changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);

(ii)    imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or

(iii)    imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c)    Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

(d)    Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), reserve, special deposit, capital adequacy, liquidity or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to any Issuing Bank of issuing (or any Revolving Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by any Issuing Bank or any Revolving Lender hereunder in respect of any Letter of Credit, then, upon demand by such Issuing Bank or such Lender, the Borrower shall pay immediately to such Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by such Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.

(e)    Notification and Determination of Additional Costs. Each of the Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower (and in the case of any Issuing Bank or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, any Issuing Bank or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, further, that the Administrative Agent, any Issuing Bank or a Lender, as the case may be, shall not be entitled to submit a claim for compensation based upon a Regulatory Change described in the last sentence of the definition of the term “Regulatory Change” unless such Person shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers (but not necessarily all such similarly situated borrowers) with credit agreements entitling it to make such claims (it being agreed that none of the Administrative Agent, any Issuing Bank or a Lender shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim). The Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of any Issuing Bank or a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay the Administrative Agent, any such Issuing Bank or any such Lender, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof. Failure or delay on the part of the Administrative Agent, Issuing Bank and any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Administrative Agent’s, Issuing Bank’s or such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent, Issuing Bank and any Lender pursuant to this Section for any Additional Costs suffered more than six months prior to the date that the Administrative Agent, such Issuing Bank or such Lender, as the case may be, notifies the Borrower of the Regulatory Change giving rise to such Additional Costs, and of the Administrative Agent’s, Issuing Bank’s or such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such Additional Costs is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.2 Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)    the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for the ascertaining LIBOR for such Interest Period;

(b)    the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(c)    the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended, in each case, until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.3 Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)    any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)    any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (i) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (ii) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 5.4 Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c), Section 5.2. or Section 5.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(c), Section 5.2., or Section 5.3. on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)), and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1., Section 5.2. or Section 5.3. that gave rise to such Conversion no longer exist:

(a)    to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1.(c) or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.5 Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10. or 5.1., and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(c) or 5.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, (c) a Lender becomes a Defaulting Lender or (d) a Lender becomes a Non-Consenting Lender, then, so long as there does not then exist any Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an

Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.3.(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10., 5.1. or 5.4.) with respect to any period up to the date of replacement.

Section 5.6 Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation.

Section 5.7 Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE VI. Conditions Precedent

Section 6.1 Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)    counterparts of this Agreement executed by each of the parties hereto;

(ii)    Notes executed by the Borrower, payable to each requesting Lender and complying with the terms of Section 2.11.(a);

(iii)    the Guaranty, the Equity Pledge Agreement and each of the other Security Documents required to be executed by the Parent and each of the other Loan Parties initially to be a party thereto, together with:

(A)    certificates and instruments representing the Collateral constituting securities accompanied by undated stock powers or instruments of transfer executed in blank,

(B)    proper UCC financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Documents covering the Collateral,

(C)    certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens),

(D)    any deposit account control agreements and securities account control agreements, in each case as referred to in the Perfection Certificate and duly executed by the appropriate parties, to the extent required to perfect the security interest in any material deposit account or securities account (as determined by the Administrative Agent or any Initial Lender in its reasonable discretion) (provided that to the extent that such control agreements are not completed after your use of commercially reasonable efforts to do so, then such control agreements shall not constitute a condition precedent under this clause (D) on the Effective Date, but instead shall be required to be delivered on or before the 60th day following the Effective Date (or such later date as the Initial Lenders shall determine)),

(E)    a Perfection Certificate, in substantially the form of Exhibit P, duly executed by each of the Loan Parties, and

(F)    evidence that all other actions, recordings and filings that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Documents has been taken (including receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements);

(iv)    an opinion of legal counsel to the Borrower and the other Loan Parties, reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders and covering such matters as the Administrative Agent may reasonably request;

(v)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;

(vi)    a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Revolving Borrowing, Notices of Term Loan Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(viii)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)    a Compliance Certificate calculated on a pro forma basis for the Parent’s fiscal quarter ending June 30, 2016, giving pro forma effect to the making of any Loan to be made on the Effective Date, which Compliance Certificate shall include the calculations described in the conditions precedent set forth in clauses (m) and (n) below;

(x)    a Disbursement Instruction Agreement effective as of the Agreement Date;

(xi)    a Maximum Loan Availability Certificate, calculated as of the Effective Date; provided, however, that Adjusted Borrowing Base NOI shall be calculated on a pro forma basis giving effect to the Transactions as of the Parent’s fiscal quarter ending June 30, 2016;

(xii)    the Notice of Term Loan Borrowing executed by the Borrower with respect to the Term Loans to be made on the Effective Date;

(xiii)    evidence that the Fees, if any, then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent, the Joint Lead Arrangers and any of the Lenders, including without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid to the extent invoiced at least one Business Day prior to the Effective Date;

(xiv)    Appraisals of all Borrowing Base Properties, together with all other due diligence reasonably requested by the Administrative Agent with respect to each Borrowing Base Property, including, the items set forth on Schedule 6.1. hereto;

(xv)    copies of the form of Tenant Lease to be used for each Property from the Effective Date until the Revolving Termination Date and each Tenant Lease entered into as of the Agreement Date with respect to such Property requested by the Administrative Agent or any Initial Lender;

(xvi)    insurance certificates, or other evidence, providing that the insurance coverage required under Section 8.5. (including, without limitation, both property and liability insurance) is in full force and effect and stating that the coverage shall not be cancelable or materially changed without ten (10) days prior written notice to the Administrative Agent of any cancellation for nonpayment of premiums, and not less than thirty (30) days prior written notice to the Administrative Agent of any other cancellation or any modification (including a reduction in coverage), together with appropriate evidence that the Administrative Agent, for its benefit and the benefit of the Lenders, the Issuing Banks, the Specified Derivatives Providers and the Specified Cash Management Banks is named as a mortgagee lender’s loss payee and additional insured, as appropriate, on all insurance policies that the Borrower, any Loan Party or any other Subsidiary actually maintains with respect to any Property and improvements on such Property; and

(xvii)    such other documents, agreements and instruments as the Administrative Agent may reasonably request; and

(b)    [Intentionally Omitted];

(c)    [Intentionally Omitted];

(d)    all governmental and third-party consents and all equity holder and board of directors (or comparable entity management body) authorizations with respect to this Agreement shall have been obtained and shall be in full force and effect;

(e)    the Lead Arrangers shall have received, at least 20 business days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested at least 25 business days prior to the Effective Date;

(f)    the assumption or contribution of all Indebtedness of the Merger Contributors and their affiliates by the Parent and its Subsidiaries to the extent described in the Merger Agreement as in effect on April 28, 2016 (and payment of all fees related thereto) shall have occurred and be in full force and effect;

(g)    the Spin-Off (as further described in any Registration Statement on Form 10 filed by the Parent with the Securities and Exchange Commission in respect thereof, and any related separation and distribution agreement (the “Distribution Agreement”)) shall have been consummated or shall be consummated substantially contemporaneous with the initial funding hereunder (whether by way of an escrow closing hereof or otherwise; and provided that the Spin-Off shall be deemed to occur substantially contemporaneously with the initial funding hereunder, and this condition shall be deemed satisfied, if Clinic or Pharmacy shall have delivered to the Lead Arrangers an officer’s certificate stating that such officer in good faith expects the Spin-Off to be consummated within three (3) Business Days following such initial funding; it being understood that, notwithstanding the foregoing, the failure of the Spin-Off to occur on or before such time shall constitute an Event of Default hereunder) on terms and conditions acceptable to the Lead Arrangers;

(h)    The Borrower shall, as of the Effective Date (after giving effect to the Transactions and the borrowings hereunder as of the Effective Date), have unrestricted and unencumbered cash (other than Liens in favor of the Administrative Agent) on its consolidated balance sheet equal to at least $150,000,000 (minus the aggregate amount of certain fees paid by the Borrower concurrently with the Effective Date, which amount deducted shall in no event exceed $5,000,000);

(i)    As of the Effective Date there shall be no Revolving Loans;

(j)    Subject to exceptions acceptable to the Lead Arrangers (x) since December 31, 2015, there shall not have occurred a Parkway Material Adverse Effect, and (y) since December 31, 2015, there shall not have occurred a Cousins Material Adverse Effect.

(i)    “Parkway Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of Parkway and its Subsidiaries, taken as a whole; provided, however, that a Parkway Material Adverse Effect shall not include any event, development, change or occurrence arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets or political or regulatory conditions; (b) changes in the industrial real estate sector or changes generally affecting owners, operators or developers of industrial real estate; (c) any change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any change to the extent attributable to the negotiation, execution or announcement of this Agreement, and the transactions contemplated hereby (including the Houston Distribution), including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationships, including as a result of the identity of Cousins; (g) any failure by Parkway to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Parkway Material Adverse Effect may be taken into account in determining whether there has been a Parkway Material Adverse Effect); (h) any change in the price or trading volume of Parkway Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parkway Material Adverse Effect may be taken into account in determining whether there has been a Parkway Material Adverse Effect); (i) compliance with the terms of, or the taking of any action required by, this Agreement (including the Asset Sales, the Reorganization and the Houston Distribution); (j) the outcome of any litigation, claim or other proceeding described in the Parkway Disclosure Letter or specifically disclosed in the Parkway SEC Documents and (k) any bankruptcy, insolvency or reorganization of any tenant under any Parkway Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Parkway Lease; and provided, further, that (x) if any event, development, change or occurrence described in any of clauses (a), (b), (c), (d) or (e) has had a materially disproportionate effect on the financial condition, business or results of operations of Parkway and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate, then the incremental impact of such event on Parkway and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate shall be taken into account for purposes of determining whether a Parkway Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause Parkway to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered a Parkway Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code; and

(ii)    “Cousins Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of Cousins and its Subsidiaries, taken as a whole; provided, however, that a Cousins Material Adverse Effect shall not include any event, development, change or occurrence arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets or political or regulatory conditions; (b) changes in the industrial real estate sector or changes generally affecting owners, operators or developers of industrial real estate; (c) any change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any change to the extent attributable to the negotiation, execution or announcement of this Agreement, and the transactions contemplated hereby (including the Houston Distribution), including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationships, including as a result of the identity of Parkway; (g) any failure by Cousins to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Cousins Material Adverse Effect may be taken into account in determining whether there has been a Cousins Material Adverse Effect); (h) any change in the price or trading volume of shares of Cousins Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Cousins Material Adverse Effect may be taken into account in determining whether there has been a Cousins Material Adverse Effect); (i) compliance with the terms of, or the taking of any action required by, this Agreement (including the Reorganization and the Houston Distribution); (j) the outcome of any litigation, claim or other proceeding described in the Cousins Disclosure Letter or specifically disclosed in the Cousins SEC Documents; and (k) any bankruptcy, insolvency or reorganization of any tenant under any Cousins Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Cousins Lease; and provided, further, that (x) if any event, development, change or occurrence described in any of clauses (a), (b), (c), (d) or (e) has had a materially disproportionate effect on the financial condition, business or results of operations of Cousins and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate, then the incremental impact of such event on Cousins and its Subsidiaries relative to other similarly situated owners, operators and developers of industrial real estate shall be taken into account for purposes of determining whether a Cousins Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause Cousins to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered a Cousins Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code;

Provided that for purposes of this clause (j), (i) each reference to “this Agreement” in the definitions of Parkway Material Adverse Effect and Cousins Material Adverse Effect shall mean the Merger Agreement as in effect on April 28, 2016 and (ii) each capitalized term that is not defined in any other provision of this Agreement shall have the meaning given to such term in the Merger Agreement;

(k)    the Merger and the other Transactions shall be consummated substantially concurrently with the initial funding of hereunder on the Effective Date (except as permitted under Section 6.1(g)) in accordance with Applicable Law and on the terms described herein and in the Merger Agreement without giving effect to any waiver, modifications or consent thereunder that is materially adverse to any interests of the Lenders in any such case without the prior written consent of the Lead Arrangers (which consent shall not be unreasonably withheld or delayed), it being understood that, without limitation, any (i) change of the Exchange Ratio (as defined in the Merger Agreement) by 10% or more, (ii) change in the third party beneficiary rights applicable to the Lead Arrangers and the Lenders or (iii) change of the governing law, in each case, shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Lead Arrangers;

(l)    the Lead Arrangers shall have received:

(i)    with respect to the Contributed Assets and associated liabilities, (A) combined audited balance sheets for the two (2) most recently completed fiscal years ended at least 90 days prior to the Effective Date and combined audited statements of income, shareholder’s equity and cash flows for the three (3) most recently completed fiscal years ended at least 90 days prior to the Effective Date (in each case, excluding any Contributed Assets for any fiscal year during which such Contributed Assets were not owned by Pharmacy or Clinic during the entirety of such fiscal year, as applicable) and (B) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Effective Date;

(ii)    a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Parent for the fiscal year mostly recently ended for which audited financial statements are provided, prepared after giving pro forma effect to each element of the Transactions including the initial funding hereunder on the Effective Date (in accordance with Regulation S-X under the Securities Act of 1933, as amended, and including other adjustments reasonably acceptable to the Lead Arrangers) as if the Transactions and the initial funding hereunder had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements); and

(iii)    projections prepared by management of balance sheets, income statements and cashflow statements of the Parent and its Subsidiaries, which will be quarterly for the first year after the Effective Date and annually thereafter through the Termination Date;

(m)    the Leverage Ratio shall be no greater than 0.50 to 1.00 for the most recent four consecutive fiscal quarter period for which financial statements have been delivered pursuant to paragraph (l) above and calculated to give pro forma effect to each element of the Transactions and the initial funding hereunder on the Effective Date; provided, that, to the extent this condition is not satisfied on the Effective Date, the amounts funded on the Effective Date shall be reduced to the extent needed to comply with this Leverage Ratio; and

(n)    as of the Effective Date (i) (a) the sum of (x) the Aggregate Outstanding Balance as of the Effective Date plus (y) the aggregate undrawn Revolving Commitments as of the Effective Date, shall be less than or equal to (b) an amount equal to 50% of the aggregate as-is Appraised Value of all Borrowing Base Properties as of the Effective Date, and (ii) Adjusted Borrowing Base NOI (calculated on a pro forma basis giving effect to the Transactions as of the Parent’s fiscal quarter ending June 30, 2016) shall be in an amount sufficient to produce a Minimum Implied Debt Service Ratio (calculated based on a Effective Date Debt Total Service (as defined below)) of 1.85 to 1.00; for purposes of this paragraph (l), “Effective Date Debt Total Service” shall be defined as the amount necessary to fully amortize a loan in a principal amount equal to the Aggregate Outstanding Balance as of the Effective Date plus the aggregate undrawn Revolving Commitments as of the Effective Date, assuming a loan constant of 7%.

Notwithstanding anything in this Agreement, any other Loan Document or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the availability of the Loans to be made on the Effective Date shall be the Merger Agreement Representations and the Specified Representations, and (b) all conditions to the availability of the Loans to be made as of the Effective Date herein related to evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfect first priority lien and security interest in the Collateral shall (i) be limited to material Collateral (as determined by any of the Administrative Agent, the Initial Lenders or the Joint Lead Arrangers in its reasonable discretion) (including, without limitation, receipt of all certificates (if existing) evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, and all deposit account and securities account control agreements to the extent required to perfect the security interest in any material deposit account or securities account (as determined by any of the Administrative Agent, the Initial Lenders or the Joint Lead Arrangers in its reasonable discretion) (provided that to the extent that such control agreements are not completed by the Effective Date after the Loan Parties’ use of commercially reasonable efforts to do so, then such control agreements shall not constitute a condition precedent to the availability of the Loans on the Effective Date, but instead shall be required within a period of time set forth on Schedule 8.16) and (ii) be subject to such other exceptions set forth on Schedule 8.16.

Section 6.2 Conditions Precedent to All Loans and Letters of Credit.

In addition to satisfaction or waiver of the conditions precedent contained in Section 6.1., the obligations of (i) Lenders to make any Loans and (ii) the Issuing Banks to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.15. would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted hereunder; and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Revolving Borrowing, in the case of the borrowing of Term Loans, the Administrative Agent shall have received a timely Notice of Term Loan Borrowing, and in the case of the issuance of a Letter of Credit the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance of such Letter of Credit. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of

Credit contained in this Article VI. have been satisfied. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2. that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.

ARTICLE VII. Representations and Warranties

Section 7.1 Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Banks, to issue Letters of Credit, each of the Parent and the Borrower represents and warrants to the Administrative Agent, each Issuing Bank and each Lender as follows:

(a)    Organization; Power; Qualification. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership, limited liability company or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership, limited liability company or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

(b)    Ownership Structure. Part I of Schedule 7.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests and (v) whether such Subsidiary is a Material Subsidiary or an Excluded Subsidiary. As of the Agreement Date, except as disclosed in such Schedule, (A) each of the Parent, the Borrower and their respective Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other Equity Interests of any type in, any such Person that is a Subsidiary of the Parent. As of the Agreement Date, Part II of Schedule 7.1.(b) correctly sets forth all Unconsolidated Affiliates of the Parent, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent.

(c)    Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder and to grant and maintain the Liens under the Security Documents. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letter to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)    Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval (other than any required filing with the SEC or filings or recordations in connection with the perfection of any Collateral) or violate any Applicable Law (including all Environmental Laws) relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Parent, the Borrower or any Loan Party, or any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

(e)    Compliance with Law; Governmental Approvals. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to the Parent, the Borrower, such other Loan Party or such other Subsidiary except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

(f)    Title to Properties; Liens. Schedule 7.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Parent, the Borrower, each other Loan Party and each other Subsidiary, setting forth, for each such Property, the current occupancy status of such Property as of June 30, 2016 and whether such Property is Construction-In-Process and, if such Property is Construction-In-Process, the status of completion of such Property. The Borrower, each other Loan Party and each other Subsidiary owns or leases the assets reflected in the most recent consolidated balance sheet of the Parent delivered pursuant to Section 9.1. or 9.2., as applicable (or, with respect to the Effective Date, delivered pursuant to Section 6.1.(l) as of the date thereof or acquired or leased since that date (except property sold or otherwise disposed of to the extent permitted under the terms of this Agreement since such date). Schedule 4.1 is, as of the Agreement Date, a complete and correct listing of all Borrowing Base Properties. Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective material assets (including all Borrowing Base Properties owned or leased by any such Loan Party). None of the Collateral is subject to any Lien other than Permitted Liens. No Borrowing Base Property is subject to any Lien other than Permitted Liens of the types described in clauses (a) through (f) and (h) of the definition of “Permitted Liens”. Each Property included in the calculation of the Maximum Loan Availability Criteria satisfies all requirements under the Loan Documents for being an Eligible Property.

(g)    Existing Indebtedness. Part I of Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness for borrowed money (including all Guarantees of such Indebtedness) with an outstanding principal amount of $1,000,000 or more (other than the Indebtedness incurred hereunder) of each of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries, the and Unconsolidated Affiliates (“Scheduled Indebtedness”), and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and Unconsolidated Affiliates have performed and are in compliance with all of the terms of all Scheduled Indebtedness that is Recourse Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness. As of the Agreement Date, no monetary default exists under any Scheduled Indebtedness that is Nonrecourse Indebtedness and none of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries or Unconsolidated Affiliates has received notice of any other default under any such Indebtedness.

(h)    Material Contracts. Schedule 7.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. No event or condition exists which would permit any party to any Material Contract to terminate such Material Contract.

(i)    Litigation. Except as set forth on Schedule 7.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Parent, the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Documents or the Fee Letter. There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(j)    Taxes. All federal, state and other material tax returns of the Parent, the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable until such tax returns have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, no Loan Party (or any of its Subsidiaries) has been notified that any of its United States income tax returns are under audit. All charges, accruals and reserves on the books of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)    Financial Statements. The Borrower has furnished to the Administrative Agent copies of (i) with respect to the Contributed Assets and associated liabilities, (A) combined audited balance sheets for the fiscal year ended December 31, 2015 and combined audited statements of income, shareholder’s equity and cash flows for the fiscal year ended December 31, 2015 and (B) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for the fiscal quarter ended June 30, 2016; and (ii) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Parent for the fiscal year ended December 31, 2015. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Parent and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods, subject in the case of unaudited financial statements to normal year-end audit adjustments and the lack of footnotes. Except as set forth on Schedule 7.1.(k), none of the Parent, the Borrower or any of their respective Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.

(l)    No Material Adverse Change. Since December 31, 2015, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, after giving effect to the Transactions, and thereafter (i) the Parent is Solvent, (ii) the Borrower is Solvent, and (iii) the Loan Parties and their respective Subsidiaries, taken as a whole, are Solvent.

(m)    ERISA.

(i)    Each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws in all material respects. Except with respect to Multiemployer Plans, each Qualified Plan (A) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (B) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, (C) had filed for a determination letter prior to its “GUST remedial amendment period” (as defined in 2007-44) and received such determination letter and the staggered remedial amendment cycle first following the GUST remedial amendment period for such Qualified Plan has not yet expired, or (D) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan. To the best knowledge of any Responsible Officer of the Parent and the Borrower, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(ii)    With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Parent and the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.

(n)    Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)    Environmental Laws. Each of the Parent, the Borrower, each other Loan Party and each other Subsidiary: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals (x) with respect to the Borrowing Base Properties, where the failure to obtain or comply with each of the immediately preceding clauses (i) through (iii) could reasonably be expected to result in liability to any Loan Party, individually or in the aggregate, in excess of $500,000, and (y) with respect to Properties other than Borrowing Base Properties only, where the failure to obtain or comply with each of the immediately preceding clauses (i) through (iii) could reasonably be expected to have a Material Adverse Effect. No Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that (x) with respect to any Loan Party or any other Subsidiary, their respective businesses or operations where the same could reasonably be expected to result in liability to any Loan Party, individually or in the aggregate, in excess of $500,000, (y) with respect to the Borrowing Base Properties where the same could reasonably be expected to result in liability to any Loan Party, individually or in the aggregate, in excess of $500,000, or (z) with respect to the Properties other than the Borrowing Base Properties where the same could reasonably be expected to have a Material Adverse Effect, in each case where the same may: (i) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (ii) cause or contribute to any other potential common-law or legal claim or other liability, or (iii) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (i) through (iii) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Parent’s knowledge after due inquiry, threatened, against the Parent, the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws (x) with respect to the Borrowing Base Properties which could reasonably be expected to result in liability to any Loan Party, individually or in the aggregate, in excess of $500,000, and (y) with respect to Properties that are not Borrowing Base Properties only, which, reasonably could be expected to have a Material Adverse Effect. None of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Parent’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except (x) with respect to the Borrowing Base Properties to the extent that such generation, transportation or disposal could not reasonably be expected to result in liability to any Loan Party, individually or in the aggregate, in excess of $500,000, and (y) with respect to Properties that are not Borrowing Base Properties only, to the extent that such generation, transportation or disposal could not reasonably be expected to have a Material Adverse Effect.

(p)    Investment Company. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q)    Margin Stock. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r)    Affiliate Transactions. Except as permitted by Section 10.8. or as otherwise set forth on Schedule 7.1.(r), none of the Parent, the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement with any Affiliate.

(s)    Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) used in the conduct of the businesses of the Parent and its Subsidiaries, taken as a whole, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, except where the failure to own or have the right to use such Intellectual Property, or such conflict with the proprietary right of any other Person, could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each other Subsidiary has taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. As of the Agreement Date, no material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Parent, the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Parent, the Borrower, the other Loan Parties and the other Subsidiaries of the Parent does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Parent, the Borrower, any other Loan Party or any other Subsidiary of the Parent that could reasonably be expected to have a Material Adverse Effect.

(t)    Business. As of the Agreement Date, the Parent, the Borrower, the other Loan Parties and the other Subsidiaries are engaged in the business of the acquisition, disposition, financing, ownership, development, rehabilitation, leasing, operation and management of office buildings, together with other business activities incidental or reasonably related thereto.

(u)    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the financing transactions contemplated hereby, except as specified in the Fee Letter. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(v)    Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections, information of a general economic or industry nature and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any other Loan Party or any other Subsidiary in connection with or relating in any way to this Agreement or any other Loan Document were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly in all material respects, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on assumptions believed to be reasonable at the time made, but with it being understood that such projections and statements are not a guarantee of future performance and that such future performance may vary materially from such projections. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are or will be made, not misleading.

(w)    Not Plan Assets; No Prohibited Transactions. None of the assets of the Parent, the Borrower, any other Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(x)    OFAC, Anti-Corruption Laws and Sanctions.

(i)    Neither the Parent, nor any of its Subsidiaries, nor, to the knowledge of the Parent and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(ii)    The Parent, the Borrower and their respective Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and applicable Sanctions.

(y)    REIT Status. The Parent qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT.

(z)    Assets Owned by Borrower and Guarantors. As of the Effective Date, the amount of Adjusted Total Asset Value attributable to assets directly owned by the Borrower and the Guarantors is equal to or greater than 95.0% of Adjusted Total Asset Value.

(aa)    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

(bb)    Borrowing Base Properties.

(i)    Americans with Disabilities Act Compliance. To each Loan Party’s knowledge, the Borrowing Base Properties comply in all material respects with the requirements and regulations of the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et seq., as amended from time to time.

(ii)    Property Agreements. The Parent and the Borrower have delivered to the Administrative Agent true, correct and complete copies of each Property Management Agreement. To each Loan Party’s knowledge, each such Property Management Agreement is in full force and effect, has not been amended or modified except as otherwise disclosed to the Administrative Agent in writing from time to time, and there are no defaults or events of default thereunder.

(iii)    Certificate of Occupancy; Licenses. To each Loan Party’s knowledge, all material certificates, permits, licenses and approvals, including certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Borrowing Base Property as an office building (excluding, however, certificates of occupancy for tenant spaces and improvements and any retail and other ancillary uses in a Borrowing Base Property) have been obtained and are in full force and effect. The use being made of each Borrowing Base Property is in conformity in all material respects with all material certificates, permits, licenses and approvals issued for and currently applicable to each Borrowing Base Property.

(iv)    Physical Condition. Except as disclosed in the building condition reports addressed and certified to the Administrative Agent in connection with the disbursements of the Loans on the Agreement Date, to each Loan Party’s knowledge, as of the Agreement Date: (a) each Borrowing Base Property (including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, as applicable) is in good condition, order and repair in all material respects subject to ordinary wear and tear; and (b) there exist no structural or other material defects in or damage to any Borrowing Base Property, whether latent or otherwise. No Loan Party has received or has any knowledge of: (i) any written notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon; or (ii) any written notice of any termination or threatened termination of any policy of insurance or bond.

(v)    Boundaries. Except as disclosed in the Title Policies or on the surveys delivered by the Borrower to the Administrative Agent in connection with the disbursements of the Loans on the Agreement Date, all of the improvements at each Borrowing Base Property lie wholly within the boundaries and building restriction lines of such Borrowing Base Property, and no improvements on adjoining properties encroach upon any Borrowing Base Property, and no improvements encroach upon or violate any easements or other encumbrances upon any Borrowing Base Property, except those which are insured against by title insurance.

(vi)    Flood Zone. Except as set forth on Schedule 7.1.(bb)(vi), no portion of any Borrowing Base Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

(vii)    Filing and Recording Taxes. To Borrower’s knowledge, all transfer taxes, deed stamps, intangible taxes, personal property taxes or other amounts in the nature of transfer or debt taxes required to be paid under applicable law in connection with the transfer of or debt on the Borrowing Base Properties, if any, have been paid. Any mortgage or deed of trust recording, stamp, intangible, personal property or other similar taxes required to be paid under applicable law in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Documents, have been paid or are being paid simultaneously herewith in relation to the

Borrowing Base Properties. Except as disclosed in the Title Policies in relation to the Borrowing Base Properties, to each Loan Party’s knowledge, all taxes and governmental assessments due and owing in respect of such Borrowing Base Properties have been paid prior to becoming delinquent.

(viii)    Tenant Leases. Except as disclosed on Schedule 7.1.(bb)(viii) and in the rent roll for the Borrowing Base Properties delivered to and approved by the Administrative Agent in connection with the disbursement of Loan proceeds on the Agreement Date (the “Rent Roll”), and on the estoppel certificates from the tenants at the Borrowing Base Properties delivered to the Administrative Agent on the Agreement Date, with respect to the Borrowing Base Properties included in the calculation of Adjusted Borrowing Base NOI, as of the Agreement Date and as of each date the representations in this clause (viii) are remade in accordance with the final sentence of this paragraph (except as specified below): (a) the Loan Party owning the fee interest in the Borrowing Base Property relating to such Rent Roll (the “Applicable Loan Party”) is the sole owner of the entire lessor’s interest in the Tenant Leases; (b) to each Loan Party’s knowledge, the Tenant Leases are valid and enforceable against the Applicable Loan Party and the tenants set forth therein and are in full force and effect; (c) all of the Tenant Leases are arms-length agreements with bona fide, independent third parties; (d) to each Loan Party’s knowledge, no party under any Tenant Lease is in default beyond any applicable notice and/or grace period thereunder; provided, that when the representation in this clause (d) is remade from time to time in accordance with this Agreement, such representation shall be made only to the extent that any such defaults could not reasonably be expected to have a Material Adverse Effect; (e) all rents due have been paid in full and no tenant is in arrears in its payment of rent (other than payment of work orders, direct utility recovery and CAM reconciliation not more than 60 days past due); provided, that when the representation in this clause (e) is remade from time to time in accordance with this Agreement, such representation shall be made only to the extent that any rents not paid in full or tenants in arrears could not reasonably be expected to have a Material Adverse Effect; (f) neither the Parent, the Borrower nor the Applicable Loan Party nor any of their Affiliates has assigned or otherwise pledged or hypothecated the rents reserved in the Tenant Leases; (g) none of the rents has been collected for more than one (1) month in advance (except security deposits, percentage rent, if any, and other amounts collected and subject to later reconciliation pursuant to the terms of the applicable Tenant Leases, which shall not be deemed rent collected in advance); (h) the premises demised under the Tenant Leases have been completed and the tenants have accepted the same and have taken possession of the same on a rent-paying basis with no rent concessions to any tenants; (i) to each Loan Party’s knowledge, there exist no offsets or defenses to the payment of any portion of the rents and Applicable Loan Party has no monetary obligation to any tenant under any Tenant Lease which has not been disclosed in writing to the Administrative Agent; (j) neither the Parent, the Borrower nor the Applicable Loan Party has received any written notice from any tenant challenging the validity or enforceability of any Tenant Lease; provided, that when the representation in this clause (j) is remade from time to time in accordance with this Agreement, such representation shall be made only to the extent that any such challenges could not reasonably be expected to have a Material Adverse Effect; (k) to each Loan Party’s knowledge, there are no agreements with the tenants other than expressly set forth in each Tenant Lease; (l) no Tenant Lease contains an option to purchase, right of first refusal to purchase, or any other similar provision; provided, that when the representation in this clause (l) is remade from time to time in accordance with this Agreement, such representation shall be made only to the extent that any such options to purchase, rights of first refusal to purchase, or any other similar provisions could not reasonably be expected to have a Material Adverse Effect; (m) solely as to the Agreement Date, to each Loan Party’s knowledge, no Person has any possessory interest in, or right to occupy, such Borrowing Base Property except under and pursuant to a Tenant Lease; (n) to each Loan Party’s knowledge, no event has occurred that, but for the giving of notice and/or passage of time, would give any tenant any right to terminate any Tenant Lease at such Borrowing Base Property; (o) all security deposits relating to the Tenant Leases reflected on the Rent Roll have been collected by the Applicable Loan Party and, if required pursuant to the terms hereof, delivered to the Administrative Agent; (p) no brokerage commissions or finder’s fees are due and payable regarding any Tenant Lease; provided, that when the representation in this clause (p) is remade from time to time in accordance with this Agreement, such representation shall be made only to the extent that any such brokerage commissions or finder’s fees could not reasonably be expected to have a Material Adverse Effect; (q) solely as to the Agreement Date, to each Loan Party’s knowledge, each tenant is in actual, physical occupancy of the premises demised under its Tenant Lease; and (r) no Tenant is a debtor in any state or federal bankruptcy, insolvency or similar proceeding; provided, that when the representation in this clause (r) is remade from time to time in accordance with this Agreement, such representation shall be made only to the extent that the status of Tenants as debtors in any state or federal bankruptcy, insolvency or similar proceeding could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, when the representations in this clause (viii) are remade from time to time in accordance with this Agreement, such representations shall be made with respect to the Rent Rolls of the applicable Borrowing Base Properties delivered to the Administrative Agent from time to time (except to the extent otherwise disclosed to the Administrative Agent in writing from time to time).

(ix)    Property Information. Except as set forth on the Title Policy or surveys delivered in connection with the disbursement of the Loans on the Agreement Date, or in the zoning reports delivered to the Administrative Agent in connection with the disbursement of the Loans on the Agreement Date: to Borrower’s knowledge, (a) the Borrowing Base Properties include sufficient on-site parking to comply with Applicable Law; (b) the Borrowing Base Properties currently abut completed and dedicated public thoroughfares; and (c) no Loan Party has any knowledge, or reason to believe that any archaeological ruins, discoveries or specimens, or cemeteries exist on any Borrowing Base Property.

(x)    Brokers. Except as set forth on Schedule 7.1.(bb)(x) or as otherwise disclosed to the Administrative Agent in writing from time to time in accordance with the requirements of Section 9.4.(v), no agreements exist with respect to any Major Tenant Lease within any Borrowing Base Property, nor do any agreements exist that are otherwise applicable to substantially all of any Borrowing Base Property, in each case which are binding on any of the Loan Parties relating to the leasing of such premises by brokers or other similar agents.

(xi)    Parking. Except as set forth on Schedule 7.1.(bb)(xi), no agreements exist which are binding on any of the Loan Parties relating to the rights of tenants at the Borrowing Base Properties to park at locations other than at the Borrowing Base Properties.

(xii)    Management. Except as set forth on Schedule 7.1(bb)(xii) or as otherwise disclosed in writing to the Administrative Agent from time to time, no agreements exist which are binding on any of the Loan Parties relating to the management of the Borrowing Base Properties.

(xiii)    Security Deeds. From and after the execution and delivery thereof, each Security Deed is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable first priority Lien on all of the applicable Loan Parties’ right, title and interest in and to the “Property” (as such term is defined in the applicable Security Deed) thereunder and the proceeds thereof, in each case, to the extent required thereunder, and when each such Security Deed is filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges thereunder are duly paid, the

Administrative Agent (for the benefit of the Secured Parties) shall have a perfected first priority Lien on, and security interest in, all right, title, and interest of the applicable Loan Parties in such Property” (as such term is defined in the applicable Security Deed) to the extent required thereunder and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens of the type described in clauses (a) through (f) and (h) of the definition of Permitted Liens.

(cc)    Operating Statements. Each of the operating summaries pertaining to each of the Properties then included in calculations of the Appraised Value delivered by the Borrower to the Administrative Agent in accordance with Section 9.4(d) fairly presents the Net Operating Income of each such Property for the period then ended.

(dd)    Use of Proceeds. The Borrower shall use the proceeds of Loans and Letters of Credit in accordance with Section 8.8.

Section 7.2 Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Termination Date is effectuated pursuant to Section 2.13. and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality or Material Adverse Effect or similar language, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VIII. Affirmative Covenants

For so long as this Agreement is in effect, the Parent and the Borrower shall comply with the following covenants:

Section 8.1 Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (i) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation, (ii) preserve and maintain its respective rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation, except where the failure to preserve and maintain such rights, franchises, licenses and privileges could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be so authorized and qualified could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.2 Compliance with Applicable Law.

The Parent and the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Parent and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary of the Parent to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall, and shall cause each other Subsidiary to, conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

Section 8.3 Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective properties and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and casualty events excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except in the cases of clauses (a) and (b) where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.4 Conduct of Business.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1.(t) and not enter into any line of business not otherwise engaged in or permitted to be engaged in pursuant to Section 7.1.(t) by such Person as of the Agreement Date.

Section 8.5 Insurance.

In addition to the requirements of any of the other Loan Documents, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses in similar localities with similarly sized portfolios or assets or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and/or insurance certificates, in form acceptable to the Administrative Agent and the Initial Lenders, providing that the insurance coverage required under this Section 8.5. (including without limitation, both property and liability insurance) is in full force and effect and stating that coverage shall not be cancelable or materially changed without ten (10) days prior written notice to the Administrative Agent of any cancelation for nonpayment of premiums, and not less than thirty (30) days prior written notice to the Administrative Agent of any other cancellation or any modification (including a reduction in coverage), together with appropriate evidence that the Administrative Agent, for the benefit of the

Lenders, the Issuing Banks, the Specified Derivatives Providers and the Specified Cash Management Banks, is named as mortgagee lender’s loss payee and additional insured, as appropriate, on all insurance policies that the Parent, the Borrower, any Loan Party or any other Subsidiary of the Parent actually maintains with respect to any Property and improvements on such Property. Such insurance shall, in any event, include terrorism coverage and all of the following:

(a)    Insurance against loss to such Properties on an “all risk” policy form, covering insurance risks no less broad than those covered under a Special Multi Peril (SMP) policy form, which contains a Commercial ISO “Causes of Loss-Special Form,” in the then current form, and such other risks as the Administrative Agent or any Initial Lender may reasonably require, in amounts equal to the full replacement cost of the Properties including fixtures and equipment, the Borrower’s interest in leasehold improvements, and the cost of debris removal, with, if required by the Administrative Agent or any Initial Lender, an agreed amount endorsement, and with deductibles of not more than $100,000 (or such higher commercially reasonable deductible as the Administrative Agent or any Initial Lender shall determine in its sole discretion), except that any deductibles for any insurance covering damage by windstorm may be in amounts up to 5% of the value of the Property insured;

(b)    Business income insurance in amounts sufficient to pay during any period in which a Property may be damaged or destroyed, for a period of not less than twenty-four (24) months; (i) at least 100% of all rents and (ii) all amounts (including, but not limited to, all taxes, assessments, utility charges and insurance premiums) required to be paid by tenants of the Property;

(c)    During the making of any alterations or improvements to a Property, carry or cause to be carried builder’s completed value risk insurance against “all risks of physical loss” for the full replacement cost of the construction Properties;

(d)    Insurance against loss or damage by flood or mud slide in compliance with the Flood Disaster Protection Act of 1973, as amended from time to time, if the Properties are now, or at any time while the Obligations or any portion thereof remains unpaid shall be, situated in any area which an appropriate Governmental Authority designates as a special flood hazard area, in amounts equal to the full replacement value of all above grade structures on the Properties, or as such lesser amounts as may be available under Federal flood insurance programs;

(e)    Commercial general public liability insurance, with the location of the Properties designated thereon, against death, bodily injury and property damage arising on, about or in connection with the Properties, with the Parent, the Borrower or the applicable Subsidiary listed as the named insured, with such limits as the Parent, the Borrower or the applicable Subsidiary may reasonably require (but in no event less than $10,000,000 per occurrence, including any primary, umbrella, and other excess coverage); and

(f)    Such other insurance, including, without limitation, boiler and machinery, flood, mold, earthquake, windstorm and other environmental coverages, relating to the Properties and the uses and operation thereof as the Administrative Agent or any Initial Lender may, from time to time, reasonably require.

All insurance (except for auto, earthquake or flood insurance) shall be written by carriers with a claims paying ability of “A” or better by Fitch, Inc. or Standard & Poor’s (and the equivalent by any other rating agency) or having a rating of A VII or better in the current Best’s insurance reports.

Unless the Borrower provides the Administrative Agent with evidence satisfactory to the Administrative Agent of the insurance coverage required by this Agreement, the Administrative Agent may purchase insurance at the Borrower’s expense to protect the Administrative Agent’s and the Lenders’ interests in the Borrowing Base Properties. This insurance may, but need not, protect the Borrower’s interest in the Borrowing Base Properties. The coverages that the Administrative Agent purchases may not pay any claim that the Borrower makes or any claim that is made against the Borrower in connection with the Borrowing Base Properties. The Borrower or the Administrative Agent (as appropriate) may later cancel any insurance purchased by the Administrative Agent, but only after the Administrative Agent receives satisfactory evidence that the Borrower has obtained insurance as required by this Agreement. If the Administrative Agent purchases insurance for the Borrowing Base Properties, the Borrower will be responsible for the costs of that insurance, including any charges imposed by the Administrative Agent in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. The costs of the insurance may, at the Administrative Agent’s discretion, be added to the Borrower’s total principal obligation owing to the Administrative Agent and the Lenders, and in any event shall be secured by the Liens on the Borrowing Base Properties created by the Loan Documents. It is understood and agreed that the costs of insurance obtained by the Administrative Agent may be more than the costs of insurance the Borrower may be able to obtain on its own.

Section 8.6 Payment of Taxes and Claims.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge (a) when due all federal and state income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) by not later than 30 days past the due date therefor, all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 8.7 Books and Records; Inspections.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their reasonable and documented out of pocket costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists. Each of the Parent and the Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent or any Lender. Notwithstanding the foregoing or any other provision of this Agreement, in no event will the Parent, the Borrower, or any of their respective Subsidiaries be required to disclose to the Administrative Agent or any Lender any documents the disclosure of which would violate regulatory or contractual confidentiality obligations binding upon the Parent, the Borrower or such Subsidiary so long as any such contractual confidentiality obligations arise under documents entered into in the ordinary course of business for purposes other than avoiding the Loan Parties’ obligations under this Section.

Section 8.8 Use of Proceeds.

The Borrower will use the proceeds of Loans only (a) to fund the Specified Distribution, (b) to pay fees and expenses in connection with the Spin-Off, and (c) to provide for the ongoing general working capital requirements of the Parent and its Subsidiaries and for other general corporate purposes of the Parent and its Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock. The Borrower will not request any Loan or the issuance of any Letter of Credit, and neither the Parent nor the Borrower shall use, and shall ensure that all Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or indirectly, for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions. The Borrower will not request any Loan or the issuance of any Letter of Credit, and neither the Parent nor the Borrower shall, directly or indirectly, use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Joint Lead Arranger, the Administrative Agent, Issuing Bank, or otherwise) of Sanctions.

Section 8.9 Environmental Matters.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws with respect to the Borrowing Base Properties, except where the failure to comply could not reasonably be expected to result in liability to any Loan Party, individually or in the aggregate, in excess of $500,000. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws with respect to Properties that are not Borrowing Base Properties, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Parent and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws (x) with respect to the Borrowing Base Properties, except where the failure to comply could not reasonably be expected to result in liability to any Loan Party, individually or in the aggregate, in excess of $500,000 and (y) with respect to Properties that are not Borrowing Base Properties, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply: (a) with respect to the Borrowing Base Properties, to the extent failure to comply could reasonably be expected to result in liability to any Loan Party, individually or in the aggregate, in excess of $500,000; and (b) with respect to Properties that are not Borrowing Base Properties, to the extent the failure to comply could reasonably be expected to have a Material Adverse Effect, in each case with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws. The

Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10 Further Assurances.

At the Borrower’s cost and expense and upon request of the Administrative Agent, the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11 Material Contracts.

The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract which if not performed would permit any party to such Material Contract to terminate such Material Contract. The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of the Material Contracts taken as a whole.

Section 8.12 REIT Status.

The Parent shall maintain its status as a REIT and election to be treated as a REIT under the Internal Revenue Code.

Section 8.13 Exchange Listing.

The Parent shall maintain at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14 Guarantors.

(a)    Generally. With respect to (i) each Material Subsidiary (other than an Excluded Subsidiary or an Excluded TRS Subsidiary), and (ii) (A) each Subsidiary that owns or leases a Borrowing Base Property and (B) each Subsidiary (other than the Borrower) that owns, directly or indirectly, any Equity Interest in a Subsidiary described in the immediately preceding clause (A), on or prior to the Required Joinder Date (as defined below), the Parent and the Borrower shall cause such Subsidiary to execute and deliver to the Administrative Agent an Accession Agreement to the Guaranty, together with the other items required to be delivered under the immediately following subsection (c); provided, that a Subsidiary shall be exempt from the requirements of this Section 8.14. upon the written consent of the Administrative Agent and the Requisite Lenders. For the avoidance of doubt, the Net Operating Income of a Property owned by a Subsidiary that is not already a Guarantor shall not be included in any calculation of Maximum Loan Availability Criteria unless and until such Subsidiary executes and delivers to the Administrative Agent an Accession Agreement to the Guaranty (or Guaranty, as applicable) and the other items required to be delivered under the immediately following subsection (c). Any such Accession Agreement delivered pursuant to this clause 8.14.(a) and the other items required under the immediately following subsection (c) must be delivered to the Administrative Agent not later than the date on which the Compliance Certificate is required to be delivered with respect to any fiscal quarter (or fiscal year in the case of the fourth fiscal quarter) during which any of the above conditions first applies to a Subsidiary (the “Required Joinder Date”). In the event such Accession Agreement and the other items required under the immediately following subsection (c) are delivered on or prior to the date on which such Compliance Certificate is required to be delivered with respect to any fiscal quarter (or fiscal year in the case of the fourth fiscal quarter), each Borrowing Base Property of the applicable Subsidiary that becomes a Guarantor pursuant thereto may be included in the calculation of the Maximum Loan Availability Criteria calculated pursuant to such Compliance Certificate for the fiscal periods covered by such Compliance Certificate.

(b)    Other Guarantors. The Borrower may, at its option, cause any other Person that is not already a Guarantor to become a Guarantor by causing such Person to execute and deliver to the Administrative Agent an Accession Agreement to the Guaranty, together with the other items required to be delivered under the immediately following subsection (c).

(c)    Required Deliveries. Each Accession Agreement to the Guaranty (or Guaranty, as applicable) delivered by a Subsidiary required to become a Guarantor under the immediately preceding subsection (a) (each, a “New Guarantor”) shall be accompanied by (i) the items that would have been delivered under subsections (v) through (viii) and (xv) of Section 6.1.(a) and under Section 6.1.(e) if such New Guarantor had been a Guarantor on the Agreement Date, (ii) unless the Administrative Agent has notified the Borrower that it does not require delivery of such item, a legal opinion substantially in the form of opinion delivered on the Agreement Date pursuant to subsection (iv) of Section 6.1.(a) and covering such matters reasonably requested by the Administrative Agent as if such New Guarantor had been a Guarantor on the Agreement Date and (ii) such additional documentation with respect to any applicable Borrowing Base Property as shall be required pursuant to Section 4.1.

Section 8.15 Liens.

If a claim of Lien is recorded which affects any Borrowing Base Property (other than a Permitted Lien of the types described in clauses (a) through (f) and (h) of the definition of “Permitted Liens”), the Borrower shall, within thirty (30) days after the Administrative Agent’s demand, or any Loan Party obtains knowledge thereof, whichever occurs first: (a) pay and discharge the claim of Lien; (b) effect the release thereof by recording or depositing with a court of competent jurisdiction a surety bond in sufficient form and amount; (c) contest such Lien as provided below; or (d) for Liens in excess of $5,000,000 individually or $25,000,000 in the aggregate, provide the Administrative Agent with other assurances which the Administrative Agent deems, in its reasonable discretion, to be satisfactory for the payment of such claim of Lien and for the full and continuous protection of the Administrative Agent from the effect of such Lien. The Borrower may contest in good faith any Lien, claim, demand, levy or assessment by any Person if: (a) the Borrower pursues the contest diligently, in a manner which does not materially impair the rights of the Administrative Agent under any of the Loan Documents; and (b) solely with respect to Liens encumbering any Borrowing Base Property securing obligations in excess of $5,000,000 individually or $25,000,000 in the aggregate, if requested by the Administrative Agent, the Borrower deposits with the Administrative Agent any funds or other forms of assurance which the Administrative Agent reasonably determines from time to time appropriate to protect the Administrative Agent from the consequences of the contest being unsuccessful.

Section 8.16 Post-Closing Covenants.

Each of the Loan Parties shall satisfy the requirements set forth in Schedule 8.16 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent in its sole discretion. To the extent any Loan Document requires delivery of any document or completion of an action prior to the date specified in this Section 8.16, such delivery may be made or such action may be taken at any time prior to that specified in this Section 8.16. To the extent any representation and warranty would not be true or any provision of any covenant would be breached because the actions required by this Section 8.16 are not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct with respect to such action, or the respective covenant complied with, only at the time the respective action is taken (or was required to be taken) in accordance with this Section 8.16.

ARTICLE IX. Information

For so long as this Agreement is in effect, the Borrower shall furnish, or cause to be furnished, to the Administrative Agent for distribution to each of the Lenders:

Section 9.1 Quarterly Financial Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 45 days after the close of each of the first, second and third fiscal quarters of the Parent commencing with the fiscal quarter ending March 31, 2017), the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, income and cash flows of the Parent and its Subsidiaries for such period, and commencing with the fiscal quarter ending March 31, 2018, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by either (i) any two of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, or (ii) the vice president of capital markets of the Parent and any one of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, in their opinion, to present fairly in all material respects, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the inclusion in the final year-end statements of footnotes that were not contained in the quarterly financial statements).

Section 9.2 Year-End Statements.

As soon as available and in any event within 5 days after the same is required to be filed with the SEC (but in no event later than 90 days after the end of each fiscal year of the Parent):

(I) for the fiscal year ending December 31, 2016:

(A) the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity, income and cash flows of the Parent and its Subsidiaries for the period from the Effective Date through December 31, 2016, all of which shall be (a) certified by either (i) any two of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, or (ii) the vice president of capital markets of the Parent and any one of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, in their opinion, to present fairly in all material respects, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young Global Limited or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit;

(B) the audited consolidated balance sheet of Parkway Houston as at the Effective Date and the related audited consolidated statements of operations, stockholders’ equity, income and cash flows of Parkway Houston for the period from January 1, 2016 through the Effective Date, setting forth in comparative form the figures as at the end of and for the fiscal year ending December 31, 2015, all of which shall be (a) certified by either (i) any two of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, or (ii) the vice president of capital markets of the Parent and any one of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, in their opinion, to present fairly in all material respects, in accordance with GAAP and in all material respects, the financial position of Parkway Houston as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young Global Limited or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit;

(C) the audited consolidated balance sheet of Cousins Houston as at the Effective Date and the related audited consolidated statements of operations, stockholders’ equity, income and cash flows of Cousins Houston for the period from January 1, 2016 through the Effective Date, setting forth in comparative form the figures as at the end of and for the fiscal year ending December 31, 2015, all of which shall be (a) certified by either (i) any two of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, or (ii) the vice president of capital markets of the Parent and any one of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, in their opinion, to present fairly in all material respects, in accordance with GAAP and in all material respects, the financial position of Cousins Houston as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit;

(II) for the fiscal year ending December 31, 2017, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity, income and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures (A) in the case of such balance sheet, as at the end of December 31, 2016 and (B) in the case of such statements of operations, income and cash flows for the period from the Effective Date through December 31, 2016, all of which shall be (a) certified by either (i) any two of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, or (ii) the vice president of capital markets of the Parent and any one of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, in their opinion, to present fairly in all material respects, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young Global Limited or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit; and

(III) for the fiscal year ending December 31, 2018 and each fiscal year thereafter, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity, income and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by either (i) any two of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, or (ii) the vice president of capital markets of the Parent and any one of the following officers of the Parent (x) the chief executive officer, (y) the chief financial officer or (z) the chief accounting officer, in their opinion, to present fairly in all material respects, in accordance with GAAP and in all material respects, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young Global Limited or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose report shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit.

Section 9.3 Compliance Certificate; Statement of Funds from Operations; Report of Acquired Properties; Maximum Loan Availability Certificate.

(a)    Within 45 days after the close of the fiscal quarter ending September 30, 2016 (giving pro forma effect to the Transactions), and thereafter at the time the financial statements are furnished pursuant to Sections 9.1. and 9.2., a certificate substantially in the form of Exhibit M (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer, chief accounting officer or vice president of capital markets of the Parent (i) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Parent and the Borrower are in compliance with the covenants contained in Section 10.1.; and (ii) stating that, to the best of his or her knowledge, information or belief, after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.

(b)    At the time the financial statements are furnished pursuant to Sections 9.1. and 9.2., a statement of Funds From Operations certified by the chief financial officer, chief accounting officer or vice president of capital markets of the Parent in form reasonably satisfactory to the Administrative Agent.

(c)    At the time the financial statements are furnished pursuant to Sections 9.1. and 9.2., a report of newly acquired Properties, in form reasonably satisfactory to the Administrative Agent, which shall include, without limitation, the Net Operating Income of such Property, the cost of acquisition of such Property and the amount of Secured Indebtedness secured by a Lien on such Property.

(d)    Within 45 days after the close of the fiscal quarter ending September 30, 2016 (giving pro forma effect to the Transactions), and thereafter at the time the financial statements are furnished pursuant to Sections 9.1. and 9.2., (i) a Maximum Loan Availability Certificate setting forth the information to be contained therein, as of the last day of such fiscal quarter and (ii) for each of the Borrowing Base Properties, property cash flow projections, operating statements, a current rent roll, note receivable summary, and summary of cash and Cash Equivalents.

Section 9.4 Other Information.

(a)    Promptly after any request by the Administrative Agent, copies of all management letters, if any, submitted to the Parent or its Board of Directors by its independent public accountants;

(b)    Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange;

(c)    Promptly upon the mailing thereof to the shareholders of the Parent generally, to the other partners of the Borrower, to any Subsidiary or to any other Loan Party, copies of all financial statements, reports and proxy statements so mailed;

(d)    Prompt notice of the sale, transfer or other disposition of any material assets with a value equal to or greater than a Substantial Amount of the Parent, the Borrower, any other Loan Party or any other Subsidiary to any Person other than the Parent, the Borrower, any other Loan Party or any other Subsidiary;

(e)    At the time the financial statements are furnished pursuant to Section 9.2. and, if requested, within 45 days after the close of the fiscal quarter ending September 30, 2016 (giving pro forma effect to the Transactions), and thereafter at the time the financial statements are furnished pursuant to Section 9.1., cash flow projections, balance sheet projections and projected results of the covenants set forth in Section 10.1. (it being understood that projections are subject to the second sentence of Section 7.1.(v)), in each case for the immediately following four fiscal quarters, broken out on a quarterly basis, all in form and substance reasonably satisfactory to the Administrative Agent;

(f)    Property budgets and overhead budgets within 30 days following the beginning of each fiscal year;

(g)    Promptly following the reasonable request of the Administrative Agent or any Lender, projected balance sheets, operating statements, profit and loss projections and cash flow budgets of the Parent and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail, including in the case of the cash flow budgets, excess operating cash flow, availability under this Agreement, unused availability under committed development loans, unfunded committed equity and any other committed sources of funds, as well as, cash obligations for acquisitions, unfunded development costs, capital expenditures, debt service, overhead, dividends, maturing Property loans, hedge settlements and other anticipated uses of cash and the foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Sections 10.1 and at the end of each fiscal quarter of the next succeeding fiscal year;

(h)    If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent setting forth details as to such occurrence and the action, if any, which the Parent, the Borrower or applicable member of the ERISA Group is required or proposes to take;

(i)    To the extent any Responsible Officer of any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which involve claims individually or in the aggregate of $10,000,000 or more, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(j)    At the time the financial statements are furnished pursuant to Sections 9.1. or 9.2., a copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Parent or the Borrower filed or entered into during the most recently ended fiscal quarter;

(k)    Prompt notice of any change in the executive management of the Parent, the Borrower, any Subsidiary or any other Loan Party and the occurrence of any event, or any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary, which has had, or could reasonably be expected to have, a Material Adverse Effect;

(l)    Prompt notice upon any Responsible Officer of the Borrower or the Parent having knowledge of the occurrence of (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(m)    Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding;

(n)    Prompt notice of (a) any litigation pending or credibly threatened in writing against any Loan Party with respect to any Borrowing Base Property that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) any casualty (other than a loss involving amounts of less than $1,000,000) affecting any portion of the Borrowing Base Properties, which is insured or uninsured or partially uninsured loss through fire, theft, liability or damage; and (c) any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

(o)    To the extent any Responsible Officer of any Loan Party or any other Subsidiary is aware of same, any notification of a violation of any Applicable Law or any inquiry shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority, in either case, with respect to a matter that could reasonably be expected to have a Material Adverse Effect;

(p)    Promptly upon the occurrence thereof, written notice of the consummation of the Spin-Off;

(q)    Promptly upon the request of the Administrative Agent, evidence of the Parent’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;

(r)    Promptly, upon each request, information identifying the Borrower as a Lender may request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act;

(s)    Promptly, and in any event within 3 Business Days after a Responsible Officer of the Parent obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent, the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an Environmental Claim, in each of the cases described in the preceding clauses (i) through (iv), (x) with respect to the Borrowing Base Properties, where the matters covered by such notices could reasonably be expected to result in liability to any Loan Party, individually or in the aggregate, in excess of $500,000 and (y) with respect to the Properties that are not Borrowing Base Properties only, where the matters covered by such notices, whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(t)    Not later than three (3) Business Days after the Parent receives notice of the same from any Rating Agency or otherwise learns of the same, notice of the issuance of any change or withdrawal in the Credit Rating by any Rating Agency in respect of the Parent, together with the details thereof, and of any announcement by such Rating Agency that any such Credit Rating is “under review” or that any such Credit Rating has been placed on a watch list or that any similar action has been taking by such Rating Agency;

(u)    From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request; provided that, notwithstanding anything to the contrary in this Section, none of the Parent, the Borrower, any of its Subsidiaries, or any other Loan Party will be required to provide or disclose any contract entered into in the ordinary course of business the disclosure of which to the Administrative Agent and the Lenders is prohibited by a confidentiality agreement entered into for purposes other than avoiding the Loan Parties’ and their Subsidiaries’ obligations under this Section; and

(v)    At the time the financial statements are furnished pursuant to Sections 9.1. or 9.2., notice of (i) with respect to any Tenant Lease demising 15,000 or more rentable square feet in any Borrowing Base Property, to the extent any Responsible Officer of any Loan Party or any other Subsidiary is aware (A) any Person having any possessory interest in, or right to occupy such Borrowing Base Property except under and pursuant to a Tenant Lease or (B) any tenant not in actual, physical occupancy of the premises demised under its Tenant Lease and (ii) any new agreements not previously disclosed with respect to any Major Tenant Lease within any Borrowing Base Property, or otherwise applicable to substantially all of any Borrowing Base Property, in each case which are binding on any of the Loan Parties relating to the leasing of such premises by brokers or other similar agents.

Section 9.5 Electronic Delivery of Certain Information.

(a)    Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov or a website sponsored or hosted by the Administrative Agent or the Parent), provided that the foregoing shall not apply to notices to any Lender (or any Issuing Bank) pursuant to Article II. The Administrative Agent, the Parent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and at the time on which the Administrative Agent, the Parent or the Borrower posts such documents or the documents become available on a commercial website provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 10:00 a.m. on the opening of business on the next Business Day for the recipient.

(b)    Documents required to be delivered pursuant to Article II. may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Parent or the Borrower by the Administrative Agent.

Section 9.6 Public/Private Information.

The Parent and the Borrower hereby acknowledge that (a) the Administrative Agent and/or a Joint Lead Arranger may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Parent or the Borrower hereunder (collectively, “Information Materials”) by posting the Information Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrower or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the Parent and the Borrower hereby agree that (w) all Information Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Information Materials “PUBLIC,” the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders to treat such Information Materials as not containing any material non-public information with respect to the Parent, the Borrower or their securities for purposes of United States Federal and state securities laws; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, each Lender who does not wish to receive Private Information agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of any website provided pursuant to Section 9.5. in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Information Materials that are not made available through the “Public Side Information” portion of such website provided pursuant to Section 8.5. and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Banks or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s

transmission of Information Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent resulting from the Administrative Agent’s gross negligence or wilful misconduct.

Section 9.7 USA Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time-to-time request, and the Parent and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law, including without limitation, applicable “know your customer” and anti-money laundering rules and regulations. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X. Negative Covenants

For so long as this Agreement is in effect, the Parent and the Borrower shall, and shall cause each other Loan Party or Subsidiary to, as applicable, comply with the following covenants:

Section 10.1 Financial Covenants.

(a)    Ratio of Total Indebtedness to Total Asset Value. The Parent shall not permit the Leverage Ratio to exceed 0.55 to 1.00 at any time.

(b)    Ratio of Adjusted EBITDA to Fixed Charges. The Parent shall not permit the ratio of (i) the product of (A) Adjusted EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the two consecutive fiscal quarters most recently ended multiplied by (B) 2 to (ii) the product of (A) Fixed Charges of the Parent and its Subsidiaries determined on a consolidated basis for the two consecutive fiscal quarters most recently ended multiplied by (B) 2, to be less than 1.75 to 1.00 as of the last day of any fiscal quarter; provided that, for purposes of the foregoing (x) Adjusted EBITDA shall be deemed to be $32,268,234 for the fiscal quarter ended March 31, 2016 and $30,995,801 for the fiscal quarter ended June 30, 2016 and (y) Fixed Charges shall be deemed to be $10,264,196 for the fiscal quarter ended March 31, 2016 and $10,279,989 for the fiscal quarter ended June 30, 2016.

(c)    Ratio of Recourse Indebtedness to Total Asset Value. The Parent shall not permit the ratio of (i) Recourse Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis (other than the Obligations) to (ii) Total Asset Value, to exceed 0.05 to 1.00 at any time.

(d)    Minimum Tangible Net Worth. The Parent and the Borrower shall not permit Tangible Net Worth at any time to be less than (i) $825,885,200 plus (ii) 70% of the Net Proceeds of all Equity Issuances effected at any time after the Effective Date by the Parent, the Borrower or any of the Subsidiaries of the Parent to any Person other than the Parent, the Borrower or any of the Subsidiaries of the Parent (other than Net Proceeds received within the period commencing sixty (60) days prior to, and ending sixty (60) days after, the redemption, retirement or repurchase of Preferred Equity Interests in the Parent to the extent permitted under this Agreement, up to the amount paid by the Parent in connection with such redemption, retirement or repurchase, where, for the avoidance of doubt, the net effect is that the Parent shall not to have increased Tangible Net Worth as a result of any such proceeds).

(e)    Dividends and Other Restricted Payments. The Parent shall not, and shall not permit the Borrower or any of their Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Parent, the Borrower and their respective Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default is continuing or would result therefrom:

(i)    the Borrower may pay cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute, cash distributions to its shareholders in an aggregate amount not to exceed the greater of (i) the amount required to be distributed for the Parent to remain in compliance with Section 8.12. (including the right to distribute 100% of net capital gains) or (ii) 90% of Funds From Operations;

(ii)    the Borrower may pay cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent to distribute, and the Parent may so distribute cash distributions (including, without limitation, distributions constituting “capital gains dividends”) to shareholders of the Parent to the extent necessary to avoid payment of taxes under Section 857 (including, without limitation, Section 857(b)(3)) and Section 4981 of the Internal Revenue Code;

(iii)    a Subsidiary that is not a Wholly Owned Subsidiary may make cash distributions to holders of Equity Interests issued by such Subsidiary so long as such distributions are made ratably according to the holders’ respective holdings of the type of Equity Interest in respect of which such distributions are being made;

(iv)    Subsidiaries may pay Restricted Payments to the Borrower or any other Wholly Owned Subsidiary;

(v)    the Borrower or any other Subsidiary of the Parent may make purchases of Equity Interests in any Subsidiary or Unconsolidated Affiliate of the Parent or of any of its Subsidiaries that are held by any other Person;

(vi)    the Borrower may redeem for cash limited partnership interests in the Borrower;

(vii)    the Borrower may make cash distributions to the Parent to the extent necessary for the Parent to distribute, and the Parent may distribute, the Specified Distribution;

(viii)    solely to the extent of any Net Proceeds excluded from the calculation of Tangible Net Worth pursuant to Section 10.1.(d), and applied to redeem, retire or repurchase Preferred Equity Interests, the Parent may redeem, retire or repurchase its Preferred Equity Interests (and, to the extent such Net Proceeds were contributed to the Borrower, the Borrower may make cash distributions of the amount of such contributed Net Proceeds for the purposes of funding such transaction); and

(ix)    the Parent may from time to time purchase shares of its common stock in an aggregate purchase price not to exceed $50,000,000 for all such purchases, and the Borrower may make cash distributions to the Parent to the extent necessary for the Parent to make such purchases of common stock.

Notwithstanding the foregoing, but subject to the following sentence, if a Default or Event of Default exists, the Borrower may only declare and make cash distributions to the Parent and other holders of partnership interests in the Borrower with respect to any fiscal year to the extent necessary for the Parent to distribute, and the Parent may so distribute, an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 8.12 and to avoid the imposition of income or excise taxes imposed under Sections 857(b)(1), 857(b)(3) and 4981 of the Internal Revenue Code. If a Default or Event of Default specified in Section 11.1.(a), Section 11.1.(e) or Section 11.1.(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2.(a), the Parent shall not, and shall not permit the Borrower or any Subsidiary to, make any Restricted Payments to any Person other than to the Parent, the Borrower or any other Loan Party. Subsidiaries (other than the Borrower) may make Restricted Payments to the Borrower and the other Loan Parties at any time and Subsidiaries that are not Loan Parties may make Restricted Payments to any other Subsidiaries.

(f)    Permitted Investments. The Parent shall not, and shall not permit the Borrower, any Loan Party or any other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of Total Asset Value at any time:

(i)    Investments in Unconsolidated Affiliates, such that the aggregate book value of such Investments exceeds 10.0% of Total Asset Value;

(ii)    Investments in Equity Interests in Persons that are not Subsidiaries or Unconsolidated Affiliates, such that the aggregate value of such Investments calculated on the basis of the lower of cost or market exceeds 5.0% of Total Asset Value;

(iii)    Mortgage Receivables, such that the aggregate book value of such Mortgage Receivables exceeds 5.0% of Total Asset Value at any time; and

(iv)    the aggregate amount of Construction-In-Process in which the Parent either has a direct or indirect ownership interest such that the aggregate amount thereof exceeds 5.0% of Total Asset Value; provided that if Construction-In-Process is owned by an Unconsolidated Affiliate of the Parent, the Borrower or any Subsidiary, then the product of (A) the Parent’s, the Borrower’s or such Subsidiary’s Ownership Share in such Unconsolidated Affiliate and (B) the amount of the Construction-In-Process, shall be used in calculating such investment limitation; and

(v)    Ownership of, or Investments in, Unimproved Land such that the aggregate GAAP book value thereof exceeds 5.0% of Total Asset Value.

In addition to the foregoing limitations, the aggregate value of all of the items subject to any of the limitations in the preceding clauses (ii) through (v) shall not exceed 15.0% of Total Asset Value.

(g)    Assets Owned by Borrower and Guarantors. The Parent shall not permit the amount of Adjusted Total Asset Value attributable to assets directly owned by the Borrower and the Guarantors to be less than 95% of Adjusted Total Asset Value as of any Required Joinder Date.

(h)    Borrowing Base Properties. The Borrower shall not permit:

(i)    the aggregate Appraised Value of the Borrowing Base Properties included in the calculation of Maximum Loan Availability Criteria to be less than $700,000,000;

(ii)    there to be less than two (2) Borrowing Base Properties included in the calculation of Maximum Loan Availability Criteria at any time (for the avoidance of doubt, the

10 office buildings known as Greenway Complex shall be deemed to be a single Property and, subject to the last paragraph of this clause (h), the buildings known as City West Place Building I and City West Place Building II shall be deemed to be a single Property); or

(iii)    the aggregate Occupancy Rate of the Borrowing Base Properties to be less than 80% at any time.

For purposes of this clause (h), City West Place Building II shall be deemed to be a single Borrowing Base Property until such time as City West Place Building I shall constitute a Borrowing Base Property, at which time City West Place Building I and City West Place Building II shall thereafter be deemed to be a single Property.

(i)    Liquidity. The Borrower shall not permit the sum of (i) the aggregate amount of cash and Cash Equivalents of the Parent and its Wholly-Owned Subsidiaries (other than tenant deposits and other cash and Cash Equivalents that are subject to a Lien (other than Liens in favor of the Administrative Agent or customary liens arising in favor of depository institutions or securities intermediaries that do not secure indebtedness for borrowed money) or a Negative Pledge or the disposition of which is restricted in any way) plus (ii) Availability, to be less than $100,000,000 at any time. For purposes of this clause (i), “Availability” shall mean at any time the lesser of (i) the amount by which the Revolving Commitments exceed the aggregate principal amount of all outstanding Revolving Loans and Letter of Credit Liabilities at such time and (ii) the maximum aggregate amount of additional Revolving Loans and Letter of Credit Liabilities that could be incurred at such time such that after giving effect thereto the Maximum Loan Availability Criteria would be satisfied at such time.

Section 10.2 Liens; Negative Pledge.

(a)    The Parent and the Borrower shall not, and shall not permit any Subsidiary or any other Loan Party to, (a) create, assume, incur, permit or suffer to exist any Lien on any Borrowing Base Property or any direct or indirect ownership interest of the Parent in any Person owning any Borrowing Base Property, now owned or hereafter acquired, except for Permitted Liens of the types described in clauses (a) through (f) and (h) of the definition of “Permitted Liens”, (b) create, assume, incur, permit or suffer to exist any Lien on other Collateral, or any direct or indirect ownership interest of the Parent in any Person owning any other Collateral, except for Permitted Liens or (c) create, assume, or incur any Lien (other than Permitted Liens) upon any of its other properties, assets, income or profits of any character whether now owned or hereafter acquired if immediately prior to the creation, assumption or incurring of such Lien, or immediately thereafter, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.; provided, however, an Excluded Subsidiary may modify, replace, renew or extend a Lien upon its property that secures such Excluded Subsidiary’s Nonrecourse Indebtedness notwithstanding that a Default or Event of Default is in existence at the time of such modification, replacement, renewal or extension, so long as (i) such Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) the terms of such modification, replacement, renewal or extension are not adverse to the interests of the Lenders and (iii) such modification, replacement, renewal or extension does not cause an additional Default or Event of Default. Notwithstanding the foregoing, upon request by the Borrower, the Administrative Agent agrees not to unreasonably withhold its consent to the grant by the Borrower, of easements, restrictions, covenants, reservations and rights of way for access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such Lien shall materially impair the utility and operation of the Borrowing Base Property or materially reduce the value of such Borrowing Base Property. In connection with any such Lien consented to by the Administrative Agent pursuant to the immediately preceding sentence of this

Section 10.2.(a), the Administrative Agent shall execute and deliver an instrument in form and substance reasonably acceptable to the Administrative Agent, to subordinate the Lien of the applicable Security Deed to such easements, restrictions, covenants, reservations and rights of way or other similar grants.

(b)    The Parent and the Borrower shall not, and shall not permit any Subsidiary (other than an Excluded Subsidiary) or any other Loan Party to, enter into, assume or otherwise be bound by any Negative Pledge except for (i) a Negative Pledge contained in any agreement that evidences unsecured Indebtedness which contains restrictions on encumbering assets that are substantially similar to those restrictions contained in the Loan Documents; (ii) a Negative Pledge contained in any agreement relating to assets to be sold where the restrictions on encumbering assets relate only to such assets pending such sale; (iii) a Negative Pledge contained in any agreement (x) evidencing Indebtedness of such Person, but only to the extent that no Default or Event of Default is in existence at the time such Indebtedness is created, incurred or assumed, nor would result from the creation, incurrence or assumption of such Indebtedness (including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.); (y) which Indebtedness is secured by a Lien permitted to exist pursuant to this Agreement, and (z) which prohibits the creation of any other Lien on only the property securing such Indebtedness; and (iv) to the extent constituting a Negative Pledge, a restriction on the direct or indirect transfer of Equity Interests in any Excluded Subsidiary, Unconsolidated Affiliate or any Subsidiary that is not a Wholly Owned Subsidiary contained in the organizational documents of such Person or any document, instrument or agreement evidencing Secured Indebtedness of such Person permitted to exist pursuant to this Agreement; provided that, notwithstanding the foregoing, at no time shall any Borrowing Base Property or any direct or indirect ownership interest of the Borrower or in any Person owning a Borrowing Base Property be subject to a Negative Pledge, except for Negative Pledges permitted under Section 10.2.(b)(i) or (ii).

Section 10.3 Restrictions on Intercompany Transfers.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Parent, the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Parent, the Borrower or any other Subsidiary; (c) make loans or advances to the Parent, the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Parent, the Borrower or any other Subsidiary (other than the direct or indirect transfer of Equity Interests in any Excluded Subsidiary); other than (i) with respect to clauses (a) through (d), those encumbrances or restrictions (A) contained in any Loan Document, (B) contained in any other agreement that evidences unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are substantially similar to those contained in the Loan Documents or (C) contained in organizational documents of, or other agreements governing an Investment in, an Excluded Subsidiary, Unconsolidated Affiliate or any Subsidiary or Unconsolidated Affiliate (or any direct or indirect owner of such Equity Interest on account of such ownership) or the property or assets of such Subsidiary or Unconsolidated Affiliate) or (ii) with respect to clause (d), (A) restrictions contained in any agreement relating to the sale of a Subsidiary (other than the Borrower) or the assets of a Subsidiary pending sale, or relating to Indebtedness secured by a Lien on assets that the Borrower or a Subsidiary may create, incur, assume, or permit or suffer to exist under Section 10.2.(a); provided that in any such case, the restrictions apply only to the Subsidiary or the assets that are the subject of such sale or Lien, as the case may be or (B) customary provisions restricting assignment of any agreement entered into by the Parent, the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business. Notwithstanding anything to the contrary in the foregoing, the restrictions in this Section shall not apply to any provision of any Guaranty entered into by the Borrower, any other Loan Party or any other Subsidiary to Guarantee the Indebtedness of any Subsidiary permitted to be incurred hereunder, which provision subordinates any rights of the Borrower, such other Loan Party, or such other Subsidiary to payment from such Subsidiary to the payment in full of the Indebtedness Guaranteed pursuant to the terms of such Guaranty.

Section 10.4 Merger, Consolidation, Sales of Assets and Other Arrangements.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (i) enter into any transaction of merger or consolidation; (ii) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (iv) acquire the assets of, or make an Investment in, any other Person in a transaction involving consideration directly or indirectly payable by a Loan Party equal to or greater than a Substantial Amount; provided, however, that:

(a)    any of the actions described in the immediately preceding clauses (i), (ii) and (iii) (other than a transaction involving a Substantial Amount of assets, in which case the requirements of subsection (d) of this Section 10.4. shall apply) may be taken with respect to any Subsidiary or any other Loan Party (other than the Parent or the Borrower) so long as immediately prior to the taking of such action and after giving effect thereto, no Default or Event of Default exists or would result therefrom;

(b)    (i) any Subsidiary may merge with a Loan Party so long as the survivor is or becomes a Loan Party simultaneously with the consummation of such merger, (ii) any Subsidiary that is not a Loan Party may merge with any other Subsidiary that is not a Loan Party and (iii) the Borrower and the Parent may be party to a consolidation or merger transaction (other than a consolidation or merger of the Parent and the Borrower) so long as the Borrower or the Parent, as applicable, shall be the survivor thereof and such transaction is otherwise permitted hereunder;

(c)    (i) any Subsidiary may sell, transfer or dispose of its assets to a Loan Party and (ii) any Subsidiary that is not a Loan Party may sell, transfer or dispose of its assets to any other Subsidiary that is not a Loan Party;

(d)    any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) convey, sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including Equity Interests of Subsidiaries) to any other Person, so long as, in each case, (1) the Borrower shall have given the Administrative Agent at least fifteen days (or such shorter period as may be acceptable to the Administrative Agent) prior written notice of such acquisition, Investment, conveyance, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1.; and (3) in the case of a consolidation or merger involving the Borrower or a Loan Party that owns a Borrowing Base Property, the Borrower or such Loan Party shall be the survivor thereof and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, for transactions that are not solely among Loan Parties and Wholly Owned Subsidiaries, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial the covenants contained in Section 10.1. after giving effect to such consolidation, merger, acquisition, Investment, conveyance, sale, lease or other transfer;

(e)    the Parent, the Borrower, the other Loan Parties and the other Subsidiaries may lease. sublease or license their respective assets, as lessor, licensor or sublessor (as the case may be), in the ordinary course of their business; and

(f)    the Parent, the Borrower and the other Loan Parties may consummate the Spin-Off.

Further, no Loan Party nor any Subsidiary of the Parent, shall enter into any sale leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.

Section 10.5 Plans.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The Parent and the Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 10.6 Fiscal Year.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7 Modifications of Organizational Documents.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) adverse to the interest of the Administrative Agent, any Issuing Bank or any Lender in any material respect, (b) results in an Event of Default or (c) could reasonably be expected to have a Material Adverse Effect.

Section 10.8 Transactions with Affiliates.

The Parent and the Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than the Parent, the Borrower, any other Loan Party or any Wholly Owned Subsidiary), except (a) as set forth on Schedule 7.1.(r), (b) Restricted Payments to the extent the same are permitted by Section 10.1.(e), (c) Investments in Affiliates to the extent such Investments in Affiliates are permitted by Sections 10.1.(f)(i), (ii), (iii) or (v), (d) transactions entirely among Subsidiaries that are not Wholly Owned Subsidiaries, (e) the Spin-Off and the Specified Distribution or (f) transactions upon fair and reasonable terms which are no less favorable to the Parent, the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 7.1.(r) if a Default or Event of Default exists or would result therefrom. Notwithstanding the foregoing, this Section 10.8. shall not limit transactions determined by the Parent in good faith to be reasonably necessary or appropriate for the Parent to comply with Section 8.12, including transactions involving a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Internal Revenue Code) of the Parent.

Section 10.9 Environmental Matters.

The Parent, the Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties: (a) with respect to the Borrowing Base Properties, in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any Environmental Claim that would result in liability to any Loan Party, individually or in the aggregate, in excess of $500,000 or pose a risk to human health, safety or the environment; and (b) with respect to Properties that are not Borrowing Base Properties, in material violation of any Environmental Law or in a manner that could reasonably be expected to result in a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 10.10 Derivatives Contracts.

The Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to enter into or become obligated in respect of, Derivatives Contracts, other than Derivatives Contracts entered into by the Parent, the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which are established to hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Parent, the Borrower, such other Loan Party or such other Subsidiary.

ARTICLE XI. Default

Section 11.1 Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)    Default in Payment.

(i)    The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of the Loans or any Reimbursement Obligation; or

(ii)    The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement (other than described in subsection (a)(i) above), any other Loan Document or the Fee Letter, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party; and, in the case of this subsection (a)(ii) only, such failure shall continue for a period of 5 Business Days after the date such payment becomes due.

(b)    Default in Performance.

(i)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Sections 8.1. (solely with respect to any Loan Party), 8.7, 8.8, 8.12, 8.14, 9.3, 9.4.(l)(i) or Article X.;

(ii)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Sections 9.1. or 9.2. and in the case of this subsection (b)(ii) only, such failure shall continue for a period of five Business Days after the date required for performance under such Sections; or

(iii)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(iii) only, such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Parent, the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Parent, the Borrower has received written notice of such failure from the Administrative Agent.

(c)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

(d)    Indebtedness Cross-Default.

(i)    The Parent, the Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable (following the expiration of any applicable grace or cure periods) in respect of (x) Recourse Indebtedness of the Parent, the Borrower or any Subsidiary (other than the Loans and the Reimbursement Obligations) having an outstanding principal amount, individually or in the aggregate with all other Recourse Indebtedness as to which such a failure exits, in excess of $25,000,000, (y) Nonrecourse Indebtedness of the Parent, the Borrower or any Subsidiary having an outstanding principal amount, individually or in the aggregate with all other Nonrecourse Indebtedness as to which such a failure exits, in excess of $50,000,000 or (z) an amount of Indebtedness with respect to Derivatives Contracts, having individually or in the aggregate with all other Indebtedness with respect to Derivatives Contracts as to which such a failure exits, without regard to the effect of any close-out netting provision, Derivatives Termination Values of $25,000,000 or more (each of the Indebtedness described in clauses (x), (y) and (z) above, “Material Indebtedness”); or

(ii)    (x) The maturity of any Material Indebtedness (other than in relation to Derivatives Contracts) shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid, repurchased, redeemed or defeased prior to the stated maturity thereof (other than mandatory prepayments triggered by asset sales, casualty events, equity issuances or debt issuances); or

(iii)    Any other event shall have occurred and be continuing which, with or without the giving of notice (but in any event after the expiration of any applicable cure or grace periods), would permit any holder or holders of any Material Indebtedness (other than in relation to

Derivatives Contracts), any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid, repurchased, redeemed or defeased prior to its stated maturity and all applicable grace or cure periods shall have expired; or

(iv)    There occurs an “Event of Default” under and as defined in any Derivatives Contract as to which the Parent, the Borrower, any Loan Party or any of other Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Parent or any of its Subsidiaries is an “Affected Party” (as defined therein), in each case with respect to Material Indebtedness.

(e)    Voluntary Bankruptcy Proceeding. The Parent, the Borrower, any other Loan Party or any Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower, any other Loan Party or any Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)    Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)    Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Parent, the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) (x) such judgment or order shall continue for a period of 30 days or (y) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Person to enforce any such judgment, in each case, without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such unsatisfied judgments or orders entered against the Parent, the Borrower, any other Loan Party or any other Subsidiary, $25,000,000 or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Parent, the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of thirty (30) days.

(j)    ERISA.

(i)    Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $10,000,000; or

(ii)    The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $10,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k)    [Intentionally Omitted.]

(l)    Change of Control. Other than pursuant to the Spin-Off:

(i)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Parent; or

(ii)    During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or

(iii)    The Parent shall cease to own and control, directly or indirectly, at least 80% of the outstanding Equity Interests of the Borrower free and clear of any Liens (other than in favor of the Administrative Agent); or

(iv)    The Parent or a Wholly Owned Subsidiary of the Parent shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower; or

(v)    The Borrower shall fail to own and control, directly or indirectly, 100% of the outstanding Equity Interests of each Person required to be a Guarantor (other than the Parent), free and clear of any Liens (other than in favor of the Administrative Agent).

(m)    Security Documents. Any provision of any Security Documents shall for any reason cease to be valid and binding on, enforceable against, any Loan Party, or any Lien created under any Security Document ceases to be a valid and perfected first priority Lien in any of the Collateral purported to be covered thereby, except to the extent not required to be created or perfected pursuant to the express terms of any Security Document.

Section 11.2 Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)    Acceleration; Termination of Facilities.

(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Parent and the Borrower on behalf of themselves and the other Loan Parties, and (2) the Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Parent and the Borrower on behalf of themselves and the other Loan Parties, (2) require an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default to be deposited into the Letter of Credit Collateral Account and (3) terminate the Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder.

(b)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)    Appointment of Receiver. To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Parent, the Borrower and their respective Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral, the property and/or the business operations of the Parent, the Borrower and their respective Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e)    Remedies in Respect of Specified Derivatives Contracts and Specified Cash Management Agreements. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider and Specified Cash Management Bank shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, the Issuing Banks or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider or Specified Cash Management Bank, as applicable, under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider and (d) ) to prosecute any legal action against the Borrower, any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider or Specified Cash Management Bank, as applicable, pursuant to any Specified Derivatives Contract or Specified Cash Management Agreement, as applicable.

Section 11.3 Remedies Upon Default.

Upon the occurrence of a Default specified in Section 11.1.(f), the Commitments and the obligation of the Issuing Banks to issue Letters of Credit shall immediately and automatically terminate.

Section 11.4 Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5 Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.3) under any of the Loan Documents in respect of any Guaranteed Obligations, or any other amounts payable by any Loan Party hereunder or thereunder, shall be applied in the following order and priority:

(a)    to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and each Issuing Bank in its capacity as such, ratably among the Administrative Agent and each Issuing Bank in proportion to the respective amounts described in this clause (a) payable to them;

(b)    to amounts due to the Administrative Agent and the Lenders in respect of Protective Advances made in accordance with Section 12.10;

(c)    to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)    to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) payable to them;

(e)    to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts and Specified Cash Management Agreements, ratably among the Lenders, the Issuing Banks, the Specified Derivatives Providers and the Specified Cash Management Banks in proportion to the respective amounts described in this clause (e) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and

(f)    the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Cash Management Agreements and Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Cash Management Bank or Specified Derivatives Provider. Each Specified Cash Management Bank or Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII. for itself and its Affiliates as if a “Lender” party hereto. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocations otherwise set forth above in this Section.

Section 11.6 Letter of Credit Collateral Account.

(a)    As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Banks as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

(b)    The Letter of Credit Collateral Account may be an interest bearing deposit account and shall be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Revolving Lenders; provided, that all interest accrued on amounts maintained in such account will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)    If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Banks for the payment made by the Issuing Banks to the beneficiary with respect to such drawing.

(d)    If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.5. Notwithstanding the foregoing, the Administrative Agent shall not be required to liquidate and release any such amounts if such liquidation or release would result in the amount available in the Letter of Credit Collateral Account to be less than the Stated Amount of all Letters of Credit that remain outstanding.

(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. Upon the expiration, termination or cancellation of an Extended Letter of Credit for which the Lenders reimbursed (or funded participations in) a drawing deemed to have occurred under the fourth sentence of Section 2.3.(b) for deposit into the Letter of Credit Collateral Account but in respect of which the Lenders have not otherwise received payment for the amount so reimbursed or funded, the Administrative Agent shall promptly remit to the Lenders the amount so reimbursed or funded for such Extended Letter of Credit that remains in the Letter of Credit Collateral Account, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Lenders in respect of such Extended Letter of Credit, against receipt but without any recourse, warranty or representation whatsoever. When this Agreement terminates pursuant to Section 13.10., all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.

(f)    The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.7 Performance by the Administrative Agent.

If the Parent, the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Parent or the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Parent, the Borrower or such other Loan Party, as applicable, after the expiration of any cure or grace periods set forth herein. In such event, the Parent or the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Parent, the Borrower or any other Loan Party under this Agreement or any other Loan Document.

Section 11.8 Rights Cumulative.

(a)    Generally. The rights and remedies of the Administrative Agent, the Issuing Banks, the Lenders under this Agreement and each of the other Loan Documents, of the Specified Derivatives Providers under the Specified Derivatives Contracts, and of the Specified Cash Management Banks under the Specified Cash Management Agreements, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks, the Lenders, the Specified Derivatives Providers and the Specified Cash Management Banks may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)    Enforcement by the Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI. for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, (iii) any Specified Derivatives Provider or Specified Cash Management Bank from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract or Specified Cash Management Agreement, as applicable, (iv) any Lender from exercising setoff rights in accordance with Section 13.3. (subject to the terms of Section 3.3.), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (A) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI. and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 3.3., any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

ARTICLE XII. The Administrative Agent

Section 12.1 Appointment and Authorization.

Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided pursuant to Sections 12.6. and 12.10, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 12.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 12.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.6, 11.2 and 11.3) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 12.4 Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 12.6 Resignation of the Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Requisite Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents in its capacity as the Administrative Agent (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.10(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents in its capacity as the Administrative Agent (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 13.9 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as the Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 12.7 Non-Reliance on the Administrative Agent and Other Lenders.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.8 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 12.9 The Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liabilities shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 3.5, 3.9 and 13.9 allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)    and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.5, 13.2 and 13.9.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 13.6.(b), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 12.10 Collateral Matters; Protective Advances.

Without limiting the provisions of Section 12.9, the Lenders and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Banks shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 13.6, if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide); and

(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted hereunder.

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 12.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to each Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $500,000. Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.

By their acceptance of the benefits of the Security Documents, each Lender that is at any time itself a Specified Derivatives Provider or a Specified Cash Management Bank, or having an Affiliate that is a Specified Derivatives Provider or a Specified Cash Management Bank, hereby, for itself, and on behalf of any such Affiliate, in its capacity as a Specified Derivatives Provider or a Specified Cash Management Bank, irrevocably appoints and authorizes the Administrative Agent as its collateral agent, to take such action as contractual representative on such Specified Derivative’s Provider’s or Specified Cash Management Bank’s behalf and to exercise such powers under the Security Documents as are specifically delegated to the Administrative Agent by the terms of this Section 12.11, Section 12.12 and any Security Document, together with such powers as are reasonably incidental thereto; provided, that this paragraph shall not affect any of the terms of a Specified Derivatives Contract or Specified Cash Management Agreement, or restrict a Specified Derivatives Provider or Specified Cash Management Bank from taking any action permitted by a Specified Derivatives Contract or Specified Cash Management Agreement, as applicable. For the avoidance of doubt, all references in this Section 12.11 to “Lender” or “Lenders” shall be deemed to include each Lender (and Affiliate thereof) in its capacity as a Specified Derivatives Provider or a Specified Cash Management Bank.

Section 12.11 Specified Derivatives Contracts and Specified Cash Management Agreements.

No Specified Cash Management Bank or Specified Derivatives Provider that obtains the benefits of Section 11.5. by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Cash Management Agreements and Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Cash Management Agreements and Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Cash Management Bank or Specified Derivatives Provider, as the case may be.

ARTICLE XIII. Miscellaneous

Section 13.1 Notices.

Unless otherwise provided herein (including without limitation as provided in Section 9.5.), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

Parkway Operating Partnership LP

c/o Parkway, Inc.

390 North Orange Avenue, Suite 2400

Orlando, Florida 32801

Attention: Chief Financial Officer

Telecopy Number: (407) 650-0597

Telephone Number: (407) 650-0593

If to the Administrative Agent:

Bank of America, N.A.

Agency Management

Gateway Village – 900 Building

900 W. Trade St

Mail Code: NC1-026-06-03

Charlotte, NC 28255-0001

Attention: Patrick Devitt

Telephone: 980-387-4155

Facsimile: 704-409-0016

Electronic Mail: patrick.devitt@baml.com

If to the Administrative Agent under Article II:

Bank of America, N.A.

One Independence Center

101 N. Tryon St

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attention: David Cochran

Telephone: 980-386-8201

Facsimile: 704-719-5440

Electronic Mail: david.a.cochran@baml.com

If to the Issuing Banks:

Bank of America as Issuing Bank:

Trade Operations

Mail Code: PA6-580-02-30

1 Fleet Way

Scranton, PA 18507

Telephone: 570-496-9619

Facsimile: 800-755-8740

Electronic Mail: tradeclientserviceteam@baml.com

With a copy to:

Attention: Alfonso Malave

Telephone: 570-496-9622

Facsimile: 800-755-8743

Electronic Mail: Alfonzo.malave@baml.com

Wells Fargo as Issuing Bank:

Wells Fargo Bank, National Association

REIT Finance Group

10 South Wacker Drive

Chicago, IL 60606

Attn: Craig V. Koshkarian

Telephone: (312) 345-7666

Facsimile: (312) 782-0969

Email: koshk@wellsfargo.com

JPMorgan as Issuing Bank:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor 19

Chicago, IL 60603

Attn: Daniel Margolis

Telephone: (312) 325-6334

with a copy to:

10 South Dearborn, Suite L2

Chicago, IL 60603

Attn: Joshua Talley

Telephone: (312) 732-1453

Email: cls.reb.chicago@jpmorgan.com

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or a Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Banks and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5. to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II. shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Banks or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if any notice, certificate or other document required to be delivered by Borrower or any other Loan Party hereunder or under any other Loan Document shall be required to be delivered on a day other than a Business Day, such notice, certificate or other document shall be required to be delivered on the next following Business Day.

Section 13.2 Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all of their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent and all reasonable and documented out of pocket costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in calculations of the Maximum Loan Availability Criteria and the Administrative Agent’s other activities under Article IV and the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent relating to all such activities; provided, that, with respect to this clause (a) only, the reasonable fees, charges and disbursements of counsel shall be limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Administrative Agent and, if reasonably necessary, a single local counsel for the Administrative Agent in each relevant jurisdiction and with respect to each relevant specialty, (b) to pay or reimburse the Administrative Agent, the Issuing Banks and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the reasonable fees, charges and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, (d) to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Banks and the Lenders from, any and all recording and filing fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (e) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees, charges and disbursements of counsel to the Administrative Agent, any Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder. Notwithstanding the foregoing, the reimbursement obligations under clause (c) shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, the Issuing Banks and the Lenders and, if reasonably necessary, a single local counsel for the Administrative Agent, the Issuing Banks and the Lenders in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Lender Party similarly situated. All amounts payable pursuant to this Section 12.2 shall be due and payable fifteen (15) Business Days after receipt of a reasonably detailed invoice therefor.

Section 13.3 Setoff.

Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Issuing Bank, each Lender, each Affiliate of the Administrative Agent, any Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of an Issuing Bank, a Lender, an Affiliate of an Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9. and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.4 Litigation; Jurisdiction; Other Matters; Waivers.

(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, THE PARENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN, OR BY REASON OF, ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)    THE PARENT, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY COLLATERAL AGAINST THE PARENT, THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)    THE PARENT AND THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN,

AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE PARENT OR THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE PARENT OR THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN 30 DAYS AFTER THE MAILING THEREOF, THE PARENT OR BORROWER. AS APPLICABLE, SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

(d)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5 Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent, the Borrower or any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subjection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of an assigning Revolving Lender’s Revolving Commitment and/or the Revolving Loans at the time owing to it, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (B) in the aggregate, or in the case of an assignment of the entire remaining amount of an assigning Term Loan Lender’s Commitments and/or Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, and the principal outstanding balance of the Term Loan subject to such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Revolving Commitment or a Revolving Loan and $1,000,000 in the case of any assignment in respect of a Term Loan, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if after giving effect to such assignment, the amount of the Commitments held by such assigning Lender or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000 in the case of a Revolving Commitment or Revolving Loans or $1,000,000 in the case of a Term Loan, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans and Commitments on a non-rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Commitment if such assignment is to a Person that is not already a Lender with a Commitment of the same Class, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender or (y) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or Approved Fund; and

(C)    the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.

(iv)    Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Parent’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Banks and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4., 13.2. and 13.9. and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10. with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any Issuing Bank or the Administrative Agent, sell participations to any Person (other any Defaulting Lender or any of its Subsidiaries, a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person) or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty, in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10., 5.1. and 5.4. (subject to the requirements and limitations therein, including the requirements under Section 3.10.(g) (it being understood that the documentation required under Section 3.10.(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6. as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.1. or 3.10., with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.6. with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3. as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3. as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (and is maintained in accordance with Sections 5f. 103-1(c) and 1.871-14(c)(1)(i) of the United States Treasury Regulations) (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Sections 5f.103-1(c) and 1.871-14(c)(i)(i) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.6 Amendments and Waivers.

(a)    Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Parent, the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders) and acknowledged by the Administrative Agent, and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is a party thereto) and acknowledged by the Administrative Agent. Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b)    Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall do any of the following:

(i)    increase (or reinstate) the Commitments of a Lender or subject a Lender to any additional obligations without the written consent of such Lender;

(ii)    reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Class Lenders shall be required for (x) the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate” on such applicable Class and (y) any amendment to any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on such applicable Loan or Reimbursement Obligations or to reduce any fee payable hereunder applicable to such Class;

(iii)    reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(iv)    modify the definitions of “Revolving Credit Termination Date” or clause (a) of the definition of “Termination Date” (except, in each case, in accordance with Section 2.13.) or “Revolving Commitment Percentage”, otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Revolving Loans or for the payment of Fees or any other Obligations owing to the Revolving Lenders, or extend the expiration date of any Letter of Credit beyond the Revolving Credit Termination Date (except in accordance with Section 2.3.(b)), in each case, without the written consent of each Revolving Lender directly affected thereby;

(v)    modify the definition of “Termination Date” as it relates to the Term Loans (except in accordance with Section 2.13.), or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Term Loans or for the payment of Fees or any other Obligations owing to a particular Term Loan Lenders, in each case, without the written consent of each Term Loan Lender directly affected thereby;

(vi)    while any Term Loans remain outstanding, amend, modify or waive (A) Section 6 of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Lenders would not otherwise be required to do so (it being understood, however, that any amendment, modification or waiver in relation to any representation, warranty, affirmative covenant, negative covenant or event of default contained in Articles VII, VIII, IX, X or XI hereof, together with similar provisions contained in any other Loan Document, shall not require the consent of the Requisite Class Lenders of the Revolving Lenders as a result of the operation of this clause (vi)); or (B) the L/C Commitment Amount, in each case, without the prior written consent of the Requisite Class Lenders of the Revolving Lenders;

(vii)    modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2. or, in any manner that would alter the pro rata sharing of payments required thereof, Section 11.5. without the written consent of each Lender directly and adversely affected thereby;

(viii)    modify the definition of “Revolving Commitment Percentage” without the written consent of each Revolving Lender;

(ix)    amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section, modify the definition of the term “Requisite Lenders” or (except as otherwise provided in the immediately following clause (x)), modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(x)    modify the definition of the term “Requisite Class Lenders” as it relates to a particular Class of Lenders or modify in any other manner the number or percentage of a Class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of each Lender in such Class;

(xi)    release any Guarantor from its obligations under the Guaranty without the written consent of the Requisite Lenders; provided, that the release of one or more of the Guarantors that results in a release of all or substantially all of the value of the Guaranty shall require the written consent of each Lender (it being understood that the release of Parent from the Guaranty shall not constitute a release of substantially all of the value of the Guaranty);

(xii)    release or dispose of any of the Properties identified on Schedule 4.1. or any other Borrowing Base Property or (unless released or disposed of as permitted by, and in accordance with, Section 12.11.(b)) all or substantially all of the Collateral without the written consent of each Lender; or

(xiii)    amend, or waive the Borrower’s compliance with, Section 2.15. without the written consent of each Revolving Lender.

Notwithstanding anything to the contrary contained in this Section, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders, amend Section 11.1.(l) or waive any Default or Event of Default occurring under such Section.

(c)    Amendment of the Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.3. or the obligations of any Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of such Issuing Bank. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider or a Specified Cash Management Bank in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider or a Specified Cash Management Bank shall, in addition to the Lenders required hereinabove to take such action, require the consent of such Specified Derivatives Provider or such Specified Cash Management Bank, as applicable. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Parent, the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(d)    Technical Amendments. Notwithstanding anything to the contrary in this Section 13.6., if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Banks. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.

Section 13.7 Nonliability of the Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Issuing Banks, the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, any Issuing Bank or any Lender shall have any fiduciary responsibilities to the Parent, the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, any Issuing Bank or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, any Issuing Bank or any Lender undertakes any responsibility to the Parent or the Borrower or any other Loan Party to review or inform the Parent or the Borrower of any matter in connection with any phase of the Parent’s or the Borrower’s business or operations.

Section 13.8 Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent, each Issuing Bank and each Lender shall not disclose to any person, and shall treat confidentially, all Information (as defined below), but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided, that the disclosure of any such Information under clauses (a) or (b) of this Section to such Persons shall be made subject to the acknowledgement and acceptance by any such Person that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower and such disclosing Person, including, without limitation, as agreed in any confidential information memorandum or other marketing materials); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract or Specified Cash Management Agreement) or any action or proceeding relating to any Loan Document (or any Specified Derivatives Contract or Specified Cash Management Agreement) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, such Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Affiliate of the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent, the Borrower or any Affiliate of the Parent; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; (j) on a confidential basis to the CUSIP numbers with respect to this Agreement, the Commitments and/or the Loans; and (i) with the consent of the Parent or the Borrower. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Parent, the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Parent, the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Parent, the Borrower, any other Loan Party, any other Subsidiary or any Affiliate and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. None of the Administrative Agent, the Issuing Banks, the Lenders or any of their respective Related Parties shall be liable to the Borrower, the Parent or any other Loan Party for any damages arising from the use by others of Information or other materials obtained by electronic transmission, except to the extent resulting from the gross negligence, bad faith or willful misconduct of such Person, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Section 13.9 Indemnification.

(a)    The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks, the Lenders, all of the Affiliates of each of the Administrative Agent, the Issuing Banks, the Joint Lead Arrangers or any of the Lenders, and their respective Related Parties (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees, charges and disbursements of counsel (which shall be limited to the reasonable fees, charges and disbursements of one counsel to the Administrative Agent and, if reasonably necessary, a single local counsel for the Administrative Agent in each relevant jurisdiction and with respect to each relevant specialty) incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10 or 5.1 or expressly excluded from the coverage of such Sections) incurred by any Indemnified Party, or asserted against any Indemnified Party by any Person (including any Loan Party or any Subsidiary), in connection with, arising out of, or by reason or result of, or any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); (iv) the Administrative Agent’s, any Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Banks and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Issuing Banks and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent, the Issuing Banks and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Parent, the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Banks or the Lenders may have under this Agreement or the other Loan Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PERSON; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees, charges and disbursements) incurred in connection with defense thereof by, the Administrative Agent, the Joint Lead Arrangers, any Issuing Bank or any Lender as a result of conduct of the Parent, the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; (x) any violation or non-compliance by the Parent, the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders and/or the Issuing Banks as successors to the Borrower) to be in compliance with such Environmental Laws; (xi) either or both of the following: (A) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by the Borrower, any other Loan Party or any other Subsidiary of the Parent; or (B) any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary of the Parent, it being agreed that, with respect to the foregoing clauses (A) and (B), such indemnification shall include, without limitation: (1) the costs, whether foreseeable or unforeseeable, of any repair, cleanup or detoxification of the Property, or the removal or remediation of any Hazardous Materials (regardless of the medium) from the Property, or the taking of any emergency action, which is required by any Governmental Authority or is otherwise necessary to render the Property in compliance with all Environmental Laws; (2) all other direct or indirect consequential damages (including any third party tort claims or governmental claims, fines or penalties against any and all Indemnified Parties); and (3) all court costs and reasonable attorneys’ fees and expenses paid or incurred by any and all Indemnified Parties; (xii) any actual or prospective claim, suit, cause of action, arbitration, settlement, consent decree, litigation, investigation or other proceeding (an “Indemnity Proceeding”) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary of the Parent, and regardless of whether any Indemnified Party is a party thereto or (v) any claim (including without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, any Issuing Bank or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, or the foreclosure upon, or seizure of, any Collateral or the exercise of any other right of a secured party including without limitation, reasonable attorneys and consultant’s fees; provided, however, that the Borrower shall not be obligated to indemnify any

Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this Section 13.9. to the extent arising from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (B) a material breach by such Indemnified Party of its obligations under the Loan Documents, as determined by a court of competent jurisdiction in a final, non-appealable judgment and (C) any dispute solely among Indemnified Parties (except in connection with claims or disputes (1) relating to whether the conditions to any Credit Event have been satisfied, (2) with respect to a Defaulting Lender or the determination of whether a Lender is a Defaulting Lender, (3) against the Administrative Agent and/or the Joint Lead Arrangers and (4) arising out of any act or omission on part of the Parent, the Borrower, the other Loan Parties or any other Subsidiary).

(b)    The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent, the Borrower or any Subsidiary, any shareholder of the Parent or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Parent, the Borrower or any Subsidiary or by any Governmental Authority.

(c)    This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower and/or any Subsidiary.

(d)    All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)    An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(f)    If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)    The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.10 Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated, expired or been canceled (other than Extended Letters of Credit in respect of which the Borrower has satisfied the requirements to provide Cash Collateral as required in Section 2.3.(b)), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and none of the Issuing Banks is obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in this Section 13.10) have been paid and satisfied in full. Upon such payment and satisfaction in full, the Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent shall, take all actions reasonably requested by the Borrower, at the Borrower’s expense, to release of record the Liens on any property granted to or held by the Administrative Agent under any Loan Document, including termination of any agreements with third parties in relation to such Liens. Promptly following such termination, upon the Borrower’s written request, each Lender shall use commercially reasonable efforts to promptly return to the Borrower any Note issued to such Lender. The indemnities to which the Administrative Agent, the Issuing Banks and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.6, 13.2 and 13.9 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement. Upon the Borrower’s request, the Administrative Agent agrees to deliver to the Borrower, at the Borrower’s sole cost and expense, written confirmation of the foregoing termination.

Section 13.11 Severability of Provisions.

If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.12 GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13 Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.14 Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Parent and the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Parent or the Borrower may have that the Parent or the Borrower does not control such Loan Parties and Subsidiaries.

Section 13.15 Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.16 Limitation of Liability.

None of the Administrative Agent, any Issuing Bank or any Lender, or any of their respective Related Parties shall have any liability with respect to, and each of the Parent and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Parent or the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 13.17 Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 13.18 Construction.

The Administrative Agent, each Issuing Bank, each Lender, the Parent and the Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, each Lender, the Parent and the Borrower.

Section 13.19 Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or Issuing Bank that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 13.21 Stamp, Intangible and Recording Taxes.

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 13.22 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Parent and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and Arrangers are arm’s-length commercial transactions between the Parent, the Borrower each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers or their respective Affiliates, on the other hand, (B) each of the Parent, the Borrower, and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Parent, the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, each Lender, each Issuing Bank and each

Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Parent, the Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender, any Issuing Bank nor any Arranger has any obligation to the Parent, the Borrower, any other Loan Party, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Lender, each Issuing Bank and each Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Parent, the Borrower, the other Loan Parties, and their respective Affiliates, and neither the Administrative Agent, any Lender, any Issuing Bank nor any Arranger has any obligation to disclose any of such interests to the Parent, the Borrower, any other Loan Party, or any of their respective Affiliates. To the fullest extent permitted by Applicable Law, each of the Parent, the Borrower, and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, each Lender, each Issuing Bank and each Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.23 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notice of Revolving Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

PARKWAY OPERATING PARTNERSHIP LP

By:	Parkways Properties General Partners, Inc., its sole general partner

By:	/s/ Scott E. Francis
Name:	Scott E. Francis
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ M. Jayson Lipsey
Name:	M. Jayson Lipsey
Title:	Executive Vice President and Chief Operating Officer

PARENT:

PARKWAY, INC.

By:	Scott E. Francis
Name:	Scott E. Francis
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ M. Jayson Lipsey
Name:	M. Jayson Lipsey
Title:	Executive Vice President and Chief Operating Officer

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

[Signature Page to Credit Agreement with Parkway Operating Partnership LP]

BANK OF AMERICA, N.A., as Administrative Agent, as an Issuing Bank, and as a Lender

By:	/s/ Kurt Mathison
Name:	Kurt Mathison
Title:	Senior Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

[Signature Page to Credit Agreement with Parkway Operating Partnership LP]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent, as an Issuing Bank and as a Lender

By:	/s/ Matthew Ricketts
Name:	Matthew Ricketts
Title:	Managing Director

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

[Signature Page to Credit Agreement with Parkway Operating Partnership LP]

JPMORGAN CHASE BANK, N.A., as a Co-Documentation Agent, as an Issuing Bank and as a Lender

By:	/s/ Daniel Margolis
Name:	Daniel Margolis
Title:	Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

[Signature Page to Credit Agreement with Parkway Operating Partnership LP]

CITIZENS BANK, NATIONAL ASSOCIATION, as a Co-Documentation Agent and as a Lender

By:	/s/ David Jablonowski
Name:	David Jablonowski
Title:	Senior Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

[Signature Page to Credit Agreement with Parkway Operating Partnership LP]

KEYBANK NATIONAL ASSOCIATION, as a Co-Documentation Agent and as a Lender

By:	/s/ Tim Sylvain
Name:	Tim Sylvain
Title:	Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

[Signature Page to Credit Agreement with Parkway Operating Partnership LP]

ZB N.A., DBA AMEGY BANK, as a Lender

By:	/s/ Eric Wojner
Name:	Eric Wojner
Title:	SVP

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

[Signature Page to Credit Agreement with Parkway Operating Partnership LP]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Annie Carr
Name:	Annie Carr
Title:	Authorized Signatory

[Signatures Continued on Next Page]

Signature Page to Credit Agreement

[Signature Page to Credit Agreement with Parkway Operating Partnership LP]

MIDFIRST BANK, as a Lender

By:	/s/ Darrin Rigler
Name:	Darrin Rigler
Title:	Senior Vice President

Signature Page to Credit Agreement

SCHEDULE I

COMMITMENTS

Lender	Revolving Commitment	Term Loan Commitment
Bank of America, N.A.	$17,777,777.78	$62,222,222.22
Wells Fargo Bank, National Association	$17,777,777.78	$62,222,222.22
JPMorgan Chase Bank, N.A.	$16,666,666.67	$58,333,333.33
Citizens Bank, National Association	$15,555,555.56	$54,444,444.44
KeyBank National Association	$15,555,555.56	$54,444,444.44
ZB N.A., dba Amegy Bank	$5,555,555.55	$19,444,444.45
Goldman Sachs Bank USA	$5,555,555.55	$19,444,444.45
MidFirst Bank	$5,555,555.55	$19,444,444.45

TOTAL	$100,000,000	$350,000,000

SCHEDULE 1.1

List of Loan Parties

Parkway Operating Partnership LP

October 6, 2016

Loan Party	Jurisdiction
Parkway Operating Partnership LP	Delaware limited partnership

Parkway, Inc.	Maryland corporation

Parkway Properties LP	Delaware limited partnership

Parkway Properties General Partners, Inc.	Delaware corporation

PKY-2101 CityWest 1&2, LP	Delaware limited partnership

PKY-2101 CityWest 1&2 GP, LLC	Delaware limited liability company

Cousins Greenway Central Plant LLC	Georgia limited liability company

Cousins Greenway East Parent LLC	Georgia limited liability company

Cousins Greenway West Parking LLC	Georgia limited liability company

Cousins Greenway Outparcel West LLC	Georgia limited liability company

Cousins Greenway West Parent LLC	Georgia limited liability company

Cousins Greenway West First Parent LLC	Georgia limited liability company

Cousins Greenway Edloe Parking LLC	Georgia limited liability company

Cousins Greenway Nine LLC	Georgia limited liability company

Cousins Greenway Eight Twelve LLC	Georgia limited liability company

Cousins/Daniel, LLC	Georgia limited liability company

CF Murfreesboro Associates	Delaware general partnership

CP Venture IV Holdings LLC	Delaware limited liability company

SCHEDULE 4.1

Initial Borrowing Base Properties

Parkway Operating Partnership LP

October 6, 2016

Property	Address	Appraised Value
CityWestPlace Building I – Office (“CityWestPlace Building I”) CityWestPlace Building II – Office (“CityWestPlace Building II”)	2101 CityWest Boulevard Houston, TX 77042 2107 CityWest Boulevard Houston, TX 77042	[On file with Agent]

Central Plant	7 Greenway Plaza Houston, TX 77046	[On file with Agent]

The Shops at Greenway Plaza, Greenway East Garage, Greenway East Land and 1,2,3,4,5 Greenway Plaza[1]	3800 Buffalo Speedway Houston, TX 77046	[On file with Agent]

North Richmond Garage	3700 Colquitt St. Houston, TX 77027	[On file with Agent]

Tony’s Restaurant (aka 13 Greenway Plaza)	3755 Richmond Ave. Houston, TX 77046	[On file with Agent]

Eleven Greenway Plaza – Office building and parking garage Houston City Club (aka 1 City Club) Frost Bank	11 Greenway Plaza Houston, TX 77046 3701 Portsmouth Houston, TX 77046 3707 E Greenway Plaza Houston, TX 77046	[On file with Agent]

Edloe Parking Garage	3410 Edloe St. Houston, TX 77027	[On file with Agent]

Edloe Parking Lot	0 Edloe St. Houston, TX 77027 0 Edloe Ln. Houston, TX 77027

Nine Greenway Plaza	9 Greenway Plaza Houston, TX 77046	[On file with Agent]

Eight Greenway Plaza Twelve Greenway Plaza	8 Greenway Plaza Houston, TX 77046	[On file with Agent]

[1]	Note that part of the property is subject to a Ground Lease between Cousins Greenway East Parent LLC and PKY 3200 SW Freeway, LLC.

SCHEDULE 6.1

Borrowing Base Property Diligence; Additional Borrowing Base Property Closing Deliverables

Part I: Items Required for in Relation to Borrowing Base Properties on the Closing Date:

•	Updated financial projections for the Parent’s consolidated operations, and for each Borrowing Base Property;

•	Title Policies for each Borrowing Base Property;

•	Surveys for each Borrowing Base Property;

•	Third-party reports limited to (i) a MAI appraisal (in accordance with FIRREA standards and commissioned by the Administrative Agent in the name of the Administrative Agent, its successors and assigns), (ii) environmental reports, (iii) property condition/engineering reports and (iv) if requested by the Administrative Agent in its reasonable discretion, seismic reports and such other reports as are usual and customary for similar credit facilities or similar properties;

•	All material licenses, permits and approvals (in each case, to the extent available and as materiality shall be determined by any Lead Arranger in its reasonable discretion), and certificate of occupancy for each Borrowing Base Property;

•	Third party zoning reports for each Borrowing Base Property;

•	Copies of all management, franchise, leases and material operating agreements relating to each Borrowing Base Property;

•	Applicable ground leases and satisfactory estoppels from ground lessors relating to each Borrowing Base Property;

•	Documentation regarding any other encumbrances over the Borrowing Base Properties, including REAs (and receipt of satisfactory REA estoppels), easements and other estoppels;

•	Standard flood determination forms for each Borrowing Base Property; and

•	All insurance policies for the Borrower and each Borrowing Base Property, including but not limited to, such evidence of flood insurance coverage (including contents coverage, as applicable) as the Administrative Agent and the Initial Lenders shall reasonably require.

Part II. Items required for any Additional Borrowing Base Property proposed after the Effective Date: In each case in form and substance reasonably acceptable to the Administrative Agent and the Initial Lenders:

•	Subordination, Non-Disturbance and Attornment Agreements from all tenants under Major Tenant Leases or any other Tenant Lease that contains any option, right of first refusal or other right to purchase all or any portion of a Borrowing Base Property under any circumstances, unless the applicable lease is subordinate by its terms to the applicable Security Deed;

•	Security Documents in form substantially similar to the Security Documents delivered on the Agreement Date;

•	UCC Financing Statements;

•	Assignment and Subordination of Management Agreements with respect to the management agreement relating to the Property;

•	Agreements with respect to parking at the Property (or offsite, to the extent utilized by tenants at the Property);

•	With respect to any additional Guarantor owning the Property (and, to the extent reasonably required, its direct and indirect equity holders and managers) all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act;

•	Legal opinions from Borrower’s and the applicable Guarantor’s counsel as to due execution, authority, enforceability and local law issues;

•	Payment of mortgage and recording taxes, to the extent applicable, and delivery of such evidence and memoranda thereof the Administrative Agent shall reasonably require;

•	If such Property is subject to a ground lease, a master lease, a TRS lease or other similar lease, such agreements and instruments from the applicable lessors and lessees as the Administrative Agent shall reasonably require;

•	Evidence of insurance with respect to the Property as the Administrative Agent or any Initial Lender shall require (consistent with the insurance obligations of Borrower and the Guarantors under the terms of the Credit Agreement);

•	a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Property” (as such term is defined in the applicable Security Deed) (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto);

•	An update to any of the Schedules attached to the Credit Agreement as of the Agreement Date which are required to be modified as a result of such Property becoming an additional Borrowing Base Property (it being understood that such updates shall become effective with the approval of the Administrative Agent and the Initial Lenders);

•	A certificate to the effect that the representations and warranties under Section 7.1 of the Credit Agreement that relate to the Properties shall be true and correct with respect to the additional Property, taking into account the update of the Schedules delivered concurrently therewith;

•	Such other instruments, documents and deliveries with respect to the additional Property and applicable Guarantor, as the Administrative Agent shall reasonably require, including evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in any applicable Security Deed has been taken.

Schedule 7.1(b)

Ownership Structure

Parkway Operating Partnership LP

October 6, 2016

[Attached]

Entity	Jurisdiction	Name of Equity Holder	Class and Series	Percentage of Ownership Interests of such Class and Series	Certificate Number, if applicable	Type of Subsidiary
Parkway Operating Partnership LP	Delaware	Parkway Properties General Partner, Inc.	General Partner Units	1% of common partnership interests (100% of General Partner Units outstanding)	N/A	Material

		Parkway, Inc.	Limited Partner Units	51.5% of common partnership interests	N/A	Material

		Parkway Properties LP	Limited Partner Units	47.5% of common partnership interests	N/A	Material

		Parkway Properties LP	Preferred Limited Partner Units	100%	N/A	Material

Parkway Properties General Partner, Inc.	Delaware	Parkway, Inc.	Common Stock	100%	N/A	Material

Parkway Properties LP	Delaware	Parkway Properties General Partner, Inc.	General Partner Units	0.1% of common partnership interests (100% of General Partner Units outstanding)	N/A	Material

		Parkway, Inc.	Limited Partner Units	95.8% of common partnership interests	N/A	Material

		outside limited partners	Limited Partner Units	4.1% of common partnership interests	N/A	Material

Entity	Jurisdiction	Name of Equity Holder	Class and Series	Percentage of Ownership Interests of such Class and Series	Certificate Number, if applicable	Type of Subsidiary

		Parkway, Inc.	Preferred Limited Partner Units	100%	N/A	Material

PKY-2101 CityWest 1&2, LP	Delaware	Parkway Operating Partnership LP	Partnership Interests	99.5%	N/A	Material

		PKY-CityWest 1&2 GP, LLC	Partnership Interests	0.5%	N/A	Material

PKY-2101 CityWest 1&2 GP, LLC	Delaware	Parkway Operating Partnership LP	Membership Interests	100%	N/A	Material

Cousins Greenway Central Plant LLC	Georgia	Parkway Operating Partnership LP	Membership Interests	100%	N/A	Material

Cousins Greenway East Parent LLC	Georgia	Parkway Operating Partnership LP	Membership Interests	100%	N/A	Material

Cousins Greenway West Parking LLC	Georgia	Parkway Operating Partnership LP	Membership Interests	100%	N/A	Material

Cousins Greenway Outparcel West LLC	Georgia	Parkway Operating Partnership LP	Membership Interests	100%	N/A	Material

Cousins Greenway West Parent LLC	Georgia	Cousins/ Daniel, LLC	Membership Interests	100%	N/A	Material

Cousins Greenway West First Parent LLC	Georgia	Cousins Greenway West Parent LLC	Membership Interests	100%	N/A	Material

Cousins/Daniel, LLC	Georgia	Parkway Operating Partnership LP	Membership Interests	99%	N/A	Material

		Parkway, Inc.	Membership Interests	1%	N/A	Material

Entity	Jurisdiction	Name of Equity Holder	Class and Series	Percentage of Ownership Interests of such Class and Series	Certificate Number, if applicable	Type of Subsidiary
Cousins Greenway Edloe Parking LLC	Georgia	CF Murfreesboro Associates	Membership Interests	100%	N/A	Material

Cousins Greenway Nine LLC	Georgia	CF Murfreesboro Associates	Membership Interests	100%	N/A	Material

CF Murfreesboro Associates	Delaware	Parkway Operating Partnership LP	Membership Interests	99%	N/A	Material

		Parkway, Inc.	Membership Interests	1%	N/A	Material

Cousins Greenway Eight Twelve LLC	Georgia	CP Venture IV Holdings LLC	Membership Interests	100%	N/A	Material

CP Venture IV Holdings LLC	Delaware	Parkway Operating Partnership LP	Membership Interests	92%	N/A	Material

		Parkway, Inc.	Membership Interests	8%	N/A	Material

PKY Masters Properties Group, L.P.	Maryland	Parkway Operating Partnership LP	Membership Interests	99%	N/A	Excluded

PKY Masters Properties Group, L.P.	Maryland	PKY Masters GP, LLC	Membership Interests	1% GP	N/A	Excluded

PKY Masters GP, LLC	Delaware	Parkway Operating Partnership LP	Membership Interests	100%	N/A	Excluded

PKY- CityWest Land GP, LLC	Delaware	PKY Masters Properties Group, L.P.	Membership Interests	100%	N/A	Excluded

PKY-CityWest Land, LP	Delaware	PKY Masters Properties Group, L.P.	Partnership Interests	99.5%	N/A	Excluded

		PKY-CityWest Land GP, LLC	Partnership Interests	0.5%	N/A	Excluded

PKY-2101 CityWest 3&4 GP, LLC	Delaware	PKY Masters Properties Group, L.P.	Membership Interests	100%	N/A	Excluded

PKY-2101 CityWest 3&4, LP	Delaware	PKY Masters Properties Group, L.P.	Partnership Interests	99.5%	N/A	Excluded

		PKY- CityWest 3&4 GP, LLC	Partnership Interests	0.5%	N/A	Excluded

Entity	Jurisdiction	Name of Equity Holder	Class and Series	Percentage of Ownership Interests of such Class and Series	Certificate Number, if applicable	Type of Subsidiary
PKY 3200 SW Freeway, LLC	Delaware	Parkway Operating Partnership LP	Membership Interests	100%	N/A	Excluded

PKY-San Felipe Plaza GP, LLC	Delaware	PKY Masters Properties Group, L.P.	Membership Interests	100%	N/A	Excluded

PKY-San Felipe Plaza, L.P.	Delaware	PKY Masters Properties Group, L.P.	Partnership Interests	99.5%	N/A	Excluded

		PKY-San Felipe Plaza GP, LLC	Partnership Interests	0.5%	N/A	Excluded

Cousins POC I LLC	Georgia	Parkway Operating Partnership LP	Membership Interests	100%	N/A	Excluded

Eola Office Partners LLC	Florida	Parkway Operating Partnership LP	Membership Interests	100%	N/A	Excluded

PKY Masters TRS Services, LLC	Delaware	Eola Office Partners LLC	Membership Interests	100%	N/A	Excluded

PKY Masters TRS Equity Holding, LLC	Delaware	Eola Office Partners LLC	Membership Interests	100%	N/A	Excluded

Eola Capital LLC	Florida	Eola Office Partners LLC	Membership Interests	100%	N/A	Excluded

PKY Masters TRS Amenities, LLC	Delaware	Eola Office Partners LLC	Membership Interests	100%	N/A	Excluded

PKY Peachtree TRS Equity Holdings, LLC	Delaware	Eola Office Partners LLC	Membership Interests	100%	N/A	Excluded

PKY Masters Bridgeco LLC	Delaware	Eola Capital LLC	Membership Interests	100%	N/A	Excluded

Eola Capital Asset Mgt LLC	Florida	Eola Capital LLC	Membership Interests	100%	N/A	Excluded

Eola TRS LLC	Delaware	Eola Capital LLC	Membership Interests	100%	N/A	Excluded

Eola Capital NC LLC	North Carolina	Eola Capital LLC	Membership Interests	100%	N/A	Excluded

Eola Capital Investors LLC	Delaware	Eola Capital LLC	Membership Interests	100%	N/A	Excluded

PKY 400 North Belt, LLC	Delaware	Parkway Operating Partnership LP	Membership Interests	100%	N/A	Excluded

Entity	Jurisdiction	Name of Equity Holder	Class and Series	Percentage of Ownership Interests of such Class and Series	Certificate Number, if applicable	Type of Subsidiary

Parkway JHLIC, LP	Delaware	Parkway Operating Partnership LP	Membership Interests	99.9%	N/A	Excluded

		Parkway Properties General Partners, Inc.	Membership Interests	0.1% GP	N/A	Excluded

Parkway Hancock Texas Manager, LLC	Delaware	Parkway Operating Partnership LP	Membership Interests	100%	N/A	Excluded

Parkway Hancock Texas, LLC	Delaware	Parkway Hancock Texas Manager, LLC	Membership Interests	100%	N/A	Excluded

PKY Masters SPE Corp.	Pennsylvania	PKY Masters Properties Group, L.P.	Membership Interests	100%	N/A	Excluded

2121 Market Street Associates, L.P.	Pennsylvania	PKY Masters Properties Group, L.P.	Membership Interests	0.5%	N/A	Excluded

		PKY Masters SPE Corp.	Membership Interests	0.5%	N/A	Excluded

Schedule 7.1(f)

Properties

Parkway Operating Partnership LP

As of June 30, 2016

Property Name	Square Footage (in thousands)	Occupancy	Construction in Process (Yes/No)
Greenway Plaza	4,347	89.1%	No
CityWestPlace	1,473	77.5%	No
Post Oak Central	1,280	93.3%	No
San Felipe Plaza	980	84.4%	No
Phoenix Tower	630	79.0%	No

SCHEDULE 7.1(g)

Existing Indebtedness

Parkway Operating Partnership LP

As of June 30, 2016

Property Name	Fixed Rate	Maturity Date	Amount Outstanding
Post Oak Central	4.26%	10/01/2020	$180,046,019.44
San Felipe Plaza	4.78%	12/01/2018	$106,991,550.39
CityWestPlace III & IV	5.03%	03/05/2020	$89,527,596.19
Phoenix Tower	3.87%	03/01/2023	$77,567,329.92

SCHEDULE 7.1 (h)

Material Contracts

Parkway Operating Partnership LP

October 6, 2016

None.

SCHEDULE 7.1 (i)

Litigation

Parkway Operating Partnership LP

October 6, 2016

None.

SCHEDULE 7.1 (k)

Undisclosed Material Liabilities

Parkway Operating Partnership LP

October 6, 2016

None.

SCHEDULE 7.1 (r)

Affiliate Transactions

Parkway Operating Partnership LP

October 6, 2016

None.

SCHEDULE 7.1 (bb)(vi)

Flood Zone Properties

Parkway Operating Partnership LP

October 6, 2016

None.

SCHEDULE 7.1 (bb)(viii)

Tenant Leases

Parkway Operating Partnership LP

October 6, 2016

None.

SCHEDULE 7.1 (bb)(x)

Leasing Agreements

Parkway Operating Partnership LP

October 6, 2016

None.

SCHEDULE 7.1 (bb)(xi)

Off-Site Parking Agreements

Parkway Operating Partnership LP

October 6, 2016

None.

SCHEDULE 7.1 (bb)(xii)

Management Agreements

Parkway Operating Partnership LP

October 6, 2016

•	Management, Leasing and Services Agreement, dated as of the Agreement Date, between Parkway Realty Management LLC and PKY-2101 CityWest 1&2, LP.

•	Management, Leasing and Services Agreement, dated as of the Agreement Date, between Parkway Realty Management LLC, Cousins Greenway Central Plant LLC, Cousins Greenway East Parent LLC, Cousins Greenway West Parking LLC, Cousins Greenway Outparcel West LLC, Cousins Greenway West First Parent LLC, Cousins Greenway Edloe Parking LLC, Cousins Greenway Nine LLC and Cousins Greenway Eight Twelve LLC.

SCHEDULE 8.16

Post-Closing Covenants

October 6, 2016

1. Within sixty (60) days after the Agreement Date (or such later date as the Administrative Agent may determine in its sole discretion), the Borrower, at its sole expense, shall use commercially reasonable efforts to deliver to the Administrative Agent fully executed originals of a subordination non-disturbance and attornment agreement (each, an “SNDA”) for each of the tenants listed below in the Administrative Agent’s form previously provided by the Administrative Agent to the Borrower or such other form as the Administrative Agent may approve in its sole discretion:

Occidental Oil and Gas Corporation

Statoil Gulf Services L.L.C.

Invesco Management Group, Inc.

Transocean Offshore Deepwater Drilling Inc.

CPL Retail Energy

Camden Property Trust

Parker Drilling Management Services, Inc.

Gulf South Pipeline Company, LP

W&T Offshore, Inc.

W&T Offshore, LLC

Sheridan Production Company LLC

2. Within sixty (60) days after the Agreement Date (or such later date as the Administrative Agent may determine in its sole discretion), the Borrower, at its sole expense, shall use commercially reasonable efforts to deliver to the Administrative Agent fully executed originals of an estoppel certificate for each of the tenants listed below in the Administrative Agent’s form previously provided by the Administrative Agent to the Borrower or such other form as the Administrative Agent may approve in its sole discretion:

Occidental Oil and Gas Corporation

Statoil Gulf Services L.L.C.

Invesco Management Group, Inc.

Transocean Offshore Deepwater Drilling Inc.

CPL Retail Energy

Camden Property Trust

Parker Drilling Management Services, Inc.

Gulf South Pipeline Company, LP

W&T Offshore, Inc.

W&T Offshore, LLC

Sheridan Production Company LLC

Amerigroup Texas, Inc.

Baylor College of Medicine

Briggs & Veselka Co.

Buckeye Partners, L.P.

Coats, Rose, Yale, Ryman & Lee

Hercules Offshore, Inc.

Holliday Fenoglio Fowler, L.P.

PBK Architects, Inc.

Rimkus Consulting Group, Inc.

Vanco Exploration Company (Lukoil)

PKY 3200 SW Freeway, LLC

EXECUTION VERSION

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption Agreement as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption Agreement, without representation or warranty by [the][any] Assignor.

1.Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

EXECUTION VERSION

Assignor [is] [is not] a Defaulting Lender

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower: PARKWAY OPERATING PARTNERSHIP LP

4.	Administrative Agent: BANK OF AMERICA, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of October 6, 2016 among PARKWAY OPERATING PARTNERSHIP LP, as Borrower, PARKWAY, INC., as Parent, the Lenders parties thereto, BANK OF AMERICA, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Class Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[9]	CUSIP Number
			$	$	%
			$	$	%

[7.	Trade Date: ][10]

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption Agreement are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the Class of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loan,” etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.
[11]	Add additional signature blocks as needed.

EXECUTION VERSION

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][12]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[12]	Add additional signature blocks as needed.

EXECUTION VERSION

[Consented to and]13 Accepted:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:

[Consented to:]14

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower and/or other parties (e.g. the Issuing Banks) is required by the terms of the Credit Agreement.

EXECUTION VERSION

ANNEX 1

CREDIT AGREEMENT DATED AS OF OCTOBER 6, 2016 BY AND AMONG PARKWAY OPERATING PARTNERSHIP LP, PARKWAY, INC., THE LENDERS PARTY THERETO AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under Section 13.5.(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date specified for this Assignment and Assumption Agreement, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1. or 9.2., as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption Agreement and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

EXECUTION VERSION

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Assumption Agreement. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption Agreement. This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

[Attached]

DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: PARKWAY OPERATING PARTNERSHIP LP

Administrative Agent: BANK OF AMERICA, N.A., as Administrative Agent for itself and on behalf of the Lenders party to the Credit Agreement defined below

Loan: Loans made pursuant to that certain Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, “Credit Agreement”) by and among Borrower, Parkway, Inc., the Lenders party thereto, Administrative Agent, and the other parties thereto.

Effective Date: INSERT DATE

Check applicable box:

New - This is the first Disbursement Instruction Agreement submitted in connection with the Loan.

Replace Previous Agreement - This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter; and

(2)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to 2.4.(b) of the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Disbursement of Loan Proceeds at Origination/Closing

Closing Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS AT ORIGINATION/CLOSING

Permitted Wire Transfers: Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS AT ORIGINATION/CLOSING

Direct Deposit: Disbursement Requests for the Closing Disbursement(s) to be deposited into an account at Bank of America, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:

Deposit Account Number:

Further Credit Information/Instructions:

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination

Subsequent Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of a the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT WIRE TRANSFERS ANTICIPATED

Permitted Wire Transfers: Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO WFB ACCOUNTS ANTICIPATED

Direct Deposit: Disbursement Requests for Subsequent Disbursements to be deposited into an account at Bank of America N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:

Deposit Account Number:

Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

PARKWAY OPERATING PARTNERSHIP LP

By:	Parkway Properties General Partners, Inc., its sole general partner

By:
Name:
Title:

By:
Name:
Title:

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers and Subsequent Disbursement Authorizers, as applicable.

“Receiving Bank” means the financial institution where a Receiving Party maintains its account.

“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent, Issuing Banks and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, Issuing Banks or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, any Issuing Bank’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Issuing Bank, any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent, any Issuing Bank nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

CLOSING EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT

TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

SUBSEQUENT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT

TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

EXHIBIT C

FORM OF GUARANTY

C-1

EXHIBIT D

FORM OF NOTICE OF CONTINUATION

            , 20

BANK OF AMERICA, N.A., as Administrative Agent

One Independence Center

101 N. Tryon St

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attn: David Cochran

Telecopier: 704-719-5440

Telephone: 980-386-8201

Electronic Mail: david.a.cochran@baml.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among PARKWAY OPERATING PARTNERSHIP LP (the “Borrower”), PARKWAY, INC., as Parent, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.9. of the Credit Agreement, Borrower hereby requests a Continuation of LIBOR Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The requested date of such Continuation is , 20 .

2.	The Class of Loans to be Continued pursuant hereto is:

☐ Revolving Loans

☐ Term Loans

3.	The aggregate principal amount of the Class of Loans indicated above subject to such Continuation is $ and the portion of such principal amount subject to such Continuation is $ . Each Continuation of LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof.

4.	The current Interest Period of the Loans or portion thereof subject to such Continuation ends on , 20 .

5.	The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

☐ one month

☐ two months

☐ three months

☐ six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the requested Continuation and after giving effect thereto, no Default or Event of Default exists or shall exist.

[Signature on Next Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

Sincerely,

PARKWAY OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	Parkway Properties General Partners, Inc., its sole general partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF CONVERSION

            , 20

BANK OF AMERICA, N.A., as Administrative Agent

One Independence Center

101 N. Tryon St

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attn: David Cochran

Telecopier: 704-719-5440

Telephone: 980-386-8201

Electronic Mail: david.a.cochran@baml.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among PARKWAY OPERATING PARTNERSHIP LP (the “Borrower”), PARKWAY, INC., as Parent, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.10. of the Credit Agreement, Borrower hereby requests a Continuation of LIBOR Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The requested date of such Continuation is , 20 .

2.	The Class of Loans to be Continued pursuant hereto is:

☐ Revolving Loans

☐ Term Loans

3.	The Type of Loans to be Converted pursuant hereto is currently:

[Check one box only]

☐ Base Rate Loan

☐ LIBOR Loan, with an initial Interest Period for a duration of:

4.	The aggregate principal amount of the Class of Loans indicated above subject to such Continuation is $ and the portion of such principal amount subject to such Continuation is $ . Each Continuation of LIBOR Loans of the same Class shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof.

5.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

☐ Base Rate Loan

☐ LIBOR Loan

[Check one box only]

☐ one month

☐ two months

☐ three months

☐ six months

[The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the requested Conversion and after giving effect thereto, no Default or Event of Default exists or shall exist.] Include this paragraph only in the case of a conversion of Base Rate Loans into LIBOR Loans.

[Signature on Next Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

Sincerely,

PARKWAY OPERATING PARTNERSHIP LP,

a Delaware limited partnership

By:	Parkway Properties General Partners, Inc., its sole general partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF REVOLVING BORROWING

            , 20

BANK OF AMERICA, N.A., as Administrative Agent

One Independence Center

101 N. Tryon St

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attn: David Cochran

Telecopier: 704-719-5440

Telephone: 980-386-8201

Electronic Mail: david.a.cochran@baml.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among PARKWAY OPERATING PARTNERSHIP LP (the “Borrower”), PARKWAY, INC., as Parent, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.1.(b) of the Credit Agreement, the Borrower hereby requests that the Revolving Lenders make Revolving Loans to the Borrower in an aggregate amount equal to $ . Each borrowing of (x) Base Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof and (y) LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $250,000 in excess thereof.

2.	The Borrower requests that such Revolving Loans be made available to the Borrower on , 20 .

3.	The proceeds of such Revolving Loans will be used for the following purposes which are consistent with the terms of Section 8.8. of the Credit Agreement:

                                                                                                                                                            .

4.	The Borrower hereby requests that such Revolving Loans be of the following Type:

[Check one box only]

☐ Base Rate Loan

☐ LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐ one month

☐ two months

☐ three months

☐ six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Revolving Loans and after giving effect thereto, (a) no Default or Event of Default exists or shall exist, and no violation of the limits described in Section 2.15. of the Credit Agreement would occur after giving effect thereto, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Revolving Loans contained in Article VI. of the Credit Agreement, will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Credit Event are made.

[Signature on Next Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Revolving Borrowing as of the date first written above.

Sincerely,

PARKWAY OPERATING PARTNERSHIP LP,

a Delaware limited partnership

By:	Parkway Properties General Partners, Inc., its sole general partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT G

[RESERVED]

G-1

EXHIBIT H

FORM OF NOTICE OF TERM LOAN BORROWING

            , 20

BANK OF AMERICA, N.A., as Administrative Agent

One Independence Center

101 N. Tryon St

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attn: David Cochran

Telecopier: 704-719-5440

Telephone: 980-386-8201

Electronic Mail: david.a.cochran@baml.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among PARKWAY OPERATING PARTNERSHIP LP (the “Borrower”), PARKWAY, INC., as Parent, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.2.(b) of the Credit Agreement, the Borrower hereby requests that the Term Loan Lenders make Term Loans to the Borrower in an aggregate amount equal to $350,000,000.

2.	The Borrower requests that such Term Loans be made available to the Borrower on , 20 .

3.	The Borrower hereby requests that the Term Loans be of the following Type:

[Check one box only]

☐	Base Rate Loan

☐	LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]

☐	one month

☐	two months

☐	three months

☐	six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the making of the requested Term Loans and after giving effect thereto, (a) no Default or Event of Default exists or shall exist and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Term Loans contained in Article VI. of the Credit Agreement, will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Credit Event are made.

[Signature on Next Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Term Loan Borrowing as of the date first written above.

Sincerely,

PARKWAY OPERATING PARTNERSHIP LP,

a Delaware limited partnership

By: Parkway Properties General Partners, Inc.,

            its sole general partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT I

FORM OF TERM NOTE

            ,

FOR VALUE RECEIVED, the undersigned, PARKWAY OPERATING PARTNERSHIP LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of             (the “Lender”), in care of BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”) at BANK OF AMERICA, N.A., One Independence Center, 101 N. Tryon Street, Mail Code: NC1-001-05-46, Charlotte, NC 28255-0001, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the aggregate unpaid principal amount of all Terms Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as hereinafter defined), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date and amount of the Term Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Term Note (this “Term Note”), endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Term Note is one of the Term Notes referred to in the Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Parkway, Inc., the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”) and the Administrative Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Term Note upon the occurrence of certain events and for prepayments of the Term Loan upon the terms and conditions specified therein.

Except as permitted by Section 13.5. of the Credit Agreement, this Term Note may not be assigned by the Lender to any Person.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Term Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Term Note under seal as of the date first written above.

PARKWAY OPERATING PARTNERSHIP LP

By:	Parkway Properties General Partners, Inc., its sole general partner

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE OF TERM LOANS

This Term Note evidences the Term Loan made by the Lender under the Credit Agreement to the Borrower, on the dates and in the principal amount set forth below, subject to the payments and prepayments of principal set forth below:

Date of Term Loan	Principal Amount of Term Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT J

FORM OF REVOLVING NOTE

            ,

FOR VALUE RECEIVED, the undersigned, PARKWAY OPERATING PARTNERSHIP LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to the order of             (the “Lender”), in care of BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”) at BANK OF AMERICA, N.A., One Independence Center, 101 N. Tryon Street, Mail Code: NC1-001-05-46, Charlotte, NC 28255-0001, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Credit Agreement (as hereinafter defined), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date and amount of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Revolving Note (this “Revolving Note”), endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement dated as of October 6 , 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Parkway, Inc., the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), the Administrative Agent, and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Revolving Note upon the occurrence of certain events and for prepayments of the Revolving Loans upon the terms and conditions specified therein.

Except as permitted by Section 13.5. of the Credit Agreement, this Revolving Note may not be assigned by the Lender to any Person.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Revolving Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note under seal as of the date first written above.

PARKWAY OPERATING PARTNERSHIP LP

By:	Parkway Properties General Partners, Inc., its sole general partner

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE OF REVOLVING LOANS

This Revolving Note evidences Revolving Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Revolving Loan	Principal Amount of Revolving Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

EXHIBIT K

[RESERVED]

K-1

EXHIBIT L-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among PARKWAY OPERATING PARTNERSHIP LP (the “Borrower”), PARKWAY, INC., as Parent, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form 8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20

L-1-1

EXHIBIT L-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among PARKWAY OPERATING PARTNERSHIP LP (the “Borrower”), PARKWAY, INC., as Parent, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form 8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20

L-2-1

EXHIBIT L-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among PARKWAY OPERATING PARTNERSHIP LP (the “Borrower”), PARKWAY, INC., as Parent, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form 8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form 8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20

L-3-1

EXHIBIT L-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among PARKWAY OPERATING PARTNERSHIP LP (the “Borrower”), PARKWAY, INC., as Parent, the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) and the other parties thereto.

Pursuant to the provisions of Section 3.10. of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form 8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form 8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20

L-4-1

EXHIBIT M

FORM OF COMPLIANCE CERTIFICATE

            , 20

BANK OF AMERICA, N.A., as Administrative Agent

One Independence Center

101 N. Tryon St

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attn: David Cochran

Telecopier: 704-719-5440

Telephone: 980-386-8201

Electronic Mail: david.a.cochran@baml.com

Each of the Lenders Party to the Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARKWAY OPERATING PARTNERSHIP LP (the “Borrower”), PARKWAY, INC. (the “Parent”) the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section [6.1(a)(ix)][9.3.(a)][10.4(d)]15 of the Credit Agreement, the undersigned, in his or her capacity as an officer of the Parent, and not individually, hereby certifies to the Administrative Agent and the Lenders as follows:

(1) The undersigned is the [chief financial officer / chief accounting officer / vice president of capital markets] of the Parent.

(2) The undersigned has reviewed the terms of the Credit Agreement and has examined the books and records of the Parent and the Borrower and has conducted such other examinations and investigations with respect to the relevant accounting period ending on,             , 20            (the “Fiscal Period End Date”) as are reasonably necessary to provide this Compliance Certificate.

(3) No Default or Event of Default exists as of the date hereof [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the Parent and/or the Borrower with respect to such event, condition or failure].

(4) The representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty is true and correct in all respects), except to the extent such representations or warranties expressly relate to an earlier date (in which case

[15]	Select the appropriate Section(s) of Credit Agreement calling for delivery of a Compliance Certificate.

such representations and warranties were true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Credit Agreement and the other Loan Documents.

(5) Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether the Parent and its Subsidiaries were in compliance with the covenants contained in Section 10.1. of the Credit Agreement as of the Fiscal Period End Date [and Section 6.1(m) of the Credit Agreement as of the Fiscal Period End Date and Section 6.1(n) of the Credit Agreement as of the Effective Date (with Adjusted Borrowing Base NOI calculated on a pro forma basis giving effect to the Transactions as of the Parent’s fiscal quarter ending June 30, 2016), as calculated on a pro forma basis, giving pro forma effect to the making of any Loan to be made on the Effective Date and each element of the Transactions]16.

(6) Attached hereto as Exhibit A are any amendments to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Parent or the Borrower filed or entered into since delivery of the last Compliance Certificate to the Administrative Agent pursuant to the Credit Agreement.

[Signature Page Follows]

[16]	For use on closing date compliance certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first above written.

By:

Name:
the [chief financial officer / chief accounting officer / vice president of capital markets] of the Parent

Schedule 1

[Calculations to be Attached]

EXHIBIT N

FORM OF MAXIMUM LOAN AVAILABILITY CERTIFICATE

Reference is made to that certain Credit Agreement dated as of October 6, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among PARKWAY OPERATING PARTNERSHIP LP (the “Borrower”), Parkway, Inc. (the “Parent”) the financial institutions party thereto and their assignees under Section 13.5. thereof (the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”) and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section [4.1(c)][6.1(a)(xi)][9.3(d)]17 of the Credit Agreement, the undersigned, in his or her capacity as an officer of the Parent, and not individually, hereby certifies to the Lenders and the Administrative Agent that:

1.	With respect to each of the Properties listed on Schedule 1 attached hereto, that:

(a)	such Property is fully developed primarily as an office Property;

(b)	such Property is 100% owned in fee simple or leased under a Ground Lease by the Borrower or a Guarantor;

(c)	regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person:

(i)	to create Liens on such Property as security for Indebtedness of the Parent, the Borrower or such Subsidiary, as applicable; and

(ii)	to sell, transfer or otherwise dispose of such Property (and in each case, such right shall not be considered impaired, restricted or otherwise affected by the existence of certain Negative Pledges permitted under Sections 10.2.(b)(i) and (ii));

(d)	neither such Property, nor any interest of the Borrower, any Subsidiary or any Unconsolidated Affiliate therein (and if such Property is owned by a Subsidiary or Unconsolidated Affiliate, none of the Borrower’s direct or indirect ownership interests in such Subsidiary or Unconsolidated Affiliate) is subject to:

(i)	any Lien other than Permitted Liens of the types described in clauses (a) through (f) and (h) of the definition of “Permitted Lien” or

(ii)	any Negative Pledge other than Negative Pledges permitted under Sections 10.2.(b)(i) and (ii);

[17]	Select the appropriate Section(s) of Credit Agreement calling for delivery of a Maximum Loan Availability Certificate.

(e)	such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property;

(f)	if (i) such Property is leased by the Borrower or a Guarantor pursuant to a Ground Lease, (ii) the lessor’s interest in such Property is subject to a mortgage and (iii) such Ground Lease is subordinate to such mortgage, then the mortgagee shall have executed a customary non-disturbance agreement with respect to the rights of the Borrower or Guarantor under the Ground Lease; and

(g)	such property is located in a state of the United States of America or the District of Columbia[; provided, that as of the Effective Date, each Property constituting a Borrowing Base Property (other than City West Place Building II) shall have an Occupancy Rate of 75% or greater][18].

2. Schedule 2 attached hereto accurately and completely sets forth for each Borrowing Base Property19 as of             , 20            :

(a)	As-is Appraised Value for such Property;

(b)	The Maximum Loan Availability Criteria, which is (i) the Aggregate Outstanding Balance shall be less than 50% of the aggregate as-is Appraised Value of all Borrowing Base Properties and (ii) the Adjusted Borrowing Base NOI shall be in an amount sufficient to produce (x) from the Effective Date to and including October 6, 2017, a Minimum Implied Debt Service Coverage Ratio for the Borrowing Base Properties of not less than 1.85 to 1.00 and (y) thereafter, a Minimum Implied Debt Service Coverage Ratio for the Borrowing Base Properties of not less than 2.00 to 1.00. With respect to a Property owned by a Subsidiary that is not a Wholly Owned Subsidiary, only the Parent’s Ownership Share of the Appraised Value of such Property or NOI of such Property shall be used when determining the Maximum Loan Availability Criteria.

3. As of the date hereof (a) no Default or Event of Default exists or would exist, and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents.

[18]	Only to be included for certificate provided at closing.
[19]	If the Maximum Loan Availability Certificate is delivered in connection with the submission of an Eligible Property as a Borrowing Base Property pursuant to Section 4.1(b), then each of the calculations set forth on Schedule 2 should include such Eligible Property as if it is already a Borrowing Base Property.

IN WITNESS WHEREOF, the undersigned has signed this Maximum Loan Availability Certificate on and as of             , 20        .

Name:
Title:

EXHIBIT O

FORM OF EQUITY PLEDGE AGREEMENT

O-1

EXHIBIT P

FORM OF PERFECTION CERTIFICATE

P-1